Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGERS
by and among
CAMBIUM HOLDINGS, INC.,
VOYAGER LEARNING COMPANY,
VOWEL ACQUISITION CORP.,
VSS-CAMBIUM HOLDINGS II CORP.,
CONSONANT ACQUISITION CORP.
and
VOWEL REPRESENTATIVE, LLC, SOLELY IN ITS
CAPACITY AS STOCKHOLDERS’
REPRESENTATIVE

Dated as of June 20, 2009

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-ii-

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Exhibits
Exhibit A-1	Holdings III Merger Agreement
Exhibit A-2	Holdings III Contribution Agreement
Exhibit A-3	Holdings IV Contribution Agreement
Exhibit B-1	Form of Vowel Voting Agreement
Exhibit B-2	Form of Consonant Voting Agreement
Exhibit C-1	Vowel Preliminary Closing Certificate
Exhibit C-2	Vowel Closing Certificate
Exhibit D-1	Certificate of Incorporation of Consonant Surviving Corporation
Exhibit D-2	Bylaws of Consonant Surviving Corporation
Exhibit E-1	Certificate of Incorporation of Vowel Surviving Corporation
Exhibit E-2	Bylaws of Vowel Surviving Corporation
Exhibit F	Form of Holdco Warrant
Exhibit G	Holdco Stockholders Agreement
Exhibit H	Amended and Restated Certificate of Incorporation of Holdco
Exhibit I	By-laws of Holdco
Exhibit J	Security Agreement
Exhibit K	LAZEL Guaranty
Exhibit L	Contingent Value Right Agreement
Exhibit M	Escrow Agreement

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Exhibits
Exhibit N	Holdco 2009 Equity Incentive Plan
Exhibit O-1	Services Agreement
Exhibit O-2	Subscription Agreement
Exhibit O-3	Subscription Agreement
Exhibit P-1	Stock Purchase Agreement
Exhibit P-2	Subscription Agreement
Exhibit Q	Holdco Note
Exhibit R	Holdco Vowel Liability Guaranty

Schedules
Schedule A	List of Vowel stockholders executing the Vowel Voting Agreement
Schedule B	List of VSS Funds executing Consonant Voting Agreement
Schedule 1.6	Directors of Consonant Surviving Corporation and Vowel Surviving Corporation
Schedule 1.7	Officers of Consonant Surviving Corporation and Vowel Surviving Corporation
Schedule 5.24	Vowel Closing Funding Amounts

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AGREEMENT AND PLAN OF MERGERS
          THIS AGREEMENT AND PLAN OF MERGERS (this “Agreement”) is made and entered into as of the 20th day of June, 2009, by and among Cambium Holdings, Inc., a Delaware corporation (“Holdco”), Voyager Learning Company, a Delaware corporation (“Vowel”), VSS-Cambium Holdings II Corp., a Delaware corporation (“Consonant”), Vowel Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Holdco (“Vowel Merger Sub”), Consonant Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Holdco (“Consonant Merger Sub” and, together with Vowel Merger Sub, the “Merger Subsidiaries”) and Vowel Representative, LLC, a Delaware limited liability company, solely in its capacity as the Stockholders’ Representative pursuant to Article VIII of this Agreement.
WITNESSETH
          WHEREAS, the Boards of Directors of Consonant and Vowel have determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interests of their respective companies and stockholders to combine their respective businesses through the acquisition of Vowel and Consonant by Holdco in a dual merger transaction such that their businesses will be conducted as subsidiaries of Holdco which shall be controlled by VSS-Cambium Holdings III, LLC, a Delaware limited liability company (“VSS-Consonant Holdings III”) as set forth in this Agreement (the “Reorganization”);
          WHEREAS, to effect the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Holdco will acquire all of the common stock of each of Consonant and Vowel through the merger of Consonant Merger Sub with and into Consonant (the “Consonant Merger”) and the simultaneous merger of Vowel Merger Sub with and into Vowel (the “Vowel Merger” and together with the Consonant Merger, the “Mergers”);
          WHEREAS, the stockholders of Consonant will be entitled to receive shares of common stock of Holdco, $0.001 par value per share (the “Holdco Common Stock”), as well as certain other consideration described herein, in consideration of their common stock of Consonant, par value $0.001 (the “Consonant Common Stock”);
          WHEREAS, the stockholders of Vowel will be entitled to receive shares of Holdco Common Stock and/or cash, in a cash-election merger, as well as certain other consideration described herein, in consideration of their common stock of Vowel, par value $0.001 (the “Vowel Common Stock”);
          WHEREAS, in furtherance thereof, the Board of Directors of each of Holdco, Consonant, Vowel, Consonant Merger Sub and Vowel Merger Sub has approved this Agreement and the applicable merger, upon the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, immediately following the execution of this Agreement, Holdco, as sole stockholder of each of the Merger Subsidiaries, will execute written consents in accordance with the DGCL approving and adopting this Agreement;

          WHEREAS, VSS has formed VSS-Consonant Holdings III, which, on the Closing Date after giving effect to the Holdings III Merger Transactions pursuant to the documents and instruments set forth in Exhibit A-1, Exhibit A-2 and Exhibit A-3 hereto (the “Holdings III Merger Agreements”), will be the sole owner of all of the Consonant Common Stock, and pursuant to the Holdings III Merger Transactions, Consonant will, on the Closing Date, acquire 100% of the equity interests of VSS-Consonant Holdings, LLC;
          WHEREAS, as a result of the Mergers, (i) Consonant will become a wholly owned subsidiary of Holdco, (ii) Vowel will become a wholly owned subsidiary of Holdco, (iii) the stockholder of Consonant will be entitled to become a stockholder of Holdco and (iv) the stockholders of Vowel will be entitled to become stockholders of Holdco;
          WHEREAS, for Federal income tax purposes, it is intended that the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code;
          WHEREAS, as a condition and inducement to Consonant’s willingness to enter into this Agreement certain stockholders of Vowel, identified on Schedule A attached hereto, are entering into a voting and support agreement, in the form of Exhibit B-1 attached hereto and made a part hereof (collectively, the “Vowel Voting Agreements”), concurrently with the execution of this Agreement; and
          WHEREAS, as a condition and inducement to Vowel’s willingness to enter into this Agreement, each of the VSS Funds listed on Schedule B attached hereto, is entering into a voting and support agreement, in the form of Exhibit B-2 attached hereto and made a part hereof (collectively, the “Consonant Voting Agreements”), concurrently with the execution of this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Consonant, Vowel, Holdco and the Merger Subsidiaries agree as follows:
ARTICLE I
THE MERGERS
     Section 1.1. The Mergers. On the terms and subject to the conditions set forth in this Agreement and Section 1.2, in accordance with the DGCL, at the Effective Time: (a) Consonant Merger Sub will merge with and into Consonant, the separate corporate existence of Consonant Merger Sub will cease and Consonant will continue its corporate existence under Delaware law as the surviving corporation in the Consonant Merger (the “Consonant Surviving Corporation”); and (b) Vowel Merger Sub will merge with and into Vowel, the separate corporate existence of Vowel Merger Sub will cease and Vowel will continue its corporate existence under Delaware law as the surviving corporation in the Vowel Merger (the “Vowel Surviving Corporation” and, together with the Consonant Surviving Corporation, each, a “Surviving Corporation” and collectively, the “Surviving Corporations”).

     Section 1.2. Closing.
          (a) The closing of the Mergers (the “Closing”) shall take place at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, New York 10020 at 10:00 a.m. (New York time), on a date (the “Closing Date”) (or via exchange of documents via pdf and overnight courier) which shall be no later than the fifth Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as Consonant and Vowel may agree in writing.
          (b) At least fifteen (15) Business Days before the Vowel Meeting, Vowel shall deliver to Holdco a written statement in the form attached hereto as Exhibit C-1 (the “Vowel Preliminary Closing Certificate”) based on the most recent ascertainable financial information. The Vowel Preliminary Closing Certificate shall be provided solely for informational purposes and shall not be the basis for any of the calculations set forth herein.
          (c) At least three (3) Business Days before the Vowel Meeting, Vowel shall deliver to Holdco a written statement in the form attached hereto as Exhibit C-2 (the “Vowel Closing Certificate”) based on the most recent ascertainable financial information. The Vowel Closing Certificate shall be provided solely for informational purposes and shall not be the basis for any of the calculations set forth herein.
     Section 1.3. Effective Time. Subject to the provisions of this Agreement, upon consummation of the Closing, Consonant will cause a certificate of merger (the “Consonant Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL and Vowel will cause a certificate of merger (the “Vowel Certificate of Merger”, and together with the Consonant Certificate of Merger, the “Certificates of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. Each of the Mergers shall become effective at such time as is set forth in the applicable certificate of merger, which time shall be the timing of filing of such certificate (the first time at which both the Mergers become fully effective being hereinafter referred to as the “Effective Time”).
     Section 1.4. Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.
     Section 1.5. Certificate of Incorporation and By-laws of the Surviving Corporations. Subject to Section 5.8, at the Effective Time: (a) the certificate of incorporation of Consonant shall be amended in its entirety to be in the form attached hereto as Exhibit D-1, and as so amended, such certificate of incorporation shall be the certificate of incorporation of the Consonant Surviving Corporation, until thereafter amended as provided therein or by applicable Law; (b) the by-laws of Consonant shall be amended in the form attached hereto as Exhibit D-2 so as to read in their entirety as the by-laws of Consonant Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except that the references to Consonant Merger Sub’s name shall be replaced by references to “VSS-Cambium Holdings II Corp.”; (c) the certificate of incorporation of Vowel shall be amended in its entirety to be in the form attached hereto as Exhibit E-1, and as so amended, such certificate of incorporation shall be the certificate of incorporation of the Vowel Surviving Corporation, until thereafter amended as provided therein or by applicable Law; and (d) the by-laws of Vowel shall be amended in the form attached hereto as Exhibit E-2 so as to read in their entirety as the by-laws of Vowel Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except that the references to Vowel Merger Sub’s name shall be replaced by references to “Voyager Learning Company.”
     Section 1.6. Directors. The directors of Consonant Merger Sub immediately prior to the Effective Time, as set forth on Schedule 1.6, shall be the directors of Consonant Surviving Corporation, and the directors of Vowel Merger Sub immediately prior to the Effective Time, as set forth on Schedule 1.6, shall be the directors of Vowel Surviving Corporation; and, in each case, such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable Law or their respective bylaws or other governing documents.
     Section 1.7. Officers. The officers of Consonant Merger Sub immediately prior to the Effective Time, as set forth on Schedule 1.7, shall serve as the officers of Consonant Surviving Corporation, and the officers of Vowel Merger Sub immediately prior to the Effective Time, as set forth on Schedule 1.7, shall serve as the officers of Vowel Surviving Corporation. Such officers of the Surviving Corporations shall hold such offices until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable Law, the certificates of incorporation and the by-laws of the Surviving Corporations.
ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
     Section 2.1. Effect on Vowel Capital Stock. At the Effective Time, by virtue of the Vowel Merger and without any action on the part of the Parties or the holders of any securities of any of the Parties:
          (a) Conversion of Vowel Common Stock. Each share of Vowel Common Stock outstanding immediately prior to the Effective Time (such shares, the “Vowel Shares,” and each, a “Vowel Share”), other than Vowel Shares to be cancelled pursuant to Section 2.1(c) and other than Vowel Dissenting Shares, shall be converted automatically into and shall thereafter represent only the right to receive the consideration set forth in clauses (i), (ii) and (iii) immediately below:
               (i) subject to the election procedures set forth in Section 2.1(e), (X) one fully paid and non-assessable share of Holdco Common Stock (the “Vowel Per Share Stock

Consideration”), or (Y) the sum of $6.50 in cash without interest thereon, as such figure may be adjusted from time to time pursuant to Section 2.1(f) (as may be adjusted, the “Vowel Per Share Cash Consideration”); plus
               (ii) the Vowel Per Share Pre-Closing Tax Refund Consideration; plus
               (iii) the Contingent Value Right.
The aggregate consideration set forth in the immediately preceding clauses (i), (ii) and (iii) is referred to collectively herein as the “Vowel Consideration”.
          (b) Cancellation of Converted Shares. Each Vowel Share that has been converted into the right to receive a portion of the Vowel Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Vowel Shares shall cease to have any rights with respect to such Vowel Shares other than the right to receive: (i) the consideration to which such holder may be entitled pursuant to this Section 2.1; (ii) any dividends and other distributions in accordance with Section 2.3(e); and (iii) any cash to be paid in lieu of any fractional share of Holdco Common Stock in accordance with Section 2.3(f).
          (c) Vowel and Consonant-Owned Shares. Each Vowel Share that is owned by Vowel, as treasury stock, any wholly owned Subsidiary of Vowel or that is owned by Consonant or Holdco immediately prior to the Effective Time (in each case, other than any such Vowel Shares held on behalf of third parties or held in trust to fund Vowel or Consonant obligations) (the “Cancelled Vowel Shares”) shall be cancelled without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.
          (d) Conversion of Vowel Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Vowel Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Vowel Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Vowel Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Vowel Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Vowel Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
          (e) Election Procedures.
               (i) Concurrent with the mailing of the Proxy Statement/Prospectus in connection with the Vowel Meeting (the “Mailing Date”), Vowel shall mail, or shall cause to be mailed, an election form and other appropriate and customary transmittal materials prepared by Holdco (the “Election Form”) to each holder of record of Vowel Common Stock as of the Vowel Record Date.
               (ii) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (A) the number of Vowel Shares with respect to which such holder elects to receive the Vowel Per Share Stock Consideration (the “Stock Election Shares”), (B) the number of Vowel Shares with respect to which such holder elects to receive the Vowel Per Share Cash Consideration (the “Cash Election Shares”) or (C) that such holder makes no election with respect to such holder’s Vowel Shares (the “No Election Shares”). Any Vowel Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m. (New York time), on the Business Day immediately prior to the day of the Vowel Meeting (such prior Business Day, the “Election Deadline”) shall be deemed to be No Election Shares.
               (iii) Vowel shall make available one or more Election Forms as may reasonably be requested from time to time by any Person who becomes a holder (or beneficial owner) of Vowel Common Stock between the Vowel Record Date and the close of business on the Business Day prior to the Election Deadline, and Vowel shall provide the Exchange Agent all information reasonably necessary for it to perform as specified herein.
               (iv) Any such election shall have been properly made only if the Exchange Agent shall have actually received a duly executed and properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form, only by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Election Form is submitted and actually received by the Exchange Agent by the Election Deadline, the Vowel Shares represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion in consultation with Holdco and Vowel to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any reasonable good faith decision of Holdco regarding such matters shall be binding and conclusive. Holdco shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of Election Forms and the manner and extent to which Election Forms are to be taken into account in making determinations by this Section 2.1. Neither Holdco, Vowel, Consonant nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
               (v) As soon as practicable after the Effective Time, the Exchange Agent shall effect the allocation among the holders of record of Vowel Common Stock immediately prior to the Effective Time of rights to receive the Vowel Consideration in the Vowel Merger in accordance with this Agreement and the properly completed and duly submitted Election Forms, unless the number of Cash Election Shares is greater than the number of Available Cash Election Shares, in which case:
                    A. the Exchange Agent shall identify among all Eligible Cutback Persons, and, notwithstanding anything in such Eligible Cutback Person’s Election Form to the contrary, shall re-designate a number of each such Eligible Cutback Person’s Cash Election Shares as Stock Election Shares (the “Re-Designated Shares”) that is equal to the product (rounded up to the nearest whole number) derived from the following formula: (x) the Cutback Number, multiplied by (y) a fraction, the numerator of which is the number of such Eligible Cutback Person’s Cash Election Shares reflected in its Election Form, and the denominator of which is aggregate number of Cash Election Shares reflected in the Election Forms submitted by all Eligible Cutback Persons;
                    B. each Stock Election Share, No Election Share and Re-Designated Share shall be converted into the right to receive the Vowel Per Share Stock Consideration, plus the Vowel Per Share Pre-Closing Tax Refund Consideration, plus the Contingent Value Right; and
                    C. each Cash Election Share that is not a Re-Designated Share will be converted into the right to receive the Vowel Per Share Cash Consideration, plus the Vowel Per Share Pre-Closing Tax Refund Consideration, plus the Contingent Value Right.
               (vi) In the event the number of Cash Election Shares is equal to or less than the number of Available Cash Election Shares, (X) each Stock Election Share and each No Election Share shall be converted into the right to receive the Vowel Per Share Stock Consideration, plus the Vowel Per Share Pre-Closing Tax Refund Consideration and the Contingent Value Right, and (Y) each Cash Election Share shall be converted into the right to receive the Vowel Per Share Cash Consideration, plus the Vowel Per Share Pre-Closing Tax Refund Consideration and the Contingent Value Right.
          (f) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of capital stock of Vowel or Consonant, or in the securities convertible or exchangeable into or exercisable for shares of capital stock of Vowel or Consonant, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger (other than the Holdings III Merger Transactions) or other similar transaction, the Merger Consideration and any number or amount contained in this Agreement which is based on the number of shares of Vowel Common Stock or Consonant Common Stock (including without limitation, the Consonant Exchange Ratio, the Vowel Per Share Stock Consideration, the Vowel Per Share Cash Consideration and the Contingent Value Right), as the case may be, shall be equitably adjusted to reflect such change so that the conversion of capital stock contemplated in the Mergers shall continue to provide the same economic effect as before such change; provided, however, that nothing in this Section 2.1(f) shall be construed to permit Vowel or Consonant to take any action with respect to its securities that is prohibited by the terms of this Agreement.
          (g) Vowel Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Vowel Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Vowel Shares) and that are held by holders of such Vowel Shares who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Vowel Dissenting Shares”) will not be converted into the right to receive the Vowel Consideration, and holders of such Vowel Dissenting Shares will be entitled to receive payment of the fair value of such Vowel Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder fails to perfect, or effectively withdraws or loses its rights to, appraisal and payment under the DGCL. If, after the

Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Vowel Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Vowel Per Share Stock Consideration, plus the Vowel Per Share Pre-Closing Tax Refund Consideration and the Contingent Value Right in accordance with the applicable provisions of this Agreement. At the Effective Time, any holder of Vowel Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. Vowel shall give Consonant, before or at the Effective Time, or Holdco, following the Effective Time, (i) prompt notice of any demands received by Vowel for appraisals of Vowel Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to Vowel prior to the Effective Time that relate to such demand and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. Vowel shall not, except with the prior written consent of Consonant, before or at the Effective Time, or Holdco, following the Effective Time (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or settle any such demands.
     Section 2.2. Effect on Consonant Capital Stock. At the Effective Time, by virtue of the Consonant Merger and without any action on the part of the Parties or the holders of any securities of any of the Parties:
          (a) Conversion of Consonant Common Stock. Each share of Consonant Common Stock outstanding immediately prior to the Effective Time (such shares, the “Consonant Shares,” and each, a “Consonant Share”), other than Cancelled Consonant Shares, shall be converted automatically into and shall thereafter represent the right to receive, (i) that number of fully paid and non-assessable shares of Holdco Common Stock equal to the Consonant Exchange Ratio (the “Consonant Stock Consideration”) and (ii) the right to subscribe from time to time for additional fully paid and non-assessable shares of Holdco Common Stock pursuant to the Holdco Warrant, in the form of Exhibit F annexed hereto and made a part hereof (each, a “Holdco Warrant”). The Consonant Stock Consideration, together with the Holdco Warrant, are collectively referred to herein as the “Consonant Consideration” and, together with the Vowel Consideration, the “Merger Consideration”. The holder of record of Consonant Common Stock outstanding immediately prior to the Effective Time shall receive a Holdco Warrant, which shall provide that it is exercisable for a number of fully paid and non-assessable shares of Holdco Common Stock equal to the Consonant Specified Asset Recoupment Amount. The Holdco Warrant shall be subject to customary registration rights in favor of the holder thereof and its permitted successors and assigns. Notwithstanding the foregoing or anything to the contrary contained herein or in any Transaction Documents: (x) immediately prior to the Effective Time and after giving effect to the Holdings III Merger Transactions, a total of 24,209,264 Consonant Shares shall be issued and outstanding and no other equity or debt securities of Consonant shall be outstanding; (y) 20,454,312 shares of Holdco Common Stock in the aggregate shall be issued pursuant to this Section 2.2 upon conversion of the Consonant Shares in the Consonant Merger; and (z) after giving effect to the Consonant Merger and the issuance of the Additional Shares, VSS-Consonant Holdings III shall hold 24,300,466 shares of Holdco Common Stock; provided, however, that to the extent the number of shares of Vowel Common Stock outstanding immediately prior the Effective Time is greater or less than

29,874,145, the number of shares of Holdco Common Stock issued pursuant to clauses (y) and (without duplication) (z) above shall be increased or decreased, respectively, so that the Consonant Shares shall convert into the same percentage of shares of Holdco Common Stock immediately after the Effective Time as would have been the case had the number of shares of Vowel Common Stock immediately prior to the Effective Time been 29,874,145.
          (b) Cancellation of Converted Shares. All Consonant Shares that have been converted into the right to receive Consonant Consideration as provided in this Section 2.2 shall be automatically cancelled and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Consonant Shares shall cease to have any rights with respect to such Consonant Shares other than the right to receive: (i) the consideration to which such holder may be entitled pursuant to this Section 2.2; (ii) any dividends and other distributions in accordance with Section 2.3(e); and (iii) any cash to be paid in lieu of any fractional share of Holdco Common Stock in accordance with Section 2.3(f).
          (c) Consonant and Holdco-Owned Shares. Each Consonant Share that is owned by Consonant, as treasury stock, any wholly owned Subsidiary of Consonant or that is owned by Holdco immediately prior to the Effective Time (in each case, other than any such Consonant Shares held on behalf of third parties or held in trust to fund Consonant obligations) (the “Cancelled Consonant Shares”) shall be cancelled without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.
          (d) Conversion of Consonant Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Consonant Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Consonant Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Consonant Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Consonant Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Consonant Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
     Section 2.3. Exchange of Certificates.
          (a) Exchange Agent. At or prior to the Effective Time, (x) Holdco shall deposit, or shall cause to be deposited, with Wells Fargo, N.A. (or such other exchange agent as Holdco shall select, pursuant to an agreement with such other exchange agent in form and substance reasonably acceptable to Holdco) (the “Exchange Agent”), in trust for the benefit of holders of the Vowel Shares and Consonant Shares (as applicable), certificates representing a number of shares of Holdco Common Stock and Contingent Value Rights sufficient to satisfy the requirements of this Agreement, and the sum of $25,000,000 in immediately available funds, (y) Vowel shall deposit, or shall cause to be deposited, with the Exchange Agent, the sum in immediately available funds equal to the Available Vowel Cash for Cash Election (less an amount equal to the Vowel Expense Reimbursement Amount) and the Available Vowel Cash for Tax Refund Consideration, and (z) Vowel and/or Holdco, in each case to the extent provided in

Section 7.3(a), shall deposit with the Exchange Agent (or cause to be deposited with the Exchange Agent), a sum equal to the Vowel Expense Reimbursement Amount in immediately available funds (all such cash, certificates representing shares of Holdco Common Stock and Contingent Value Rights, the “Exchange Fund”), in each case, to be issued and paid pursuant to the provisions of this Article II in exchange, as the case may be, for (A) all of the Vowel Shares (excluding the Cancelled Vowel Shares and Vowel Dissenting Shares) outstanding immediately prior to the Effective Time, issuable and payable upon due surrender of the certificates that immediately prior to the Effective Time represented Vowel Shares (each, “Vowel Certificate” and collectively, the “Vowel Certificates”) or non-certificated Vowel Shares represented by book-entry (the “Vowel Book-Entry Shares”); and (B) all of the Consonant Shares (excluding the Cancelled Consonant Shares) outstanding immediately prior to the Effective Time, issuable and payable upon due surrender of the certificates that immediately prior to the Effective Time represented Consonant Shares (each, a “Consonant Certificate” and collectively, the “Consonant Certificates”, and together with the Vowel Certificates, a “Certificate” or, collectively, the “Certificates”) (or, in either case, effective affidavits of loss in lieu thereof and, if required by the Exchange Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate).
          (b) Each holder of Vowel Shares that have been converted into the right to receive the Vowel Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of its Vowel Certificates, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Vowel Book-Entry Shares, (A) a certificate for Holdco Shares, a check or wire transfer, and a CVR, in each case, in the amount and to the extent to which such holder may be entitled pursuant to this Article II, (B) any dividends and other distributions in accordance with Section 2.3(e), and (C) any cash to be paid in lieu of any fractional share of Holdco Common Stock in accordance with Section 2.3(f). The shares of Holdco Common Stock constituting part of such Vowel Consideration, at Holdco’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a given holder of shares of Vowel Common Stock or is otherwise required under applicable Law, in which case, a physical certificate shall be delivered to such holder. The CVR constituting part of such Vowel Consideration shall be given in uncertificated book-entry form. Until so surrendered or transferred, as the case may be, each such Vowel Certificate or Vowel Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Vowel Consideration (including, in the case of Vowel Per Share Stock Consideration, any dividends or distributions in accordance with Section 2.3(e) and any cash in lieu of fractional shares in accordance with Section 2.3(f)).
          (c) Each holder of shares of Consonant Common Stock that have been converted into the right to receive the Consonant Consideration shall be entitled to receive, upon surrender to the Exchange Agent of its Consonant Certificates (A) a certificate for the number of Holdco Shares in the amount and to the extent which such holder may be entitled pursuant to Article II; (B) a Holdco Warrant to subscribe for the number of Holdco Shares to which such holder may be entitled to purchase pursuant to Article II; (C) any dividends and other distributions in accordance with Section 2.3(e); and (D) any cash to be paid in lieu of any fractional share of Holdco Common Stock in accordance with Section 2.3(f). The shares of Holdco Common Stock constituting part of such Consonant Consideration, at Holdco’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a given holder of shares of Consonant Common Stock or is otherwise required under applicable Law, in which case a physical certificate shall be delivered to such holder. Until so surrendered or transferred, as the case may be, each such Consonant Certificate shall represent after the Effective Time for all purposes only the right to receive such Consonant Consideration (including any dividends or distributions in accordance with Section 2.3(e) and any cash in lieu of fractional shares in accordance with Section 2.3(f)).
          (d) If any portion of the Merger Consideration is to be issued or paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Vowel Book-Entry Share, as the case may be, is registered, it shall be a condition to such issuance or payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Vowel Book-Entry Share, as the case may be, shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Vowel Book-Entry Share, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
          (e) No dividends or other distributions with respect to shares of Holdco Common Stock issued pursuant to the Mergers shall be paid to the holder of any unsurrendered Certificates or Vowel Book-Entry Shares until such Certificates or Vowel Book-Entry Shares are surrendered as provided in this Section 2.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Holdco Common Stock issued in exchange therefor (i) at the time of such surrender, an amount equal to all dividends and other distributions payable in respect of such shares of Holdco Common Stock with a record date on or after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, an amount equal to the dividends or other distributions payable with respect to such shares of Holdco Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender.
          (f) No Fractional Shares. No fractional shares of Holdco Common Stock or certificates for scrip representing such fractional shares, shall be issued in the Mergers. All fractional shares of Holdco Common Stock that a holder of Vowel Shares or Consonant Shares would otherwise be entitled to receive as a result of the applicable Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest thereon determined by multiplying such fraction by the closing sales price (or, if the closing sale price is not then available, the average of the high bid and the low ask price) of one share of Vowel Common Stock on the Over-the-Counter Bulletin Board market (or such other market on which such Vowel Shares are then trading) two Business Days prior to the Closing Date. Such fractional share interests shall not entitle the owner thereof to any rights of a holder of Holdco Common Stock.
          (g) Payment Procedures.
                    A. As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, the

Exchange Agent shall mail to each holder of record of Vowel Shares whose Vowel Shares were converted into the Vowel Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall, among other things, specify that delivery shall be effected, and risk of loss and title to Vowel Certificates shall pass, only upon delivery of Vowel Certificates (or effective affidavits of loss in lieu thereof and, if required by the Exchange Agent, the posting by the holder of such Vowel Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Vowel Certificate) or Vowel Book-Entry Shares to the Exchange Agent and shall be in such form and have such other provisions as Holdco may reasonably prescribe), and (B) instructions for use in effecting the surrender of Vowel Certificates (or effective affidavits of loss in lieu thereof and, if required by the Exchange Agent, the posting by the holder of such Vowel Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Vowel Certificate) or Vowel Book-Entry Shares in exchange for the Vowel Consideration.
                    B. Upon surrender of Vowel Certificates (or effective affidavits of loss in lieu thereof and, if required by the Exchange Agent, the posting by the holder of such Vowel Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Vowel Certificate) or Vowel Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Vowel Certificates or Vowel Book-Entry Shares shall be entitled to receive in exchange therefor, a certificate for Holdco Shares and/or a check or wire transfer and a CVR to the extent and in the amount to which such holder may be entitled pursuant to this Article II. No interest will be paid or accrued on any amount payable upon due surrender of Vowel Certificates (or effective affidavits of loss in lieu thereof and, if required by the Exchange Agent, the posting by the holder of such Vowel Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Vowel Certificate) or Vowel Book-Entry Shares.
                    C. As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, Holdco shall instruct the Exchange Agent to deliver to each holder of record of Consonant Shares whose Consonant Shares were converted into the Consonant Consideration pursuant to Section 2.2, upon receipt of such holder’s Consonant Certificates evidencing such Consonant Shares (or effective affidavits of loss in lieu thereof and, if required by the Exchange Agent, the posting by the holder of such Consonant Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Consonant Certificate), (A) a certificate for Holdco Shares and/or a check or wire transfer, to the extent and in the amount to which such holder may be entitled pursuant to this Article II, and (B) a Holdco Warrant to subscribe for the number of Holdco Shares to the extent to which such holder may be entitled to purchase pursuant to Article II. No interest will be paid or accrued on any amount payable upon due surrender of such Consonant Certificates (or effective affidavits of loss in lieu thereof and, if required by the Exchange Agent, the posting by the holder of such Consonant Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Consonant Certificate).

          (h) Closing of Transfer Books. At the Effective Time, the stock transfer books of Consonant and Vowel shall be closed, and there shall be no further registration of transfers of the Consonant Shares or Vowel Shares, respectively, that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Vowel Book-Entry Shares are presented to the Consonant Surviving Corporation, the Vowel Surviving Corporation, or Holdco for transfer, they shall be cancelled and exchanged for (i) the applicable Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.3(e); and (iii) any cash to be paid in lieu of any fractional share of Holdco Common Stock in accordance with Section 2.3(f).
          (i) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Vowel Shares or Consonant Shares on: (x) except as provided in clause (y) below, the first anniversary of the Effective Time shall at any time thereafter be delivered to Holdco upon demand, and any former holders of Vowel Shares or Consonant Shares who have not then surrendered their Certificates or Vowel Book-Entry Shares, as the case may be, in accordance with this Section 2.3 shall thereafter look only to Holdco for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates or Vowel Book-Entry Shares, as the case may be; and (y) the second anniversary of the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Holdco, free and clear of any Liens of any Person previously entitled thereto.
          (j) No Liability. Notwithstanding anything herein to the contrary, none of Consonant, Vowel, Holdco, the Merger Subs, the Consonant Surviving Corporation, the Vowel Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Consonant Shares or Vowel Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (k) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Holdco; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; and provided, further, that if at any time prior to the termination of the Exchange Fund pursuant to Section 2.3(i), the value of the cash in the Exchange Fund is reduced below the amount necessary to pay the cash component of any unpaid Merger Consideration, amounts in lieu of fractional shares pursuant to Section 2.3(f), and dividends and distributions payable pursuant to Section 2.3(e), Holdco shall immediately deposit additional funds into the Exchange Fund sufficient to correct this deficiency. Any interest and other income resulting from such investments shall be paid to Holdco.
          (l) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate for Holdco Shares and/or a check or wire transfer in the amount to which such holder may be entitled pursuant to this Article II in respect of such lost, stolen or destroyed Certificate.
     Section 2.4. Treatment of Consonant Management Incentive Plan. In connection with the Holdings III Merger Transactions, VSS-Consonant Management LLC shall cease to be a member of VSS-Consonant Holdings and shall become a member of VSS-Consonant Holdings III. Holdco, Consonant and their respective Subsidiaries shall cause the conversion at or prior to the Effective Time of all interests of VSS-Consonant Management LLC in VSS-Consonant Holdings, into interests in VSS-Consonant Holdings III so that following the consummation of the Holdings III Merger Transactions: (x) VSS-Consonant Management LLC and its equity holders shall not be entitled to any allocations or distributions from or with respect to VSS-Consonant Holdings and (y) no Person shall have an economic interest in VSS-Consonant Holdings other than Consonant. The only consideration to be issued to VSS Consonant Management LLC in connection with the conversion and other transactions described in this Section 2.4 shall be interests of VSS-Consonant Holdings III.
     Section 2.5. Treatment of Vowel Stock Options and Other Stock-Based Awards. Vowel and its Subsidiaries will use commercially reasonable efforts to cause the termination, prior to the Effective Time, of all outstanding Vowel Stock Options and Vowel SARs provided that the aggregate payments made by Vowel and its Subsidiaries in connection with such termination shall not exceed $25,000. To the extent any such Vowel Stock Options or Vowel SARs remain outstanding as of the Closing Date, the following shall apply:
          (a) Each option to purchase Vowel Shares (collectively, the “Vowel Stock Options”) granted under the employee and director equity compensation plans of Vowel (the “Vowel Stock Plans”) or otherwise which has not been terminated as of the Effective Time, shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions (including applicable vesting provisions) as were applicable under the Vowel Stock Option, that number of Holdco Shares equal to the number of Vowel Shares subject to such Vowel Stock Option immediately prior to the Effective Time, at a price per share equal to the per share exercise or purchase price specified in such Vowel Stock Option immediately prior to the Effective Time and such converted option shall be assumed by Holdco.
          (b) Each stock appreciation right relating to Vowel Shares (collectively, the “Vowel SARs”) granted under the Vowel Stock Plans or otherwise which has not been terminated as of the Effective Time shall be converted, as of the Effective Time, into a stock appreciation right relating to, on the same terms and conditions (including applicable vesting provisions) as were applicable under the Vowel SARs, that number of Holdco Shares equal to the number of Vowel Shares subject to such Vowel SAR immediately prior to the Effective Time, at an exercise price equal to the per share exercise price specified in such Vowel SAR immediately prior to the Effective Time and such converted stock appreciation right shall be assumed by Holdco.

          (c) Prior to the Effective Time, Holdco and Vowel shall take all necessary action to assume as of the Effective Time all of the obligations undertaken by, or on behalf of, Holdco under this Section 2.5 and to adopt at the Effective Time the Vowel Stock Plans and each Vowel Stock Option and Vowel SAR, and to take all other actions called for by this Section 2.5, including the reservation, issuance and listing of a number of shares of Holdco Common Stock at least equal to the number of shares of Holdco Common Stock that will be subject to the Vowel Stock Options or any Vowel SAR. No later than twenty (20) Business Days after the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or, including if Form S-8 is not available, other appropriate forms) with respect to the shares of Holdco Common Stock subject to such Vowel Stock Options and Vowel SARs and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options or stock appreciation rights remain outstanding.
          (d) As soon as reasonably practicable following the Effective Time, Holdco shall deliver to the holders of Vowel Stock Options and Vowel SARs appropriate notices setting forth such holders’ rights pursuant to the respective Vowel Stock Plans and agreements evidencing the grants of, or rights in, such Vowel Stock Options and Vowel SARs, and stating that such Vowel Stock Options and Vowel SARs and agreements that have not been terminated as of the Effective Time have been assumed by Holdco and shall continue in effect on the same terms and conditions (after giving effect to any changes thereto as set forth in this Section 2.5).
          (e) Prior to the Effective Time, Vowel shall provide to Holdco and Consonant an updated schedule that identifies as of the Effective Time with respect to each Vowel Stock Option and Vowel SAR which will not be terminated on or prior to the Effective Time, (i) the name of the holder, (ii) the number of shares subject to such award, (iii) the Vowel Stock Plan under which the award was issued, (iv) the exercise price of each Vowel Stock Option, (v) the number of shares vested, (vi) the vesting schedule, (vii) the grant date, and (viii) the expiration date.
     Section 2.6. Withholding Rights. The Exchange Agent, Consonant, Holdco and Vowel shall be entitled to deduct and withhold from the Merger Consideration otherwise payable under this Agreement to any holder of Consonant Shares, Vowel Shares or Vowel Stock Options, such amounts as are required to be withheld or deducted under the Code, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to such holder, in respect of which such deduction and withholding were made.
     Section 2.7. Additional Issuance of Holdco Common Stock. Immediately prior to the Effective Time, Holdco shall issue 3,846,154 shares of Holdco Common Stock (the “Additional Shares”) to VSS-Consonant Holdings III for an aggregate purchase price of $25,000,000 to be paid to Holdco in immediately available funds concurrent with such issuance. The aggregate number of Additional Shares issued pursuant to this Section 2.7 (but not the cash purchase price for such shares) shall be equitably adjusted prior to such issuance if at any time during the period between the date of this Agreement and the earlier of the Effective Time and the Termination Date any change in the outstanding shares of capital stock of Vowel, or in the securities convertible or exchangeable into or exercisable for shares of capital stock of Vowel, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution or exercise prior to the Effective Time of options, warrants or other convertible securities so that the issuance of such shares shall continue to provide the same economic effect as before such change. On the Closing Date, immediately following the Effective Time, the only issued and outstanding securities of Holdco shall be (x) the Holdco Common Stock issued pursuant to Section 2.1, Section 2.2 and as described in this Section 2.7, (y) the Holdco Warrant issued pursuant to Section 2.2(a) and (z) the Holdco Note (if any).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF VOWEL
          Except as set forth in the disclosure schedule delivered by the Vowel to Consonant concurrently with the execution of this Agreement (the “Vowel Disclosure Schedule”), Vowel hereby represents and warrants as of the date hereof to Consonant, Holdco and the Merger Subsidiaries as follows (the disclosures in any section or subsection of the Vowel Disclosure Schedule shall qualify the corresponding section or subsection of this Article III provided, however, that any matter set forth in any section of the Vowel Disclosure Schedule shall be deemed to be referred to and incorporated in all other sections of the Vowel Disclosure Schedule to which such matter’s application or relevance is readily apparent on its face):
     Section 3.1. Corporate Organization. Vowel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to operate and lease its properties and to carry on its business as now being conducted. Vowel is qualified to do business in the jurisdictions set forth in Section 3.1 of the Vowel Disclosure Schedules and is in good standing in each jurisdiction where the character of the property leased by it or the nature of its activities makes such qualification necessary, other than in such jurisdictions where a failure to be so qualified, individually or in the aggregate, would not reasonably be expect to result in a Vowel Material Adverse Effect. Vowel has delivered or made available to Consonant and Holdco a copy of its certificate of incorporation and by-laws as of the date of this Agreement and each such copy is true, correct and complete and such instrument is in full force and effect.
     Section 3.2. Subsidiaries. Set forth on Section 3.2 of the Vowel Disclosure Schedule is a list of all Subsidiaries of Vowel and any other Person in which Vowel or any of its Subsidiaries owns, directly or indirectly, capital stock or ownership interests. Each Subsidiary of Vowel is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (as set forth on Section 3.2 of the Vowel Disclosure Schedule), and has all requisite corporate power and authority to operate and lease its properties and to carry on its business as now being conducted. Each Subsidiary of Vowel is qualified to do business in the jurisdictions listed in Section 3.2 of the Vowel Disclosure Schedule and is in good standing in each jurisdiction where the character of the property leased by it or the nature of its activities makes such qualification necessary, other than in such jurisdictions where a failure to be so qualified, individually or in the aggregate, would not reasonably be expect to result in a Vowel Material Adverse Effect. All the outstanding shares of capital stock of each Subsidiary of Vowel are owned by Vowel and have been duly authorized and validly issued, are fully paid and non-assessable and are not subject or issued in violation of any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any other Contract to which Vowel or any Subsidiary of Vowel is bound. No shares of capital stock of any Subsidiary of Vowel are reserved for issuance, and there are no rights, subscriptions, warrants, options, calls, conversion rights, commitments, agreements or understandings of any kind authorized or outstanding that were granted by Vowel or any Subsidiary thereof to purchase or otherwise to acquire any shares of capital stock or ownership, profit or capital interests in any Subsidiary of Vowel or securities or obligations of any kind of any Subsidiary of Vowel convertible into or exchangeable for any shares of capital stock or ownership, profit or capital interests of any Subsidiary of Vowel.
     Section 3.3. Capitalization.
          (a) The authorized capital stock of Vowel consists solely of 50,000,000 shares of Vowel Common Stock. As of June 9, 2009, there were (i) 30,550,433 shares of Vowel Common Stock issued, (ii) 29,874,145 shares of Vowel Common Stock outstanding, (iii) 676,288 shares of Vowel Common Stock held as treasury shares, (iv) Vowel Stock Options to purchase an aggregate of 143,531 shares of Vowel Common Stock issued and outstanding, and (v) 300,000 Vowel SARs issued and outstanding; all such Vowel Stock Options and Vowel SARs are set forth in Section 3.3(a) of the Vowel Disclosure Schedule. All outstanding shares of Vowel Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, or any Contract to which Vowel is a party or otherwise bound.
          (b) Except as set forth in Section 3.3(a), as of the date hereof, Vowel does not have any shares of capital stock issued and outstanding other than shares of Vowel Common Stock that have become outstanding after June 9, 2009, that were reserved for issuance as of June 9, 2009 as set forth in Section 3.3(a). There are no bonds, debentures, notes or other indebtedness of Vowel having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Vowel Shares may vote (“Voting Vowel Debt”). There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance Vowel Shares, commitments, Contracts, arrangements or undertakings of any kind to which Vowel is a party or by which Vowel is bound (i) obligating Vowel to issue, deliver or sell, or cause to be issued, delivered or sold, additional Vowel Shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any Vowel Shares or other equity interest in, Vowel or any Voting Vowel Debt or (ii) obligating Vowel to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking. There are no outstanding contractual obligations of Vowel to repurchase, redeem or otherwise acquire any

Vowel Shares or other equity interests of Vowel. None of Vowel nor any of its Subsidiaries is a party to any, and, to Vowel’s Knowledge, no other Person is a party to any, stockholders agreements, voting trusts, Contracts or other commitments, arrangements or undertakings relating to the voting or disposition of any Vowel Shares or the capital stock of any of Vowel’s Subsidiaries or granting any Person or group of Persons the right to elect or to designate or nominate for election a director to the Vowel Board.
     Section 3.4. Authority.
          (a) Vowel and each of its Subsidiaries has requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and, subject to receipt of Vowel Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The Vowel Board at a duly held meeting has (i) determined that it is in the best interests of Vowel and its stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Documents to which Vowel or any of its Subsidiaries is a party, (ii) approved the execution, delivery and performance of this Agreement, the other Transactions Documents to which Vowel or any of its Subsidiaries is a party and the consummation of the transactions contemplated hereby and thereby, including the Vowel Merger, and (iii) resolved to recommend that the stockholders of Vowel approve the adoption of this Agreement (the “Vowel Recommendation”) and directed that such matter be submitted for consideration of the stockholders of Vowel at the Vowel Meeting. Except for the Vowel Stockholder Approval and the filing of the Vowel Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Vowel are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement and the other Transaction Documents to which Vowel or any of its Subsidiaries is a party which are dated of even date herewith have been duly and validly executed and delivered by Vowel or its Subsidiary, as applicable, as of the date hereof and, to the extent such Transactions Documents are delivered on the Closing Date, will have been duly and validly executed and delivered by Vowel or its Subsidiary, as applicable on the Closing Date, and, assuming this Agreement constitutes the valid and binding agreement of Consonant, Holdco and the Merger Subs, constitutes the valid and binding agreement of Vowel or its Subsidiary, as applicable, enforceable against Vowel or its Subsidiary, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (b) The execution, delivery and performance by Vowel or any of its Subsidiaries of this Agreement, the other Transaction Documents to which Vowel or any of its Subsidiaries is a party and the consummation of the Reorganization by Vowel do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Vowel Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act, (iii) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing of the Proxy Statement/Prospectus, (iv) compliance with any applicable foreign or state securities or blue sky laws, and (v) the other consents and/or notices set forth on Section 3.4(b) of the Vowel Disclosure Schedule (collectively, clauses (i) through (v), the “Vowel Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) individually or in the aggregate, reasonably be expected to result in a Vowel Material Adverse Effect or (B) prevent or materially delay the consummation of the Mergers.
          (c) Notwithstanding the foregoing or anything to the contrary herein, none of the representations in this Section 3.4 or any other representation in this Article III shall be deemed to apply to the VEL Drop-Down Documents or the VEL Drop-Down Transactions, such transactions being undertaken solely for the benefit, and at the instruction, of Holdco.
     Section 3.5. No Conflicts. Assuming receipt of or compliance with the Vowel Specified Approvals and the receipt of the Vowel Stockholder Approval, the execution, delivery and performance by Vowel or its Subsidiaries of this Agreement and the other Transaction Documents to which Vowel or any of its Subsidiaries is a party and the consummation by Vowel of the Mergers and the other transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the organizational or governing documents of Vowel or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Vowel or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) or an event of default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, any loan, guarantee of indebtedness, credit agreement or Contract binding upon Vowel or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Vowel or any of its Subsidiaries, except in the case of clauses (ii) and (iii), for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Vowel Material Adverse Effect. Notwithstanding the foregoing or anything to the contrary herein, none of the representations in this Section 3.5 or any other representation in this Article III shall be deemed to apply to the VEL Drop-Down Documents or the VEL Drop-Down Transactions, such transactions being undertaken solely for the benefit, and at the instruction, of Holdco.
     Section 3.6. SEC Reports; Financial Statements.
          (a) Vowel has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 2005 (such documents, together with any documents filed during such period by Vowel with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Vowel SEC Reports”). As of their respective filing dates, the Vowel SEC Reports complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Vowel SEC Reports, and none of the Vowel SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Vowel has made available to Consonant true, correct and complete copies of all material correspondence received from the SEC, on the one hand, and responded to by Vowel, on the other, since December 31, 2006, including without limitation all material SEC comment letters and material responses to such comment letters by or on behalf of Vowel. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Vowel SEC Reports. To the Knowledge of Vowel, as of the date hereof, none of the Vowel SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.
          (b) The financial statements (including the related notes and schedules) of Vowel included in, or incorporated by reference into, the Vowel SEC Reports (the “Vowel SEC Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of Vowel as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end audit adjustments and the absence of footnotes). Section 3.6(b) of the Vowel Disclosure Schedule sets forth a true and complete copy of the audited balance sheet of Vowel as of December 31, 2008, and the related audited consolidated statements of income (loss), changes in stockholders’ equity and cash flows for Vowel, for the fiscal year then ended (the “Vowel 2008 Financial Statements”, and together with the Vowel SEC Financial Statements, the “Vowel Financial Statements”). Vowel has no current intention to correct or restate, and to the Knowledge of Vowel, there is not any basis to correct or restate any of the Vowel SEC Financial Statements. Vowel’s auditors have not delivered any written reports to the Vowel audit committee expressing any disagreement as to material accounting matters or policies during any of Vowel’s past three full fiscal years or during the current fiscal year-to-date. Vowel is not a party to, nor has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).
          (c) Each of the principal executive officer of Vowel and the principal financial officer of Vowel has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Vowel SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Vowel has no outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
          (d) Vowel has established and maintains a system of internal controls over financial reporting (as such term is defined by paragraph (f) of Rules 13a-15 of the Exchange Act) as required by Rule 13a-15 of the Exchange Act. Vowel’s management has completed an assessment of the effectiveness of Vowel’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2008, and such assessment concluded that such controls were effective. The assessment of the effectiveness of Vowel’s internal controls over financial reporting has been attested to by Whitley Penn LLP, an independent registered public accounting firm, as stated in their report which is included in the Vowel SEC Reports.

          (e) Vowel’s “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Vowel in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Vowel’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Vowel required under the Exchange Act with respect to such reports. Vowel has disclosed, based on its most recent evaluation of internal control over financial reporting, to Vowel’s outside auditors and the audit committee of the Vowel Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are known to Vowel and (B) any fraud, whether or not material, known to Vowel that involves management or other employees who have a role in the preparation of financial statements or Vowel’s internal control over financial reporting.
     Section 3.7. Conduct of Business. Between the Balance Sheet Date and the date of this Agreement, Vowel and each Subsidiary of Vowel has, in all material respects, operated in the ordinary course of business consistent with past practice, other than with respect to the transactions expressly contemplated by this Agreement or the other Transaction Documents.
     Section 3.8. Undisclosed Liabilities; No Material Events. None of Vowel nor its Subsidiaries has any Liability that is required to be reflected on a consolidated balance sheet of Vowel prepared in accordance with GAAP, except for Liabilities (a) disclosed in Section 3.8 of the Vowel Disclosure Schedule, (b) expressly contemplated by this Agreement or any other Transaction Document, (c) as expressly disclosed in any Vowel SEC Report, (d) reflected or reserved against in the Vowel Financial Statements or (e) incurred in the ordinary course of business since the Balance Sheet Date and is not material to Vowel and its Subsidiaries, taken as a whole. Since the Balance Sheet Date, there has not been any change, event or occurrence that has had or would reasonably be expected to have a Vowel Material Adverse Effect.
     Section 3.9. Taxes. Vowel and each of its Subsidiaries have (i) prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects and (ii) paid all Taxes shown as due and owing. Neither Vowel nor any of its Subsidiaries has any liability for Taxes of any Person (other than Vowel or such Subsidiaries) pursuant to any Tax allocation or sharing agreement, under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, or otherwise. As of the date of this Agreement, there are not pending or, to the Knowledge of Vowel, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of Vowel or any of its Subsidiaries and neither Vowel nor any of its Subsidiaries has given any currently effective waiver of any statute of limitations in respect of Taxes. Neither Vowel nor any of its Subsidiaries has (i) been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code or (ii) been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
     Section 3.10. Intellectual Property.
          (a)  Section 3.10(a) of the Vowel Disclosure Schedule lists all registrations, and all applications for registration, of Vowel Intellectual Property, including the record owner thereof and the Governmental Authorities by which each item of Vowel Intellectual Property has been registered or in which any such application has been filed. Each registration of Vowel Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection therewith have been paid, and all necessary documents and certificates in connection therewith have been filed with the relevant Governmental Authority (including, but not limited to, the United States Patent and Trademark Office or equivalent authority anywhere in the world) for the purposes of maintaining such registration. Neither Vowel nor any of its Subsidiaries has misrepresented any facts or circumstances, or failed to disclose any facts or circumstances known to it, in connection with any such registration, or in connection with the application for registration of any other Intellectual Property, that would constitute fraud with respect to such registration or application.
          (b) Section 3.10(b) of the Vowel Disclosure Schedule lists any material proceedings or actions before any Governmental Authority related to any registration of any Vowel Intellectual Property.
          (c) Vowel and its Subsidiaries have taken commercially reasonable steps to maintain their rights in the Vowel Intellectual Property and in all registrations and applications for registration of the Vowel Intellectual Property.
          (d) Vowel or one or more of its Subsidiaries owns all Vowel Intellectual Property free and clear of any Liens, excluding any non-exclusive license rights granted to customers in the ordinary course of business. All Vowel Intellectual Property is the work product of Employees of Vowel or its Subsidiaries and belongs to Vowel or its Subsidiaries as a matter of law, or has been acquired by valid and enforceable written assignment. No third party has any rights to any material Vowel Intellectual Property other than non-exclusive license rights granted to customers in the ordinary course of business. Without limitation of the foregoing, each Employee of Vowel and its Subsidiaries who in the normal course of his or her duties is or was involved in the creation of Vowel Intellectual Property has entered into one or more Contracts with Vowel or one of its Subsidiaries, and/or otherwise has a legal duty to Vowel or one of its Subsidiaries, sufficient to vest title in Vowel or such Subsidiary of all Intellectual Property created by such Employee in the scope of his or her employment or consultancy, as the case may be, with Vowel or such Subsidiary. It is not and will not be necessary for Vowel to utilize any Intellectual Property of any of its or any of its Subsidiaries’ Employees (or persons it or they currently intend to hire) created prior to their employment by Vowel or any Subsidiary, or, if necessary, such Employees have entered into valid and enforceable written assignments conveying all rights in such Intellectual Property to Vowel or its Subsidiaries.

          (e) All Vowel Intellectual Property is fully transferable, alienable, and licensable to any Person whatsoever by Vowel and its Subsidiaries without restriction and without payment of any kind to any third party, subject, however, to any non-exclusive license rights granted to customers in the ordinary course of business.
          (f) Vowel or one or more of its Subsidiaries has acquired and currently holds written or electronic licenses permitting Vowel and its Subsidiaries to use and incorporate each and every item of Vowel Third Party Intellectual Property that is necessary to, or used by Vowel or any of its Subsidiaries in the operation of, the business of Vowel and its Subsidiaries as each is currently conducted and has been conducted within the six (6) years prior to the date of this Agreement, including all products and services currently distributed, licensed or provided to customers by Vowel or any of its Subsidiaries or proposed to be distributed, licensed or provided to customers within the next twelve months. Except with respect to non-exclusive licenses for generally available commercial off-the-shelf software programs, each such license associated with any products or services distributed, licensed or provided by Vowel or any of its Subsidiaries is valid throughout the world, of perpetual duration, non-terminable by the licensor except for breach or insolvency of the licensor, assignable without restriction or condition, and fully sublicensable within the scope of the license granted. There is no outstanding unresolved claim, and to the Knowledge of Vowel, there is no basis for any claim, that Vowel or any of its Subsidiaries is in breach of any such license. The execution and delivery of this Agreement by Vowel and the consummation of the transactions contemplated hereby, will not cause Vowel or any of its Subsidiaries to be in violation or default under any such license or entitle any other party to terminate or modify any such license.
          (g) The Vowel Intellectual Property, together with the Vowel Third Party Intellectual Property, constitutes (i) all Intellectual Property used by Vowel and its Subsidiaries in the operation of the business of Vowel and its Subsidiaries as each is currently conducted, has been conducted within the six (6) years prior to the date of this Agreement, and is currently proposed to be conducted in the future, and (ii) all Intellectual Property necessary to the operation of the business of Vowel and its Subsidiaries as each is currently conducted, has been conducted within the six (6) years prior to the date of this Agreement, and is currently proposed to be conducted within the next twelve months.
          (h) No Vowel Intellectual Property, and to the Knowledge of Vowel, no Vowel Third Party Intellectual Property, is subject to any Court Order, any Proceeding in which a Court Order is sought, or any agreement, that does or would in any manner restrict, condition and/or materially affect the validity or enforceability thereof, or the use, transfer or licensing thereof by Vowel or any of its Subsidiaries.
          (i) No Public Intellectual Property (as defined below) has been or is incorporated in, or distributed in conjunction with, in whole or in part, any Vowel Intellectual Property or any Vowel Third Party Intellectual Property; and no Vowel Intellectual Property has been distributed in whole or in part as Public Intellectual Property. “Public Intellectual Property” means Intellectual Property distributed under a free, open source, or other similar licensing or distribution model, including, but not limited to, the GNU General Public License, the Mozilla Public License, or any Creative Commons License.

          (j) There is no outstanding unresolved demand or claim, and to the Knowledge of Vowel, there is no basis for any demand or claim, that the operation of the business of Vowel or any of its Subsidiaries or any act, product, technology or service of Vowel or any of its Subsidiaries infringes, misappropriates, or dilutes any Intellectual Property of any Person (including, without limitation, any demand or request that Vowel or any Subsidiary license any rights from a third party). Neither Vowel nor any of its Subsidiaries has received, at any time during the six-year period preceding the date hereof, or, to the Knowledge of Vowel, is aware of any facts that indicate a likelihood of receiving, written notice from any Person directing Vowel or any of its Subsidiaries to review or consider the applicability of such Person’s Intellectual Property Rights to the business of Vowel or any Subsidiary and/or the Vowel Intellectual Property.
          (k) To the Knowledge of Vowel, no Person is infringing, misappropriating, or diluting, or is intending to infringe, misappropriate, or dilute, any Vowel Intellectual Property or any Vowel Third Party Intellectual Property in which Vowel or any of its Subsidiaries is the owner or exclusive licensee.
          (l) Vowel and its Subsidiaries have taken commercially reasonable steps to ensure that their Employees have not disclosed to them any information that is subject to any restriction of confidentiality in favor of any prior employer or other Person.
          (m) Vowel and its Subsidiaries have taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Trade Secrets. During the six (6) years prior to the date hereof, (i) there have been no material security breaches in Vowel’s or any of its Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of Vowel’s or its Subsidiaries’ information technology systems that have adversely affected in any material respect Vowel’s or any of its Subsidiaries’ business or operations.
          (n) Vowel and its Subsidiaries have at all times complied with all applicable Law, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by Vowel and its Subsidiaries in the conduct of its business, including but not limited to the Children’s Online Privacy Protection Act. No claims have been asserted or threatened against Vowel or any of its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by Vowel or any of its Subsidiaries in the conduct of their business. Each of Vowel and its Subsidiaries take reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.
     Section 3.11. Title to Properties; Leases; Assets. Vowel and each Subsidiary of Vowel has good and valid title to, and is the lawful owner of, or has the right to use pursuant to a lease, license or otherwise, all the tangible and intangible personal property used in its business free and clear of all Liens and material defects, except for Permitted Liens and for defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, have not had or would not reasonably be expected to materially interfere with the continuous use of the property for the purposes for which the property is currently used. Neither Vowel nor any Subsidiary of Vowel owns any real property or has any option to acquire any real property. Section 3.11 of the Vowel Disclosure Schedule sets forth all real property leases of Vowel and its Subsidiaries (including all amendments, extensions, renewals, guarantees and other agreements with respect thereto), and Vowel has delivered or made available true and complete copies of all such leases or other agreements. All such leases are valid, binding and enforceable against Vowel or one of its Subsidiaries (and, to the Knowledge of Vowel, each other party thereto) in accordance with their respective terms, Vowel has not received any written notice of a material default by Vowel or any such Subsidiary, as the case may be, under any such lease that remains outstanding. Vowel has not given any written notice of a material default by any other party to any such lease that remains outstanding, and there does not exist, under any lease of real property, any default or any event which, with notice or lapse of time or both, would constitute a default by Vowel or such Subsidiary, as the case may be, or to the Knowledge of Vowel, by any other party thereto, except for a default that, individually or in the aggregate, has not had or would not reasonably be expected to materially interfere with the continuous use of the property for the purposes for which the property is currently used. Vowel and each Subsidiary enjoys peaceful and undisturbed possession of all real property under all leases identified on Section 3.11 of the Vowel Disclosure Schedule. Neither Vowel nor any of its Subsidiaries have assigned, sublet or otherwise transferred any interest in any such lease, and no other Person has any rights to the use, occupancy or enjoyment of any real property governed thereby pursuant to any lease, sublease, license, occupancy or other agreement. All leases of real property will continue to be legal, binding, and enforceable and in full force and effect immediately following the Closing Date in accordance with the terms in effect immediately prior to the Closing Date. Vowel and each of its Subsidiaries has all of the rights, properties and assets (real, personal, mixed, tangible or intangible) that are necessary or desirable for the conduct of their respective business (the “Vowel Assets”) and there are no defects in the Vowel Assets that materially interfere with the operation thereof. No Person (including any Affiliate of Vowel or any Subsidiary of Vowel) owns or has any interest by lease, license or otherwise in any of Vowel Assets. The execution and delivery of the Transaction Documents at the Closing will be sufficient to convey good and marketable title to the Vowel Assets to the Vowel Surviving Corporation free any clear of any Lien, except for any Lien which, individually or in the aggregate, would not reasonably be expected to result in a Vowel Material Adverse Effect. The representations and warranties contained in this Section 3.11 do not apply to Intellectual Property which is covered exclusively by the representations and warranties set forth in Section 3.10 hereof.
     Section 3.12. Environmental Matters. Vowel and each Subsidiary of Vowel has complied in all material respects and is in compliance in all material respects with all applicable Environmental Laws; to the Knowledge of Vowel, no written notice of violation, notification of Liability, request for information or order has been received by, and no fine or penalty has been issued to, Vowel or any Subsidiary of Vowel relating to or arising out of any Environmental Law; no material Proceeding arising under any Environmental Laws is pending, or to the Knowledge of Vowel, threatened, against Vowel or any Subsidiary thereof; and Vowel has provided to Consonant all environmental site assessments, audits, investigations and studies in the possession, custody or control of Vowel or any Subsidiary of Vowel, relating to any leased real property of Vowel or its Subsidiaries.
     Section 3.13. Material Contracts.
          (a) Section 3.13(a) of the Vowel Disclosure Schedule sets forth each of the following Contracts presently in effect, to which Vowel or any Subsidiary of Vowel is a party or is bound by as of the date hereof (organized in subsections corresponding to the subsections of this Section 3.13(a)):
               (i) Contracts for money borrowed, and any related security agreements and collateral documents (including any agreements for any commitment for future loans, credit or financing evidencing, or with respect to, Indebtedness) or any guarantees of any of the foregoing;
               (ii) any Contract entered into by Vowel or any Subsidiary involving payment after the date of this Agreement by or to Vowel or any Subsidiary of Vowel of an aggregate of at least $100,000 per annum or an aggregate of $250,000 in total that is not terminable upon notice of 30 days or less without penalty, cost or Liability to Vowel or any Subsidiary of Vowel;
               (iii) any Contract with the Vowel Material Customers and the Vowel Material Vendors;
               (iv) any Contract relating to the lease, as lessee or lessor, or license, as licensee or licensor, of (x) any real property or (y) any other property (tangible or intangible) which, solely in the case of clause (y) provides for a future Liability or receivable, as the case may be, in excess of $100,000;
               (v) Contracts relating to any joint venture, strategic alliance, partnership agreements or profit sharing agreements;
               (vi) Contracts that would restrain Vowel or any Subsidiary of Vowel, or any Affiliate of Vowel, from engaging or competing in any business;
               (vii) Contracts containing a “most favored nations” pricing or commercial terms or other similar terms in favor of any Person, other than School Contracts;
               (viii) any material Contracts with any Governmental Authority, other than School Contracts;
               (ix) any employment, consulting or similar Contracts (A) with any member of the Vowel Board (or similar governing body) or any Subsidiary of Vowel, (B) with any executive officer of Vowel or any Subsidiary of Vowel, (C) with any other Employee of Vowel or any Subsidiary of Vowel, other than, in the case of this clause (C), those Contracts terminable by Vowel or any Subsidiary of Vowel, as the case may be, on no more than 30 days notice without Liability or financial obligations to Vowel or any Subsidiary or (D) which provide for severance, retention, change in control or other similar payments;
               (x) any collective bargaining agreement or other Contract with any labor union, trade union, works council or other employee organization;
               (xi) any Contract with any Affiliates (other than Vowel and its Subsidiaries);
               (xii) Contracts under which Vowel or any of its Subsidiaries has advanced or loaned any amount to any of its directors and Employees;
               (xiii) any Contract to provide source code into any escrow or to any Person (under any circumstances) for any product or technology or under which Vowel or any of its Subsidiaries agrees to encumber, not assert, transfer or sell rights in or with respect to any Intellectual Property;
               (xiv) any Contract which provides for the development of any Intellectual Property, independently or jointly, by or for Vowel or any of its Subsidiaries, except any such Contracts entered into in the ordinary course of business consistent with past practice;
               (xv) any Contract pursuant to which Vowel or any of its Subsidiaries has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any ownership interest or has agreed to purchase any ownership interest in any other Person (other than its Subsidiaries);
               (xvi) any material Contract entered into outside of the ordinary course of business;
               (xvii) any power of attorney given by Vowel or any of its Subsidiaries;
               (xviii) any Contract under which Vowel or any of its Subsidiaries has received or granted a license relating to any Intellectual Property that is material to the business of Vowel and its Subsidiaries, taken as a whole, other than non-exclusive licenses extended to customers, clients or other resellers in the ordinary course of business and other non-exclusive licenses for generally commercial off-the-shelf software programs;
               (xix) any Contract providing for indemnification by Vowel or any of its Subsidiaries, other than School Contracts and Contracts entered into in the ordinary course of business with respect to the purchase, sale, lease or license of any equipment, inventory, products, services, software or other property (whether real or personal, tangible or intangible);
               (xx) any settlement, conciliation or similar Contract, the performance of which will involve payment after the Closing Date in excess of $100,000;
               (xxi) Contracts relating to (x) the future disposition or acquisition (including any sale, lease, exchange, mortgage, or transfer) of any material assets or properties or (y) the disposition or acquisition since January 1, 2008 (including any sale, lease, exchange, mortgage, or transfer) of any material assets or properties except inventory disposed of in the ordinary course of business;
               (xxii) Contracts under which Vowel or any Subsidiary of Vowel, as the case may be, has made or agreed to make any advance, loan, extension of credit, capital contribution or other investment in any Person (other than Vowel or any Subsidiary of Vowel, as the case may be) in excess of $25,000 to any one Person or $100,000 in the aggregate;
               (xxiii) any Contract with any investment banker, broker, advisor or similar party retained by Vowel or any stockholder in connection with the transactions contemplated by this Agreement;
               (xxiv) any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to Vowel and its Subsidiaries, to the extent not covered or included in any other provision of this Section 3.13(a);
               (xxv) Contracts other than as set forth above if the default of Vowel, any Subsidiary thereof or any other party thereto, or the failure of such Contract to be in full force and effect, would reasonably be likely to cause a Vowel Material Adverse Effect.
     Vowel has delivered to (or made available for inspection by) Consonant correct and complete copies of all the Contracts, together with all amendments thereto, listed on Section 3.13(a) of the Vowel Disclosure Schedule (the “Vowel Material Contracts”).
          (b) All of the Vowel Material Contracts are valid, binding and in full force and effect and are enforceable by Vowel or the applicable Subsidiary in accordance with their terms, except for such failure to be valid and binding or in full force and effect that, individually or in the aggregate, would not reasonably be expected to result in a Vowel Material Adverse Effect and except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. Vowel or the applicable Subsidiary has performed all material obligations required to be performed by it through the date of this Agreement under the Vowel Material Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and, to the Knowledge of Vowel, no other party to any Vowel Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for those breaches which would not, individually or in the aggregate, reasonably be expected to result in a Vowel Material Adverse Effect. Neither Vowel nor its Subsidiaries has received any written notice or has any Knowledge of the intention of any party to terminate or not renew any Vowel Material Contract, except for a termination or non-renewal which would not, individually or in the aggregate, reasonably be expected to result in a Vowel Material Adverse Effect.
     Section 3.14. Employee Benefit Plans.

          (a) Section 3.14(a) of the Vowel Disclosure Schedule sets forth a correct and complete list of (i) all employee welfare benefit plans (as defined in Section 3(1) of ERISA), (ii) all employee pension benefit plans (as defined in Section 3(2) of ERISA) and (iii) all other employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity-based plan, change in control agreement, retention, severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including multiemployer welfare arrangements, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, termination agreement, severance agreement, noncompetition agreement, consulting agreement, confidentiality agreement, vacation policy, Employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent that (A) is maintained by Vowel, any of its Subsidiaries or any Vowel ERISA Affiliate (as defined below) for the benefit of any current or former Employees or directors of Vowel or any of its Subsidiaries, or their beneficiaries (collectively, “Vowel Employees”), (B) has been approved by Vowel or any of its Subsidiaries but is not yet effective for the benefit of Vowel Employees, or (C) was previously maintained by Vowel, any of its Subsidiaries or a Vowel ERISA Affiliate for the benefit of Vowel Employees with respect to which Vowel, any of its Subsidiaries or a Vowel ERISA Affiliate has or would reasonably be expected to have any Liability (each, a “Vowel Benefit Plan” and collectively, “Vowel Benefit Plans”). Vowel has made available to Consonant a correct and complete copy (where applicable) of (1) each Vowel Benefit Plan (or, where a Vowel Benefit Plan has not been reduced to writing, a summary of all material Vowel Benefit Plan terms of such Vowel Benefit Plan), (2) each trust or funding arrangement prepared in connection with each such Vowel Benefit Plan and the most recent trust statement showing the current account value and assets, (3) the three most recently filed annual reports on IRS Form 5500 or any other annual report required by applicable Law, (4) the most recently received IRS determination letter for each such Vowel Benefit Plan, (5) the most recently prepared actuarial report and financial statement in connection with each such Vowel Benefit Plan, (6) the most recent summary plan description, any summaries of material modification, any employee handbooks and any material written communications (or a description of any material oral communications) by Vowel or any of its Subsidiaries to Vowel Employees generally concerning the extent of the benefits provided under any Vowel Benefit Plan, (7) all correspondence with the IRS, United States Department of Labor (“DOL”) and any other Governmental Authority regarding Vowel Benefit Plan, (8) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Vowel Benefit Plan and (9) any other documents in respect of any Vowel Benefit Plan reasonably requested by Consonant. Neither Vowel nor any of its Subsidiaries has any plan or commitment to establish any new Vowel Benefit Plan or to modify any Vowel Benefit Plan so as to materially increase Vowel compensation costs, except to the extent required by Law.
          (b) None of Vowel or any of its Subsidiaries or any other Person or entity that, together with Vowel or any of its Subsidiaries, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with Vowel and any of its Subsidiaries, a “Vowel ERISA Affiliate”), has now or at any time within the past six years (and in the case of any such other Person or entity, only during the period within the past six years that such other Person or entity was a Vowel ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law) (a “Multiemployer Plan”) or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA), in each case for which a Vowel ERISA Affiliate would reasonably be expected to incur Liability under Section 4063 or 4064 of ERISA.
          (c) (i) Each Vowel Benefit Plan has been maintained and operated in all material respects in compliance with its terms and applicable Law, including ERISA, the Code, Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”, and any other applicable Laws, including the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, (ii) with respect to each Vowel Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL or any other Governmental Authority, or to the participants or beneficiaries of such Vowel Benefit Plan have been filed or furnished on a timely basis, and (iii) each Vowel Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the IRS to the effect that Vowel Benefit Plan satisfies the requirements of Section 401(a) of the Code taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired, and to the Knowledge of Vowel there are no facts or circumstances that could reasonably be expected to adversely affect such qualification.
          (d) With respect to any Vowel Benefit Plan, (i) no actions, claims or proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Vowel, threatened, (ii) to the Knowledge of Vowel no facts or circumstances exist that would reasonably be expected to give rise to any such actions, claims or proceedings, and (iii) no administrative investigation, audit or other administrative proceeding by the DOL, the IRS or other Governmental Authority, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, is pending, in progress or, to the Knowledge of Vowel, threatened.
          (e) Neither Vowel nor any of its Subsidiaries nor any other “party in interest” or “disqualified person” with respect to any Vowel Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Vowel Benefit Plan. To the Knowledge of Vowel no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with any Vowel Benefit Plan.
          (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any Vowel Employee, (ii) increase any benefits otherwise payable under any Vowel Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. Neither Vowel nor any of its Subsidiaries is a party to any contract, arrangement or plan pursuant to which it is bound to compensate any Person for any excise or other additional taxes under Section 409A or 4999 of the Code or any similar provision of Law, and to the extent that any Vowel Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Vowel Benefit Plan has been operated in good faith compliance with Section 409A of the Code and applicable guidance issued thereunder and has been amended to comply with Section 409A of the Code prior to January 1, 2009. No Employee of Vowel or any of its Subsidiaries with a base salary of at least $100,000 has given Vowel or any Subsidiary of Vowel any notice of an intention to, or, to the Knowledge of Vowel has any plans to, terminate his or her employment or other arrangement with Vowel or any Subsidiary of Vowel.
          (g) No oral commitments have been made by an officer of Vowel with the authority to make such commitments that would preclude Vowel from amending or terminating any material Vowel Benefit Plan to the extent the Vowel Benefit Plan otherwise permits amendment or termination.
          (h) All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Vowel Benefit Plan, and in accordance with applicable Law (including pursuant to 29 C.F.R. Section 2510.3-102), as of the date hereof have been timely made or reflected on Vowel’s financial statements in accordance with GAAP.
          (i) Except for the continuation coverage requirements under COBRA or other applicable Law, neither Vowel nor its Subsidiaries have any obligations or Liability for health, life or similar welfare benefits to Vowel Employees or their respective dependents following termination of employment.
          (j) Each Vowel Benefit Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and to the Knowledge of Vowel, has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each plan year ending prior to Closing.
          (k) Each Vowel Benefit Plan that is maintained in a jurisdiction outside of the United States or for Employees outside of the United States has been maintained in material compliance with all applicable laws, any and all costs and liabilities associated with such plans have been reflected in Vowel’s financial statements in accordance with GAAP.
     Section 3.15. Labor Matters.
          (a) Neither Vowel nor any of its Subsidiaries is or has been a party to any collective bargaining agreement or other labor union agreements, nor is any such collective bargaining agreement being negotiated. To the Knowledge of Vowel, no activities or proceedings are underway by any labor union to organize any Employees of Vowel or its Subsidiaries. No work stoppage, slowdown or labor strike against Vowel or any of its Subsidiaries is pending or threatened. Vowel and its Subsidiaries (i) have no direct or indirect Liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, (ii) are in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours, and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Law.
          (b) Neither Vowel nor any of its Subsidiaries has incurred, nor do either of them reasonably expect to incur, any Liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder, or any similar state or local Law which remains unsatisfied.
          (c) There is no unfair labor practice charge or complaint against Vowel or its Subsidiaries pending or, to the Knowledge of Vowel, threatened, before the National Labor Relations Board, any court or any Governmental Authority.
          (d) Vowel and each of its Affiliates are in compliance in all material respects with all applicable federal, state, local and foreign Laws concerning the employer-employee relationship, including applicable wage and hour Laws, fair employment Laws, safety Laws, workers’ compensation statutes, unemployment Laws and social security Laws. There are no pending or, to the Knowledge of Vowel, threatened actions, charges, citations or consent decrees concerning: (i) wages, compensation, bonuses, commissions, awards or payroll deductions, equal employment or human rights violations regarding race, color, religion, sex, national origin, age, disability, veteran’s status, marital status, or any other recognized class, status or attribute under any federal, state, local or foreign equal employment Law prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) occupational safety and health, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration or any other claims under state or federal labor Law.
     Section 3.16. Employment Matters.
          (a) Section 3.16(a) of the Vowel Disclosure Schedule contains a true, complete and correct list setting forth the name, position or title, location, citizenship, date of hire and current compensation rate (including but not limited to salary, commission and bonus compensation) for each Employee of Vowel and its Subsidiaries with a base salary of at least $100,000, indicating whether they are employed or otherwise engaged on a salaried, hourly or piecework basis.
          (b) Vowel has not made any payments, and has not been and is not a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax Law) or that were or would not be deductible under Code Sections 162 or 404.
          (c) Neither the execution of this Agreement or the other Transaction Documents nor the transactions contemplated hereby or thereby nor the carrying on of Vowel’s or its Subsidiaries’ business by the Employees of Vowel or such Subsidiaries, nor the conduct of

Vowel’s or its Subsidiaries’ business as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such Employees is now obligated.
          (d) To the Knowledge of Vowel, none of Vowel’s Employees or those of any of its Subsidiaries is obligated under any Contract, or subject to Court Order, that would materially interfere with the use of his or her best efforts to promote the interests of Vowel and its Subsidiaries or that would conflict with Vowel’s or its Subsidiaries’ business as presently conducted and as presently proposed to be conducted in any material respect.
     Section 3.17. Litigation; Compliance with Laws; Licenses; Permits and Approvals.
          (a) There are no, and since January 1, 2005 there have not been any, material Proceedings pending or, to the Knowledge of Vowel, threatened against, by or affecting Vowel or any Subsidiary of Vowel (or to the Knowledge of Vowel, pending or threatened against any Employee of Vowel or any Subsidiary of Vowel with respect to their business activities on behalf of Vowel or any Subsidiary of Vowel), and neither Vowel nor any Subsidiary of Vowel is subject to or bound by any outstanding Court Order affecting the properties, assets, personnel or business activities of Vowel or its Subsidiaries. There are no material Proceedings pending or threatened against any executive officer of Vowel or any Subsidiary of Vowel and no executive officer of Vowel or any Subsidiary of Vowel is subject to or bound by any outstanding material Court Order. Neither Vowel nor any Subsidiary of Vowel has received written notice or, to the Knowledge of Vowel, is being charged with any material violation of any applicable Law relating to Vowel or any Subsidiary of Vowel or the operation of their respective businesses. There are no Proceedings pending or, to the Knowledge of Vowel, threatened that are reasonably likely to prohibit or restrain the ability of Vowel and its Subsidiaries to perform their obligations under the Transaction Documents or consummate the transactions contemplated hereby and thereby. To the Knowledge of Vowel, there are no facts or circumstances which, if known by a potential claimant or Governmental Authority, would give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to Vowel or any of its Subsidiaries, would reasonably be likely to have a Vowel Material Adverse Effect.
          (b) Vowel and each Subsidiary thereof is in compliance in all material respects with all Laws applicable to Vowel, each Subsidiary thereof and their respective assets. Since January 1, 2006, neither Vowel nor any Subsidiary of Vowel has received any written communication or notice from any Governmental Authority that alleges that Vowel or any Subsidiary of Vowel is not in compliance in any material respect with any material Law or Permits. Since January 1, 2006, no claims have been asserted or, to the Knowledge of Vowel, threatened in writing against Vowel or any Subsidiary of Vowel, alleging a violation of any Person’s privacy or personal information or data rights. The consummation of the transactions contemplated hereby will not materially breach or otherwise cause any material violation of any applicable Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used or held for use by Vowel or any Subsidiary of Vowel in the conduct of the business. Vowel and each Subsidiary of Vowel takes reasonable measures to protect such information against unauthorized access, use, modification, or other misuse. None of Vowel nor any of its Subsidiaries conducts business or sells products outside of the U.S. and, to the Knowledge of Vowel, no products of Vowel or any of its Subsidiaries are resold outside of the U.S. by any Person.
          (c) Vowel and each Subsidiary thereof has all Permits or other authorizations required for the conduct of its businesses as now being conducted and as proposed to be conducted, all of which are in full force and effect, except for the lack of Permits which, individually or in the aggregate, would not reasonably be likely to result in a Vowel Material Adverse Effect. All such Permits and authorizations are listed on Section 3.17(c) of the Vowel Disclosure Schedule. There are no Proceedings pending with respect to any Permits or, to the Knowledge of Vowel, threatened with respect to any Permits.
          (d) As of the date hereof, neither Vowel nor any of its Subsidiaries (or Vowel’s predecessor ProQuest Company) has received written notice from any other party to the PQIL Agreement seeking indemnification by Vowel or any of its Subsidiaries pursuant to the terms thereof, and, to the Knowledge of Vowel, as of the date hereof, there are not and there have not been any claims for indemnification pursuant to the PQIL Agreement threatened against Vowel or any of its Subsidiaries. As of the date hereof, no written claims for indemnification have been made pursuant to the terms of the PQIL Agreement which have been, or could reasonably be expected to, be Losses (as defined in the PQIL Agreement) applied toward the Minimum Amount (as defined in the PQIL Agreement).
          (e) As of the date hereof, neither Vowel nor any of its Subsidiaries (or Vowel’s predecessor ProQuest Company) has received written notice from any other party to the PQBS Agreement seeking indemnification by Vowel or any of its Subsidiaries pursuant to the terms thereof, and, to the Knowledge of Vowel, as of the date hereof, there are not and there have not been any claims for indemnification pursuant to the PQBS Agreement threatened against Vowel or any of its Subsidiaries. As of the date hereof, no written claims for indemnification have been made pursuant to the terms of the PQBS Agreement which have been, or could reasonably be expected to, be Losses (as defined in the PQBS Agreement) applied toward the Minimum Amount (as defined in the PQBS Agreement).
     Section 3.18. Brokers. Other than Allen & Company, LLC (“Allen & Co.”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Vowel. The engagement letter identified in Section 3.18 of the Vowel Disclosure Schedule (a true and complete copy of which has been delivered to Consonant) contains the entire agreement of the parties thereto, and except for such engagement letter there are no other Contracts between or among such parties, with respect to compensation payable in connection with transactions contemplated by this Agreement.
     Section 3.19. Insurance. Vowel and its Subsidiaries have insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which each of Vowel and its Subsidiaries is a party or by which they are bound. The nature and extent of Vowel’s and its Subsidiaries’ insurance coverage, to the Knowledge of Vowel, are reasonable, given the nature of the risks inherent in Vowel’s and its Subsidiaries’ business, and are customary for similarly situated businesses. Set forth in Section 3.19 of the Vowel Disclosure Schedule is a list of all insurance policies and all fidelity bonds held by or applicable to Vowel and its Subsidiaries for policy year 2009 setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. No event relating to any of Vowel or its Subsidiaries has occurred which could reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a material prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two years and, to the Knowledge of Vowel, no threat has been made to cancel any insurance policy of any of Vowel or any Subsidiary of Vowel during such period. No event has occurred, including, without limitation, the failure by any of Vowel or any Subsidiary of Vowel to give any notice or information or Vowel or any Subsidiary of Vowel giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Vowel or any Subsidiary of Vowel in any material respect under any such insurance policies.
     Section 3.20. Related Party Transactions. No Employee, director, stockholder, partner, manager or member of Vowel or any Subsidiary of Vowel, any member of his or her immediate family or any of their respective Affiliates (each, a “Vowel Related Person”) (i) owes any amount to Vowel or any Subsidiary of Vowel nor do Vowel or any Subsidiary of Vowel owe any amount to, nor have Vowel or any Subsidiary of Vowel committed to make any loan or extend or guarantee credit to or for the benefit of, any Vowel Related Person, (ii) is involved in any business arrangement or other relationship (other than customary employment relationships) with Vowel or any Subsidiary of Vowel (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by Vowel or any Subsidiary of Vowel (other than rights arising out of employment arrangements) or (iv) has any claim or cause of action against Vowel or any Subsidiary of Vowel.
     Section 3.21. Customers and Vendors.
          (a) To the Knowledge of Vowel, neither Vowel nor any of its Subsidiaries has received any notice (written or otherwise) that any of its top twenty customers (measured by revenue dollars as of the fiscal year ended December 31, 2008) set forth on Section 3.21(a) of the Vowel Disclosure Schedule (such top twenty customers, the “Vowel Material Customers”) intends to, or has threatened to, terminate or reduce in any material respect its business with Vowel and its Subsidiaries, and no such Vowel Material Customer has terminated or reduced its business, or modified its existing terms in an unfavorable manner, with Vowel or its Subsidiaries in the twelve months immediately preceding the date of this Agreement.
          (b) To the Knowledge of Vowel, neither Vowel nor any of its Subsidiaries has received any notice (written or otherwise) that any of its top ten vendors (measured by payment dollars as of the fiscal year ended December 31, 2008) set forth on Section 3.21(b) of the Vowel Disclosure Schedule (such top ten vendors, the “Vowel Material Vendors”) intends to, or has threatened to, terminate or reduce in any material respect its business with Vowel and its Subsidiaries, and no such Vowel Material Vendor has terminated or reduced its business with

Vowel or any of its Subsidiaries, or modified its existing terms in an unfavorable manner, with Vowel or its Subsidiaries in the twelve months immediately preceding the date of this Agreement.
          (c) Since June 30, 2008, to the Knowledge of Vowel, neither Vowel nor any of its Subsidiaries has received any material complaints (whether written or oral) or has been engaged in any material disputes with any of the Vowel Material Customers or Vowel Material Vendors.
     Section 3.22. Accounts Receivable. Section 3.22 of the Vowel Disclosure Schedule sets forth a true, correct and complete listing and aging of the accounts receivable of Vowel as of December 31, 2008, determined in accordance with GAAP and which is prepared on a basis that is consistent with the presentation in the Vowel Financial Statements. All of such accounts receivable have arisen in bona fide arm’s-length transactions in the ordinary course of business. The reserves for doubtful accounts established by Vowel and reflected in Section 3.22 of the Vowel Disclosure Schedule or on the Vowel Financial Statements have been determined in accordance with GAAP.
     Section 3.23. No Prebillings or Prepayments. Except for existing subscription products sold in the ordinary course of business consistent with past practice, neither Vowel nor any Subsidiary of Vowel has billed or will bill, and Vowel has not received any payments (in the form of retainers or otherwise) from, any of its customers or potential customers for services to be rendered or for expenses to be incurred subsequent to the Closing Date, other than any Multi-Year Contracts. To the extent that accounts receivable include pre-billed amounts, the corresponding Liabilities have been accrued on Vowel’s books in accordance with GAAP.
     Section 3.24. Inventory. The inventories (net of returns and allowances) shown on the Vowel Financial Statements as of the Balance Sheet Date or thereafter acquired by Vowel or its Subsidiaries consist of items of a quantity and quality usable or saleable in the ordinary course of business. Since the Balance Sheet Date, Vowel and its Subsidiaries have continued to replenish inventories in a normal and customary manner consistent with past practices. Neither Vowel nor its Subsidiaries has received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values (net of returns and allowances) at which inventories are carried reflect the inventory valuation policy of Vowel and its Subsidiaries, which is in accordance with GAAP applied on a consistent basis. Since the Balance Sheet Date, due provision has been made on the books of Vowel and its Subsidiaries, as applicable, in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories and such inventory reserves as of the Balance Sheet Date are adequate to provide for such slow-moving, obsolete or unusable inventory shrinkage.

     Section 3.25. Foreign Corrupt Practices Act. Neither Vowel nor any of its Subsidiaries (including any of its directors, agents, distributors, Employees or other Person associated with or acting on its behalf) has, directly or indirectly, taken any action which would cause Vowel to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Law applicable to Vowel (as in effect at the time of such action) (collectively, the “FCPA”), and, to the Knowledge of Vowel, none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or Employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Vowel and its Subsidiaries have established reasonable internal controls and procedures reasonably designed to prevent and detect violations of the FCPA.
     Section 3.26. Export Controls. Vowel and its Subsidiaries have at all times conducted its export transactions materially in accordance with (i) all applicable U.S. export and re-export control laws and (ii) to the Knowledge of Vowel, all other applicable import/export controls in other countries in which Vowel conducts business. Without limiting the foregoing:
          (a) Vowel and each of its Subsidiaries has obtained, and is in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);
          (b) There are no pending or, to Knowledge of Vowel, threatened claims or legal actions against Vowel or any of its Subsidiaries with respect to such Export Approvals or with respect to the export control laws of any Governmental Authority; and
          (c) No Export Approvals for the transfer of export licenses to Holdco or the Vowel Surviving Corporation are required by the consummation of the Vowel Merger, or such Export Approvals can be obtained in a reasonable timely manner without material cost and without disruption to the conduct of operations by Holdco or Vowel Surviving Corporation.
     Section 3.27. Software. With respect to the use, operation, implementation and delivery of the software in the business of Vowel and its Subsidiaries, (i) no material capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business that are consistent with the past practice of Vowel and its Subsidiaries, taken as a whole, (ii) neither Vowel nor its Subsidiaries has experienced any material defects in such software, including any material error or omission in the processing of any transactions other than defects which have been corrected, and (iii) to the Knowledge of Vowel, no such software (x) contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or (y) is subject to the terms of any “open source” or other similar license that provides for the source code of the software to be publicly distributed or dedicated to the public.
     Section 3.28. Tax Qualification. Neither Vowel nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede the Mergers, taken together, from being treated as a transaction described in Section 351 of the Code.
     Section 3.29. Opinion of Financial Advisor. The Vowel Board has received a fairness opinion of Allen & Co., dated as of the date of this Agreement, a copy of which has been provided to Consonant and Holdco.
     Section 3.30. Required Vote of the Vowel Stockholders. The affirmative vote of the holders of at least a majority of the outstanding shares of Vowel Common Stock is the only vote of holders of securities of Vowel which is required to adopt and approve this Agreement and the Mergers (the “Vowel Stockholder Approval”).
     Section 3.31. Disclosure Documents. None of the information supplied or to be supplied by Vowel and its Subsidiaries for inclusion or incorporation by reference in the proxy statement relating to the Vowel Meeting or any amendment or supplement thereto (as initially filed and as so amended and supplemented, the “Proxy Statement/Prospectus”), or in the registration statement on Form S-4 (or such successor form as shall then be appropriate) to be filed by Holdco with the SEC pursuant to which the issuance of shares of Holdco Common Stock pursuant to the Mergers will be registered by Holdco under the Securities Act or any amendment or supplement thereto (as initially filed and as so amended and supplemented, the “Registration Statement” and, together with the Proxy Statement/Prospectus, the “Filings”) will, at the respective times filed with the SEC or any other regulatory agency and, in addition, (A) in the case of the Proxy Statement/Prospectus, at the date it is first mailed to Vowel’s stockholders, at the time of the Vowel Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, in each case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Vowel in this Section 3.31 with respect to statements made or incorporated by reference in the Filings based on information supplied by Consonant, Consonant Learning or Holdco for inclusion or incorporation by reference therein.
     Section 3.32. State Takeover Statutes and Rights Plans. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to Vowel is applicable to the Mergers or the other transactions contemplated by this Agreement. Vowel does not have in effect any “poison pill” agreement.

     Section 3.33. Bank Accounts. Section 3.33 of the Vowel Disclosure Schedule sets forth: (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which Vowel and each Subsidiary of Vowel has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, safe deposit box and relationship, including in each case the account number and the names of the respective officers, Employees, agents or other similar representatives of Vowel and its Subsidiaries having signatory power with respect thereto.
     Section 3.34. Transaction Expenses. Set forth in Section 3.34 of the Vowel Disclosure Schedule is a list as of the date hereof of the consultants, financial advisors, attorneys, accountants and other similar agents and representatives retained by Vowel or any of its Subsidiaries that have provided or are providing services in connection with the transactions contemplated by this Agreement. The fees, costs and expenses of such consultants, financial advisors, attorneys, accountants and other similar agents and representatives, whether accrued, incurred or paid as of the date hereof or hereafter, but in each case, only to the extent for services that are performed or rendered since November 1, 2008 and are reasonably related to the transactions contemplated by this Agreement and the other Transaction Documents, are referred to herein as the “Vowel Transaction Expenses”; it being understood and agreed that fees and expenses relating to the preparation of Vowel SEC Reports (other than any such Vowel SEC Reports prepared on or after May 1, 2009 in connection with the transactions contemplated by this Agreement and the other Transaction Documents) are not reasonably related to the transactions contemplated by this Agreement. With respect to the fees of Vowel’s attorneys and accountants, the term “Vowel Transaction Expenses” shall be based solely on such advisors’ hours actually worked and regular hourly rates, and shall not include any premiums, bonus or other fees based on successful completion of any of the transactions contemplated by this Agreement or the other Transaction Documents.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CONSONANT
          Except as set forth in the disclosure schedule delivered by Consonant to Vowel concurrently with the execution of this Agreement (the “Consonant Disclosure Schedule”), Consonant hereby represents and warrants as of the date hereof to Vowel, Holdco and the Merger Subsidiaries as follows (the disclosures in any section or subsection of the Consonant Disclosure Schedule shall qualify the corresponding section or subsection of this Article IV, provided, however, that any matter set forth in any section of the Consonant Disclosure Schedule shall be deemed to be referred to and incorporated in all other sections of the Consonant Disclosure Schedule to which such matter’s application or relevance is readily apparent on its face):
     Section 4.1. Corporate Organization. Consonant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to operate and lease its properties and to carry on its business as now being conducted. Consonant is qualified to do business in the jurisdictions set forth in Section 4.1 of the Consonant Disclosure Schedules and is in good standing in each jurisdiction where the character of the property leased by it or the nature of its activities makes such qualification necessary, other than in such jurisdictions where a failure to be so qualified, individually or in the aggregate would not reasonably be expected to result in a Consonant Material Adverse Effect. Consonant has delivered or made available to Vowel a copy of its certificate of incorporation and by-laws as of the date of this Agreement and each such copy is true, correct and complete and such instrument is in full force and effect.
     Section 4.2. Subsidiaries. Set forth on Section 4.2 of the Consonant Disclosure Schedule is a list of all Subsidiaries of Consonant and any other Person in which Consonant or any of its Subsidiaries owns, directly or indirectly, capital stock or ownership interests. Each Subsidiary of Consonant is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (as set forth on Section 4.2 of the Consonant Disclosure Schedule), and has all requisite corporate power and authority to operate and lease its properties and to carry on its business as now being conducted. Each Subsidiary of Consonant is qualified to do business in the jurisdictions set forth in Section 4.2 of the Consonant Disclosure Schedule and is in good standing in each jurisdiction where the character of the property leased by it or the nature of its activities makes such qualification necessary, other than in such jurisdictions where a failure to be so qualified, individually or in the aggregate would not reasonably be expected to result in a Consonant Material Adverse Effect. On the date hereof, all the outstanding shares of capital stock of each Subsidiary of Consonant are owned by the Persons set forth in Section 4.2 of the Consonant Disclosure Schedule and have been duly authorized and validly issued, are fully paid and non-assessable and are not subject or issued in violation of any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any other Contract to which Consonant or any Subsidiary of Consonant is bound. No shares of capital stock of any Subsidiary of Consonant are reserved for issuance, and there are no rights, subscriptions, warrants, options, calls, conversion rights, commitments, agreements or understandings of any kind authorized or outstanding that were granted by Consonant or any Subsidiary thereof to purchase or otherwise to acquire any shares of capital stock or ownership, profit or capital interests in any Subsidiary of Consonant or securities or obligations of any kind of any Subsidiary of Consonant convertible into or exchangeable for any shares of capital stock or ownership, profit or capital interests of any Subsidiary of Consonant.
     Section 4.3. Capitalization.
          (a) The authorized capital stock of Consonant consists solely of 50,000,000 shares of Consonant Common Stock. As of the date hereof, there are 1,000 shares of Consonant Common Stock issued and outstanding, and all of which are owned by VSS-Consonant Holdings III. All outstanding shares of Consonant Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, or any Contract to which Consonant is a party or otherwise bound.

          (b) Except as set forth in Section 4.3(a), as of the date hereof, Consonant does not have any shares of capital stock issued and outstanding. There are no bonds, debentures, notes or other indebtedness of Consonant having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Consonant Shares may vote (“Voting Consonant Debt”). There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance Consonant Shares, commitments, Contracts, arrangements or undertakings of any kind to which Consonant is a party or by which Consonant is bound (i) obligating Consonant to issue, deliver or sell, or cause to be issued, delivered or sold, additional Consonant Shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any Consonant Shares or other equity interest in, Consonant or any Voting Consonant Debt or (ii) obligating Consonant to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking. There are no outstanding contractual obligations of Consonant to repurchase, redeem or otherwise acquire any Consonant Shares or other equity interests of Consonant. None of Consonant or any of its Subsidiaries is a party to any, and to Consonant’s Knowledge, no other Person is a party to any stockholders agreements, voting trusts, Contracts or other commitments, arrangements or undertakings relating to voting or disposition of any Consonant Shares or the capital stock of any of Consonant’s Subsidiaries or granting any Person or group of Persons the right to elect or to designate or nominate for election a director to the Consonant Board.
     Section 4.4. Authority.
          (a) Consonant and each of its Subsidiaries has requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and, subject to the adoption of this Agreement by the stockholders of Consonant, to consummate the transactions contemplated hereby and thereby. The Consonant Board at a duly held meeting has (i) determined that it is in the best interests of Consonant and its stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Documents to which Consonant or any of its Subsidiaries is a party, (ii) approved the execution, delivery and performance of this Agreement, the other Transactions Documents to which Consonant or any of its Subsidiaries is a party and the consummation of the transactions contemplated hereby and thereby, including the Consonant Merger, and (iii) resolved to recommend that the stockholders of Consonant approve the adoption of this Agreement and directed that such matter be submitted for consideration of the stockholders of Consonant for approval by written consent in accordance with Section 228 of the DGCL. Except for adoption of this Agreement by the stockholders of Consonant and the filing of the Consonant Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Consonant are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement and the other Transaction Documents to which Consonant or any of its Subsidiaries is a party which are dated of even date herewith have been duly and validly executed and delivered by Consonant or its Subsidiary, as applicable, as of the date hereof and, to the extent such Transactions Documents are delivered on the Closing Date, will have been duly and validly executed and delivered by Consonant or its Subsidiary, as applicable on the Closing Date and, assuming this Agreement constitutes the valid and binding agreement of Vowel, constitutes the valid and binding agreement of Consonant or its Subsidiary, as applicable, enforceable against Consonant or its

Subsidiary, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (b) The execution, delivery and performance by Consonant or any of its Subsidiaries of this Agreement, the other Transaction Documents to which Consonant or any of its Subsidiaries is a party and the consummation of the Reorganization and the Holdings III Merger Transactions do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Consonant Certificate of Merger and the Holdings III Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act, (iii) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing of the Proxy Statement/Prospectus, (iv) compliance with any applicable foreign or state securities or blue sky laws, and (v) the other consents and/or notices set forth on Section 4.4(b) of the Consonant Disclosure Schedule (collectively, clauses (i) through (v), the “Consonant Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) individually or in the aggregate, reasonably be expected to result in a Consonant Material Adverse Effect or (B) prevent or materially delay the consummation of the Mergers.
     Section 4.5. No Conflicts. Assuming receipt of or compliance with the Consonant Specified Approvals, the execution, delivery and performance by Consonant and its Subsidiaries of this Agreement and/or the other Transaction Documents to which Consonant or its Subsidiaries are a party and the consummation by Consonant or its Subsidiaries of the Mergers and the other transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the organizational or governing documents of Consonant or any of its Subsidiaries, (ii) other than the Credit Agreements, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Consonant or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) or an event of default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, any loan, guarantee of indebtedness, credit agreement or Contract binding upon Consonant or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Consonant or any of its Subsidiaries, except in the case of clauses (ii) and (iii), for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Consonant Material Adverse Effect.
     Section 4.6. Financial Statements.
          (a) Section 4.6(a) of the Consonant Disclosure Schedule sets forth accurate copies of: (i) the audited consolidated financial statements of Consonant Learning and its Subsidiaries for the fiscal year ended December 31, 2006 (the “2006 Financial Statements”), (ii) the audited consolidated financial statements of VSS-Consonant Holdings and its Subsidiaries as of December 31, 2007 and for the period from January 29, 2007 (inception) through December 31, 2007 (the “VSS-Consonant Financial Statements”), (iii) the audited consolidated financial statements of Consonant Learning, Inc. and its Subsidiaries for the period from January 1, 2007 to April 11, 2007 (predecessor basis) (the “Consonant Learning Financial Statements”), in each case together with all notes and schedules related thereto, (iv) the audited consolidated financial statements of VSS-Consonant Holdings and its Subsidiaries for the fiscal year ended December 31, 2008 (the “2008 Financial Statements” and, together with the Annual Financial Statements, the “Consonant Financial Statements”) and (v) the unaudited consolidated financial statements of VSS-Consonant Holdings and its Subsidiaries as of and for the three month period ended March 31, 2009 (the “Interim Financial Statements”). The Consonant Financial Statements and the Interim Financial Statements (a) present fairly, in all material respects, the consolidated financial position of Consonant and its Subsidiaries as of the date thereof and for the periods covered thereby and (b) have been prepared in accordance with GAAP applied on a consistent basis throughout the period presented, except for the Interim Financial Statements which are subject to normal year-end adjustments and exclude footnotes.
          (b) Except for obligations and liabilities reflected in the 2008 Financial Statements, neither Consonant nor any of its Subsidiaries has any off balance sheet obligation or Liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any Person, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by Consonant or its Subsidiaries. All reserves that are set forth in or reflected in the Consonant Financial Statements have been established in accordance with GAAP consistently applied and are adequate. Neither Consonant, its Subsidiaries nor, to the Knowledge of Consonant, Consonant’s accountants or any current or former Employee or director of Consonant or its Subsidiaries, has identified or been made aware of any fraud, whether or not material, that involves Consonant’s management or other current or former Employees or directors of Consonant or its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by Consonant or its Subsidiaries, or any claim or allegation regarding any of the foregoing. Neither Consonant nor its Subsidiaries nor, to Knowledge of Consonant, any director, Employee, auditor, accountant or representative of Consonant or its Subsidiaries, has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Consonant or its Subsidiaries or their respective internal accounting controls or any material inaccuracy in the Consonant Financial Statements.
     Section 4.7. Conduct of Business. Between the Balance Sheet Date and the date of this Agreement, Consonant and each Subsidiary of Consonant has, in all material respects, operated in the ordinary course of business consistent with past practice, other than with respect to the transactions expressly contemplated by this Agreement or the other Transaction Documents.
     Section 4.8. Undisclosed Liabilities; No Material Events. None of Consonant nor its Subsidiaries has any Liability that is required to be reflected on a consolidated balance sheet of Consonant prepared in accordance with GAAP, except for Liabilities (a) disclosed in Section 4.8 of the Consonant Disclosure Schedule, (b) expressly contemplated by this Agreement or any other Transaction Document, (c) reflected or reserved against in the 2008 Financial Statements or (d) incurred in the ordinary course of business since the Balance Sheet Date and is not material to the Consonant and its Subsidiaries, taken as a whole, which incurred such Liability. Since the Balance Sheet Date there has not been any change, event or occurrence that has had or would reasonably be expected to have a Consonant Material Adverse Effect.
     Section 4.9. Taxes. Consonant and each of its Subsidiaries have (i) prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects and (ii) paid all Taxes shown as due and owing. Neither Consonant nor any of its Subsidiaries has any liability for Taxes of any Person (other than Consonant or such Subsidiaries) pursuant to any Tax allocation or sharing agreement, under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, or otherwise. As of the date of this Agreement, there are not pending or, to the Knowledge of Consonant, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of Consonant or any of its Subsidiaries and neither Consonant nor any of its Subsidiaries has given any currently effective waiver of any statute of limitations in respect of Taxes. Neither Consonant nor any of its Subsidiaries has (i) been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code or (ii) been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
     Section 4.10. Intellectual Property.
          (a) Section 4.10(a) of the Consonant Disclosure Schedule lists all registrations, and all applications for registration, of Consonant Intellectual Property, including the record owner thereof and the Governmental Authorities by which each item of Consonant Intellectual Property has been registered or in which any such application has been filed. Each registration of Consonant Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection therewith have been paid, and all necessary documents and certificates in connection therewith have been filed with the relevant Governmental Authority (including, but not limited to, the United States Patent and Trademark Office or equivalent authority anywhere in the world) for the purposes of maintaining such registration. Neither Consonant nor any of its Subsidiaries has misrepresented any facts or circumstances, or failed to disclose any facts or circumstances known to it, in connection with any such registration, or in connection with the application for registration of any other Intellectual Property, that would constitute fraud with respect to such registration or application.
          (b) Section 4.10(b) of the Consonant Disclosure Schedule lists any material proceedings or actions before any Governmental Authority related to any registration of any Consonant Intellectual Property.
          (c) Consonant and its Subsidiaries have taken commercially reasonable steps to maintain their rights in the Consonant Intellectual Property and in all registrations and applications for registration of the Consonant Intellectual Property.

          (d) Consonant or one or more of its Subsidiaries owns all Consonant Intellectual Property free and clear of any Liens, excluding any non-exclusive license right granted to customers in the ordinary course of business. All Consonant Intellectual Property is the work product of Employees of Consonant or its Subsidiaries and belongs to Consonant or its Subsidiaries as a matter of law, or has been acquired by valid and enforceable written assignment. No third party has any rights to any material Consonant Intellectual Property other than non-exclusive license rights granted to customers in the ordinary course of business. Without limitation of the foregoing, each Employee of Consonant and its Subsidiaries who in the normal course of his or her duties is or was involved in the creation of Consonant Intellectual Property has entered into one or more Contracts with Consonant or one of its Subsidiaries, and/or otherwise has a legal duty to Consonant or one of its Subsidiaries, sufficient to vest title in Consonant or such Subsidiary of all Intellectual Property created by such Employee in the scope of his or her employment or consultancy, as the case may be, with Consonant or such Subsidiary. It is not and will not be necessary for Consonant to utilize any Intellectual Property of any of its or any of its Subsidiaries’ Employees (or persons it or they currently intend to hire) created prior to their employment by Consonant or any Subsidiary, or, if necessary, such Employees have entered into valid and enforceable written assignments conveying all rights in such Intellectual Property to Consonant or its Subsidiaries.
          (e) All Consonant Intellectual Property is fully transferable, alienable, and licensable to any Person whatsoever by Consonant and its Subsidiaries without restriction and without payment of any kind to any third party, subject, however, to any non-exclusive license rights granted to customers in the ordinary course of business.
          (f) Consonant or one or more of its Subsidiaries has acquired and currently holds written or electronic licenses permitting Consonant and its Subsidiaries to use and incorporate each and every item of Consonant Third Party Intellectual Property that is necessary to, or used by Consonant or any of its Subsidiaries in the operation of, the business of Consonant and its Subsidiaries as each is currently conducted and has been conducted within the six (6) years prior to the date of this Agreement, including all products and services currently distributed, licensed, or provided to customers by Consonant or any of its Subsidiaries or proposed to be distributed, licensed or provided to customers within the next twelve months. Except with respect to non-exclusive licenses for generally available commercial off-the-shelf software programs, each such license associated with any products or services distributed, licensed or provided by Consonant or any of its Subsidiaries is valid throughout the world, of perpetual duration, non-terminable by the licensor except for breach or insolvency of the licensor, assignable without restriction or condition, and fully sublicensable within the scope of the license granted. There is no outstanding unresolved claim, and to the Knowledge of Consonant, there is no basis for any claim, that Consonant or any of its Subsidiaries is in breach of any such license. The execution and delivery of this Agreement by Consonant and the consummation of the transactions contemplated hereby, will not cause Consonant or any of its Subsidiaries to be in violation or default under any such license or entitle any other party to terminate or modify any such license.
          (g) The Consonant Intellectual Property, together with the Consonant Third Party Intellectual Property, constitutes (i) all Intellectual Property used by Consonant and its Subsidiaries in the operation of the business of Consonant and its Subsidiaries as each is currently conducted, has been conducted within the six (6) years prior to the date of this Agreement, and is currently proposed to be conducted in the future, and (ii) all Intellectual Property necessary to the operation of the business of Consonant and its Subsidiaries as each is currently conducted, has been conducted within the six (6) years prior to the date of this Agreement, and is currently proposed to be conducted within the next twelve (12) months.
          (h) No Consonant Intellectual Property, and to the Knowledge of Consonant, no Consonant Third Party Intellectual Property, is subject to any Court Order, any Proceeding in which a Court Order is sought, or any agreement, that does or would in any manner restrict, condition and/or materially affect the validity or enforceability thereof, or the use, transfer or licensing thereof by Consonant or any of its Subsidiaries.
          (i) No Public Intellectual Property (as defined below) has been or is incorporated in, or distributed in conjunction with, in whole or in part, any Consonant Intellectual Property or any Consonant Third Party Intellectual Property; and no Consonant Intellectual Property has been distributed in whole or in part as Public Intellectual Property.
          (j) There is no outstanding unresolved demand or claim, and to the Knowledge of Consonant, there is no basis for any demand or claim, that the operation of the business of Consonant or any of its Subsidiaries or any act, product, technology or service of Consonant or any of its Subsidiaries infringes, misappropriates, or dilutes any Intellectual Property of any Person (including, without limitation, any demand or request that Consonant or any Subsidiary license any rights from a third party). Neither Consonant nor any of its Subsidiaries has received, at any time during the six-year period preceding the date hereof, or, to the Knowledge of Consonant, is aware of any facts that indicate a likelihood of receiving, written notice from any Person directing Consonant or any of its Subsidiaries to review or consider the applicability of such Person’s Intellectual Property Rights to the business of Consonant or any Subsidiary and/or the Consonant Intellectual Property.
          (k) To the Knowledge of Consonant, no Person is infringing, misappropriating, or diluting, or is intending to infringe, misappropriate, or dilute, any Consonant Intellectual Property or any Consonant Third Party Intellectual Property in which Consonant or any of its Subsidiaries is the owner or exclusive licensee.
          (l) Consonant and its Subsidiaries have taken commercially reasonable steps to ensure that their Employees have not disclosed to them any information that is subject to any restriction of confidentiality in favor of any prior employer or other Person.
          (m) Consonant and its Subsidiaries have taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Trade Secrets. During the six (6) years prior to the date hereof, (i) there have been no material security breaches in Consonant’s or any of its Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of Consonant’s or its Subsidiaries’ information technology systems that have adversely affected in any material respect Consonant’s or any of its Subsidiaries’ business or operations.
          (n) Consonant and its Subsidiaries have at all times complied with all applicable Law, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by Consonant and its Subsidiaries in the conduct of its business, including but not limited to the Children’s Online Privacy Protection Act. No claims have been asserted or threatened against Consonant or any of its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by Consonant or any of its Subsidiaries in the conduct of their business. Each of Consonant and its Subsidiaries take reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.
     Section 4.11. Title to Properties; Leases; Assets. Consonant and each Subsidiary of Consonant has good and valid title to, and is the lawful owner of, or has the right to use pursuant to a lease, license or otherwise, all the tangible and intangible personal property used in its business free and clear of all Liens and material defects, except for Permitted Liens and for defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, have not had or would not reasonably be expected to materially interfere with the continuous use of the property for the purposes for which the property is currently used. Neither Consonant nor any Subsidiary of Consonant owns any real property or has any option to acquire any real property. Section 4.11 of the Consonant Disclosure Schedule sets forth all real property leases of Consonant and its Subsidiaries (including all amendments, extensions, renewals, guarantees and other agreements with respect thereto), and Consonant has delivered or made available true and complete copies of all such written leases or other agreements. All such leases are valid, binding and enforceable against Consonant or one of its Subsidiaries (and, to the Knowledge of Consonant, each other party thereto) in accordance with their respective terms, Consonant has not received any written notice of a material default by Consonant or any such Subsidiary, as the case may be, under any such lease that remains outstanding. Consonant has not given any written notice of a material default by any other party to any such lease that remains outstanding, and there does not exist, under any lease of real property, any default or any event which, with notice or lapse of time or both, would constitute a default by Consonant or such Subsidiary, as the case may be, or to the Knowledge of Consonant, by any other party thereto, except for a default that, individually or in the aggregate, have not had or would not reasonably be expected to materially interfere with the continuous use of the property for the purposes for which the property is currently used. Consonant and each Subsidiary enjoys peaceful and undisturbed possession of all real property under all leases identified on Section 4.11 of the Consonant Disclosure Schedule. Neither Consonant nor any of its Subsidiaries have assigned, sublet or otherwise transferred any interest in any such lease, and no other Person has any rights to the use, occupancy or enjoyment of any real property governed thereby pursuant to any lease, sublease, license, occupancy or other agreement. All leases of real property will continue to be legal, binding, and enforceable and in full force and effect immediately following the Closing Date in accordance with the terms in effect immediately prior to the Closing Date. Consonant and each of its Subsidiaries has all of the rights, properties and assets (real, personal, mixed, tangible or intangible) that are necessary or desirable for the conduct of their respective business (the “Consonant Assets”) and there are no defects in the Consonant Assets that materially interfere with the operation thereof. No Person (including any Affiliate of Consonant or any Subsidiary of Consonant) owns or has any interest by lease, license or otherwise in any of

Consonant Assets. The execution and delivery of the Transaction Documents at the Closing will be sufficient to convey good and marketable title to the Consonant Assets to the Consonant Surviving Corporation free any clear of any Lien, except any Liens which, individually or in the aggregate, would not reasonably be expected to result in a Consonant Material Adverse Effect. The representations and warranties contained in this Section 4.11 do not apply to Intellectual Property which is covered exclusively by the representations and warranties set forth in Section 4.10 hereof.
     Section 4.12. Environmental Matters. Consonant and each Subsidiary of Consonant has complied in all material respects and is in compliance in all material respects with all applicable Environmental Laws; to the Knowledge of Consonant, no written notice of violation, notification of Liability, request for information or order has been received by, and no fine or penalty has been issued to, Consonant or any Subsidiary of Consonant relating to or arising out of any Environmental Law; no material Proceeding arising under any Environmental Laws is pending, or to the Knowledge of Consonant, threatened, against Consonant or any Subsidiary thereof; and Consonant has provided to Vowel all environmental site assessments, audits, investigations and studies in the possession, custody or control of Consonant or any Subsidiary of Consonant, relating to any leased real property of Consonant or its Subsidiaries.
     Section 4.13. Material Contracts.
          (a) Section 4.13(a) of the Consonant Disclosure Schedule sets forth each of the following Contracts presently in effect, to which Consonant or any Subsidiary of Consonant is a party or is bound by as of the date hereof (organized in subsections corresponding to the subsections of this Section 4.13(a)):
               (i) Contracts for money borrowed, and any related security agreements and collateral documents (including any agreements for any commitment for future loans, credit or financing evidencing, or with respect to, Indebtedness) or any guarantees of any of the foregoing;
               (ii) any Contract entered into by Consonant or any Subsidiary involving payment after the date of this Agreement by or to Consonant or any Subsidiary of Consonant of an aggregate of at least $100,000 per annum or an aggregate of $250,000 in total that is not terminable upon notice of 30 days or less without penalty, cost or Liability to Consonant or any Subsidiary of Consonant;
               (iii) any Contract with the Consonant Material Customers and the Consonant Material Vendors;
               (iv) any Contract relating to the lease, as lessee or lessor, or license, as licensee or licensor, of (x) any real property or (y) any other property (tangible or intangible) which, solely in the case of clause (y) provides for a future Liability or receivable, as the case may be, in excess of $100,000;

               (v) Contracts relating to any joint venture, strategic alliance, partnership agreements or profit sharing agreements;
               (vi) Contracts that would restrain Consonant or any Subsidiary of Consonant, or any Affiliate of Consonant, from engaging or competing in any business;
               (vii) Contracts containing a “most favored nations” pricing or commercial terms or other similar terms in favor of any Person, other than School Contracts;
               (viii) any material Contracts with any Governmental Authority, other than School Contracts;
               (ix) any employment, consulting or similar Contracts (A) with any member of the Consonant Board (or similar governing body) or any Subsidiary of Consonant, (B) with any executive officer of Consonant or any Subsidiary of Consonant, (C) with any other Employee of Consonant or any Subsidiary of Consonant, other than, in the case of this clause (C), those Contracts terminable by Consonant or any Subsidiary of Consonant, as the case may be, on no more than 30 days notice without Liability or financial obligations to Consonant or any Subsidiary or (D) which provide for severance, retention, change in control or other similar payments;
               (x) any collective bargaining agreement or other Contract with any labor union, trade union, works council or other employee organization;
               (xi) any Contract with any Affiliates (other than Consonant and its Subsidiaries);
               (xii) Contracts under which Consonant or any of its Subsidiaries has advanced or loaned any amount to any of its directors and Employees;
               (xiii) any Contract to provide source code into any escrow or to any Person (under any circumstances) for any product or technology or under which Consonant or any of its Subsidiaries agrees to encumber, not assert, transfer or sell rights in or with respect to any Intellectual Property;
               (xiv) any Contract which provides for the development of any Intellectual Property, independently or jointly, by or for Consonant or any of its Subsidiaries, except any such Contracts entered into in the ordinary course of business consistent with past practice;
               (xv) any Contract pursuant to which Consonant or any of its Subsidiaries has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any ownership interest or has agreed to purchase any ownership interest in any other Person (other than its Subsidiaries);
               (xvi) any material Contract entered into outside of the ordinary course of business;

               (xvii) any power of attorney given by Consonant or any of its Subsidiaries;
               (xviii) any Contract under which Consonant or any of its Subsidiaries has received or granted a license relating to any Intellectual Property that is material to the business of Consonant and its Subsidiaries, taken as a whole, other than non-exclusive licenses extended to customers, clients or other resellers in the ordinary course of business and other non-exclusive licenses for generally commercial off-the-shelf software programs;
               (xix) any Contract providing for indemnification by Consonant or any of its Subsidiaries, other than School Contracts and Contracts entered into in the ordinary course of business with respect to the purchase, sale, lease or license of any equipment, inventory, products, services, software or other property (whether real or personal, tangible or intangible);
               (xx) any settlement, conciliation or similar Contract, the performance of which will involve payment after the Closing Date in excess of $100,000;
               (xxi) Contracts relating to (x) the future disposition or acquisition (including any sale, lease, exchange, mortgage, or transfer) of any material assets or properties or (y) the disposition or acquisition since January 1, 2008 (including any sale, lease, exchange, mortgage, or transfer) of any material assets or properties, except inventory disposed of in the ordinary course of business;
               (xxii) Contracts under which Consonant or any Subsidiary of Consonant, as the case may be, has made or agreed to make any advance, loan, extension of credit, capital contribution or other investment in any Person (other than Consonant or any Subsidiary of Consonant, as the case may be) in excess of $25,000 to any one Person or $100,000 in the aggregate;
               (xxiii) any Contract with any investment banker, broker, advisor or similar party retained by Consonant or any stockholder in connection with the transactions contemplated by this Agreement; or
               (xxiv) Contracts other than as set forth above if the default of Consonant, any Subsidiary thereof or any other party thereto, or the failure of such Contract to be in full force and effect, would reasonably be likely to cause a Consonant Material Adverse Effect.
          (b) Consonant has delivered to (or made available for inspection by) Vowel correct and complete copies of all the Contracts, together with all amendments thereto, listed on Section 4.13(a) of the Consonant Disclosure Schedule (the “Consonant Material Contracts”).
          (c) All of the Consonant Material Contracts are valid, binding and in full force and effect and are enforceable by Consonant or the applicable Subsidiary in accordance with their terms, except for such failure to be valid and binding or in full force and effect that, individually or in the aggregate, would not reasonably be expected to result in a Consonant Material Adverse Effect and except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. Consonant or the applicable

Subsidiary has performed all material obligations required to be performed by it through the date of this Agreement under the Consonant Material Contracts (other than any of the Credit Agreements), and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default under any of the Consonant Material Contracts (other than any of the Credit Agreements) and, to the Knowledge of Consonant, no other party to any Consonant Material Contract (other than any of the Credit Agreements) is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for those breaches which would not, individually or in the aggregate, reasonably be expected to result in a Consonant Material Adverse Effect. Neither Consonant nor its Subsidiaries has received any written notice or has any Knowledge of the intention of any party to terminate or not renew any Consonant Material Contract (other than any of the Credit Agreements), except for a termination or non-renewal which would not, individually or in the aggregate, reasonably be expected to result in a Consonant Material Adverse Effect.
          (d) Without limiting the foregoing, as of the date hereof, (x) there is no Credit Agreement Default that is both existing and continuing, and (y) there is no ongoing material dispute between or among Consonant or any of its Subsidiaries, on the one hand, and the agent and/or lenders under any of the Credit Agreements, on the other hand, over whether a Credit Agreement Default is both existing and continuing. The execution, delivery and performance by Consonant of this Agreement and the other Transaction Documents to which Holdco, Consonant or any of their respective Subsidiaries is a party, and the consummation by Holdco, Consonant or any of their respective Subsidiaries of the Mergers and the other transactions contemplated hereby and thereby, do not and will not constitute a Credit Agreement Default. To the Knowledge of Consonant, as of the date hereof, there are no facts or circumstances which, if known by the agent and/or the lenders under any of the Credit Agreements, would give rise to a Credit Agreement Default.
     Section 4.14. Employee Benefit Plans.
          (a) Section 4.14(a) of the Consonant Disclosure Schedule sets forth a correct and complete list of (i) all employee welfare benefit plans (as defined in Section 3(1) of ERISA), (ii) all employee pension benefit plans (as defined in Section 3(2) of ERISA) and (iii) all other employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity-based plan, change in control agreement, retention, severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including multiemployer welfare arrangements, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, termination agreement, severance agreement, noncompetition agreement, consulting agreement, confidentiality agreement, vacation policy, Employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent that (A) is maintained by Consonant, any of its Subsidiaries or any Consonant ERISA Affiliate (as defined below) for the benefit of any current or former Employees or directors of Consonant or any of its Subsidiaries, or their beneficiaries (collectively, “Consonant Employees”), (B) has been approved by Consonant or any of its Subsidiaries but is not yet

effective for the benefit of Consonant Employees, or (C) was previously maintained by Consonant, any of its Subsidiaries or a Consonant ERISA Affiliate for the benefit of Consonant Employees with respect to which Consonant, any of its Subsidiaries or a Consonant ERISA Affiliate has or would be reasonably expected to have any Liability (each, a “Consonant Benefit Plan” and collectively, “Consonant Benefit Plans”). Consonant has made available to Vowel a correct and complete copy (where applicable) of (1) each Consonant Benefit Plan (or, where a Consonant Benefit Plan has not been reduced to writing, a summary of all material Consonant Benefit Plan terms of such Consonant Benefit Plan), (2) each trust or funding arrangement prepared in connection with each such Consonant Benefit Plan and the most recent trust statement showing the account value and assets, (3) the three most recently filed annual reports on IRS Form 5500 or any other annual report required by applicable Law, (4) the most recently received IRS determination letter for each such Consonant Benefit Plan, (5) the most recently prepared actuarial report and financial statement in connection with each such Consonant Benefit Plan, (6) the most recent summary plan description, any summaries of material modification, any employee handbooks and any material written communications (or a description of any material oral communications) by Consonant or any of its Subsidiaries to Consonant Employees generally concerning the extent of the benefits provided under any Consonant Benefit Plan, (7) all correspondence with the IRS, DOL and any other Governmental Authority regarding Consonant Benefit Plan, (8) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Consonant Benefit Plan and (9) any other documents in respect of any Consonant Benefit Plan reasonably requested by Consonant. Neither Consonant nor any of its Subsidiaries has any plan or commitment to establish any new Consonant Benefit Plan or to modify any Consonant Benefit Plan so as to materially increase Consonant compensation costs, except to the extent required by Law.
          (b) None of Consonant or any of its Subsidiaries or any other Person or entity that, together with Consonant or any of its Subsidiaries, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with Consonant and any of its Subsidiaries, a “Consonant ERISA Affiliate”), has now or at any time within the past six years (and in the case of any such other Person or entity, only during the period within the past six years that such other Person or entity was a Consonant ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a Multiemployer Plan or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA), in each case for which a Consonant ERISA Affiliate would reasonably be expected to incur Liability under Section 4063 or 4064 of ERISA.
          (c) (i) Each Consonant Benefit Plan has been maintained and operated in all material respects in compliance with its terms and applicable Law, including ERISA, the Code, Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and COBRA, and any other applicable Laws, including the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, (ii) with respect to each Consonant Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL or any other Governmental Authority, or to the participants or beneficiaries of such Consonant Benefit Plan have been filed or furnished on a timely basis, and (iii) each Consonant Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the IRS to the effect that Consonant Benefit Plan satisfies the requirements of Section 401(a) of the Code taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired, and to the Knowledge of Consonant there are no facts or circumstances that could reasonably be expected to adversely affect such qualification.
          (d) With respect to any Consonant Benefit Plan, (i) no actions, claims or proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Consonant, threatened, (ii) to the Knowledge of Consonant no facts or circumstances exist that would reasonably be expected to give rise to any such actions, claims or proceedings, and (iii) no administrative investigation, audit or other administrative proceeding by the DOL, the IRS or other Governmental Authority, including any voluntary compliance submission through the IRS’ Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, is pending, in progress or, to the Knowledge of Consonant, threatened.
          (e) Neither Consonant nor any of its Subsidiaries nor any other “party in interest” or “disqualified person” with respect to any Consonant Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Consonant Benefit Plan. To the Knowledge of Consonant no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with any Consonant Benefit Plan.
          (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any Consonant Employee, (ii) increase any benefits otherwise payable under any Consonant Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. Neither Consonant nor any of its Subsidiaries is a party to any contract, arrangement or plan pursuant to which it is bound to compensate any Person for any excise or other additional taxes under Section 409A or 4999 of the Code or any similar provision of Law, and to the extent that any Consonant Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Consonant Benefit Plan has been operated in good faith compliance with Section 409A of the Code and applicable guidance issued thereunder and has been amended to comply with Section 409A of the Code prior to January 1, 2009. No Employee of Consonant or any of its Subsidiaries with a base salary of at least $100,000 has given Consonant or any Subsidiary of Consonant any notice of an intention to, or, to the Knowledge of Consonant has any plans to, terminate his or her employment or other arrangement with Consonant or any Subsidiary of Consonant.
          (g) No oral commitments have been made by an officer of Consonant with the authority to make such commitments that would preclude Consonant from amending or terminating any material Consonant Benefit Plan to the extent the Consonant Benefit Plan otherwise permits amendment or termination.

          (h) All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Consonant Benefit Plan, and in accordance with applicable Law (including pursuant to 29 C.F.R. Section 2510.3-102), as of the date hereof have been timely made or reflected on Consonant’s financial statements in accordance with GAAP.
          (i) Except for the continuation coverage requirements under COBRA or other applicable Law, neither Consonant nor its Subsidiaries have any obligations or Liability for health, life or similar welfare benefits to Consonant Employees or their respective dependents following termination of employment.
          (j) Each Consonant Benefit Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and to the Knowledge of Consonant, has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each plan year ending prior to Closing.
          (k) Each Consonant Benefit Plan, if any, that is maintained in a jurisdiction outside of the United States or for Employees outside of the United States has been maintained in material compliance with all applicable laws, any and all costs and liabilities associated with such plans have been reflected in Consonant’s financial statements in accordance with GAAP.
     Section 4.15. Labor Matters.
          (a) Neither Consonant nor any of its Subsidiaries is or has been a party to any collective bargaining agreement or other labor union agreements, nor is any such collective bargaining agreement being negotiated. To the Knowledge of Consonant, no activities or proceedings are underway by any labor union to organize any Employees of Consonant or its Subsidiaries. No work stoppage, slowdown or labor strike against Consonant or any of its Subsidiaries is pending or threatened. Consonant and its Subsidiaries (i) have no direct or indirect Liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, (ii) are in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours, and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Law.
          (b) Neither Consonant nor any of its Subsidiaries has incurred, nor do either of them reasonably expect to incur, any Liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder, or any similar state or local Law which remains unsatisfied.
          (c) There is no unfair labor practice charge or complaint against Consonant or its Subsidiaries pending or, to the Knowledge of Consonant, threatened, before the National Labor Relations Board, any court or any Governmental Authority.
          (d) Consonant and each of its Affiliates are in compliance in all material respects with all applicable federal, state, local and foreign Laws concerning the employer-

employee relationship, including applicable wage and hour Laws, fair employment Laws, safety Laws, workers’ compensation statutes, unemployment Laws and social security Laws. There are no pending or, to the Knowledge of Consonant, threatened actions, charges, citations or consent decrees concerning: (i) wages, compensation, bonuses, commissions, awards or payroll deductions, equal employment or human rights violations regarding race, color, religion, sex, national origin, age, disability, veteran’s status, marital status, or any other recognized class, status or attribute under any federal, state, local or foreign equal employment Law prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) occupational safety and health, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration or any other claims under state or federal labor Law.
     Section 4.16. Employment Matters.
          (a) Section 4.16(a) of the Consonant Disclosure Schedule contains a true, complete and correct list setting forth the name, position or title, location, citizenship, date of hire and current compensation rate (including but not limited to salary, commission and bonus compensation) for each Employee of Consonant and its Subsidiaries with a base salary of at least $100,000, indicating whether they are employed or otherwise engaged on a salaried, hourly or piecework basis.
          (b) Consonant has not made any payments, and has not been and is not a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax Law) or that were or would not be deductible under Code Sections 162 or 404.
          (c) Neither the execution of this Agreement or the other Transaction Documents nor the transactions contemplated hereby or thereby nor the carrying on of Consonant’s or its Subsidiaries’ business by the Employees of Consonant or such Subsidiaries, nor the conduct of Consonant’s or its Subsidiaries’ business as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such Employees is now obligated.
          (d) To the Knowledge of Consonant, none of Consonant’s Employees or those of any of its Subsidiaries is obligated under any Contract, or subject to any Court Order, that would materially interfere with the use of his or her best efforts to promote the interests of Consonant and its Subsidiaries or that would conflict with Consonant’s or its Subsidiaries’ business as presently conducted and as presently proposed to be conducted in any material respect.
     Section 4.17. Litigation; Compliance with Laws; Licenses; Permits and Approvals.
          (a) There are no, and since January 1, 2005 there have not been any, material Proceedings pending or, to the Knowledge of Consonant, threatened against, by or affecting Consonant or any Subsidiary of Consonant (or to the Knowledge of Consonant, pending or threatened against any Employee of Consonant or any Subsidiary of Consonant with respect to their business activities on behalf of Consonant or any Subsidiary of Consonant), and neither Consonant nor any Subsidiary of Consonant is subject to or bound by any outstanding Court Order affecting the properties, assets, personnel or business activities of Consonant or its Subsidiaries. There are no material Proceedings pending or threatened against any executive officer of Consonant or any Subsidiary of Consonant and no executive officer of Consonant or any Subsidiary of Consonant is subject to or bound by any outstanding material Court Order. Neither Consonant nor any Subsidiary of Consonant has received written notice or, to the Knowledge of Consonant, is being charged with any material violation of any applicable Law relating to Consonant or any Subsidiary of Consonant or the operation of their respective businesses. There are no Proceedings pending or, to the Knowledge of Consonant, threatened that are reasonably likely to prohibit or restrain the ability of Consonant and its Subsidiaries to perform their obligations under the Transaction Documents or consummate the transactions contemplated hereby and thereby. To the Knowledge of Consonant, there are no facts or circumstances which, if known by a potential claimant or Governmental Authority, would give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to Consonant or any of its Subsidiaries, would reasonably be likely to have a Consonant Material Adverse Effect.
          (b) Consonant and each Subsidiary thereof is in compliance in all material respects with all Laws applicable to Consonant, each Subsidiary thereof and their respective assets. Since January 1, 2006, neither Consonant nor any Subsidiary of Consonant has received any written communication or notice from any Governmental Authority that alleges that Consonant or any Subsidiary of Consonant is not in compliance in any material respect with any material Law or Permits. Since January 1, 2006, no claims have been asserted or, to the Knowledge of Consonant, threatened in writing against Consonant or any Subsidiary of Consonant, alleging a violation of any Person’s privacy or personal information or data rights. The consummation of the transactions contemplated hereby will not materially breach or otherwise cause any material violation of any applicable Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used or held for use by Consonant or any Subsidiary of Consonant in the conduct of the business. Consonant and each Subsidiary of Consonant takes reasonable measures to protect such information against unauthorized access, use, modification, or other misuse. None of Consonant nor any of its Subsidiaries conducts business or sells products outside of the U.S. and, to the Knowledge of Consonant, no products of Consonant or any of its Subsidiaries are resold outside of the U.S. by any Person.
          (c) Consonant and each Subsidiary thereof has all Permits or other authorizations required for the conduct of its businesses as now being conducted and as proposed to be conducted, all of which are in full force and effect, except for the lack of Permits which, individually or in the aggregate, would not reasonably be likely to result in a Consonant Material Adverse Effect. All such Permits and authorizations are listed on Section 4.17(c) of the Consonant Disclosure Schedule. There are no Proceedings pending with respect to any Permits or, to the Knowledge of Consonant, threatened with respect to any Permits.

     Section 4.18. Brokers. Except as and only to the extent set forth on Section 4.18 of the Consonant Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Consonant.
     Section 4.19. Insurance. Consonant and its Subsidiaries have insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which each of Consonant and its Subsidiaries is a party or by which they are bound. The nature and extent of Consonant’s and its Subsidiaries’ insurance coverage, to the Knowledge of Consonant, are reasonable, given the nature of the risks inherent in Consonant’s and its Subsidiaries’ business, and are customary for similarly situated businesses. Set forth in Section 4.19 of the Consonant Disclosure Schedule is a list of all insurance policies and all fidelity bonds held by or applicable to Consonant and its Subsidiaries for policy year 2009 setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. No event relating to any of Consonant or its Subsidiaries has occurred which could reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a material prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two years and, to the Knowledge of Consonant, no threat has been made to cancel any insurance policy of any of Consonant or any Subsidiary of Consonant during such period. No event has occurred, including, without limitation, the failure by any of Consonant or any Subsidiary of Consonant to give any notice or information or Consonant or any Subsidiary of Consonant giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Consonant or any Subsidiary of Consonant in any material respect under any such insurance policies.
     Section 4.20. Related Party Transactions. No Employee, director, stockholder, partner, manager or member of Consonant or any Subsidiary of Consonant, any member of his or her immediate family or any of their respective Affiliates (each, a “Consonant Related Person”) (i) owes any amount to Consonant or any Subsidiary of Consonant nor do Consonant or any Subsidiary of Consonant owe any amount to, nor have Consonant or any Subsidiary of Consonant committed to make any loan or extend or guarantee credit to or for the benefit of, any Consonant Related Person, (ii) is involved in any business arrangement or other relationship (other than customary employment relationships) with Consonant or any Subsidiary of Consonant (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by Consonant or any Subsidiary of Consonant (other than rights arising out of employment arrangements) or (iv) has any claim or cause of action against Consonant or any Subsidiary of Consonant.
     Section 4.21. Customers and Vendors.
          (a) To the Knowledge of Consonant, neither Consonant nor any of its Subsidiaries has received any notice (written or otherwise) that any of its top twenty customers

(measured by revenue dollars as of the fiscal year ended December 31, 2008) set forth on Section 4.21(a) of the Consonant Disclosure Schedule (such top twenty customers, the “Consonant Material Customers”) intends to, or has threatened to, terminate or reduce in any material respect its business with Consonant and its Subsidiaries, and no such Consonant Material Customer has terminated or reduced its business, or modified its existing terms in an unfavorable manner, with Consonant or its Subsidiaries in the twelve months immediately preceding the date of this Agreement.
          (b) To the Knowledge of Consonant, neither Consonant nor any of its Subsidiaries has received any notice (written or otherwise) that any of its top ten vendors (measured by payment dollars as of the fiscal year ended December 31, 2008) set forth on Section 4.21(b) of the Consonant Disclosure Schedule (such top ten vendors, the “Consonant Material Vendors”) intends to, or has threatened to, terminate or reduce in any material respect its business with Consonant and its Subsidiaries, and no such Consonant Material Vendor has terminated or reduced its business with Consonant or any of its Subsidiaries, or modified its existing terms in an unfavorable manner, with Consonant or its Subsidiaries in the twelve months immediately preceding the date of this Agreement.
          (c) Since June 30, 2008, to the Knowledge of Consonant, neither Consonant nor any of its Subsidiaries has received any material complaints (whether written or oral) or has been engaged in any material disputes with any of the Consonant Material Customers or Consonant Material Vendors.
     Section 4.22. Accounts Receivable. Section 4.22 of the Consonant Disclosure Schedule sets forth a true, correct and complete listing and aging of the accounts receivable of Consonant as of December 31, 2008, determined in accordance with GAAP and which is prepared on a basis that is consistent with the presentation in the Consonant Financial Statements. All of such accounts receivable have arisen in bona fide arm’s-length transactions in the ordinary course of business. The reserves for doubtful accounts established by Consonant and reflected in Section 4.22 of the Consonant Disclosure Schedule or on the Consonant Financial Statements have been determined in accordance with GAAP.
     Section 4.23. No Prebillings or Prepayments. Except for existing subscription products sold in the ordinary course of business consistent with past practice, neither Consonant nor any Subsidiary of Consonant has billed or will bill, and Consonant has not received any payments (in the form of retainers or otherwise) from, any of its customers or potential customers for services to be rendered or for expenses to be incurred subsequent to the Closing Date, other than any Multi-Year Contracts. To the extent that accounts receivable include pre-billed amounts, the corresponding Liabilities have been accrued on Consonant’s books in accordance with GAAP.
     Section 4.24. Inventory. The inventories (net of returns and allowances) shown on the Consonant Financial Statements as of the Balance Sheet Date or thereafter acquired by Consonant or its Subsidiaries consist of items of a quantity and quality usable or saleable in the ordinary course of business. Since the Balance Sheet Date, Consonant and its Subsidiaries have continued to replenish inventories in a normal and customary manner consistent with past practices. Neither Consonant nor its Subsidiaries has received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values (net of returns and allowances) at which inventories are carried reflect the inventory valuation policy of Consonant and its Subsidiaries, which is in accordance with GAAP applied on a consistent basis. Since the Balance Sheet Date, due provision has been made on the books of Consonant and its Subsidiaries, as applicable, in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories and such inventory reserves as of the Balance Sheet Date are adequate to provide for such slow-moving, obsolete or unusable inventory shrinkage.
     Section 4.25. Foreign Corrupt Practices Act. Neither Consonant nor any of its Subsidiaries (including any of its directors, agents, distributors, Employees or other Person associated with or acting on its behalf) has, directly or indirectly, taken any action which would cause Consonant to be in material violation of the FCPA, and, to the Knowledge of Consonant, none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or Employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Consonant and its Subsidiaries have established reasonable internal controls and procedures reasonably designed to prevent and detect violations of the FCPA.
     Section 4.26. Export Controls. Consonant and its Subsidiaries have at all times conducted its export transactions materially in accordance with (i) all applicable U.S. export and re-export control laws and (ii) to the Knowledge of Consonant, all other applicable import/export controls in other countries in which Consonant conducts business. Without limiting the foregoing:
          (a) Consonant and each of its Subsidiaries has obtained, and is in material compliance with, all Export Approvals;
          (b) There are no pending or, to Knowledge of Consonant, threatened claims or legal actions against Consonant or any of its Subsidiaries with respect to such Export Approvals or with respect to the export control laws of any Governmental Authority; and
          (c) No Export Approvals for the transfer of export licenses to Holdco or the Consonant Surviving Corporation are required by the consummation of the Consonant Merger, or such Export Approvals can be obtained in a reasonable timely manner without material cost and without disruption to the conduct of operations by Holdco or Consonant Surviving Corporation.
     Section 4.27. Software. With respect to the use, operation, implementation and delivery of the software in the business of Consonant and its Subsidiaries, (i) no material capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business that are consistent with the past practice of Consonant and its Subsidiaries, taken as a whole, (ii) neither Consonant nor its Subsidiaries has experienced any material defects in such software, including any material error or omission in the processing of any transactions other than defects which have been corrected, and (iii) to the Knowledge of Consonant, no such software (x) contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or (y) is subject to the terms of any “open source” or other similar license that provides for the source code of the software to be publicly distributed or dedicated to the public.
     Section 4.28. Tax Qualification. Neither Consonant nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede the Mergers, taken together, from being treated as a transaction described in Section 351 of the Code.
     Section 4.29. Disclosure Documents. None of the information supplied or to be supplied by Consonant and its Subsidiaries for inclusion or incorporation by reference in the Filings will, at the respective times filed with the SEC or any other regulatory agency and, in addition, (A) in the case of the Proxy Statement/Prospectus, at the date it is first mailed to Vowel’s stockholders, at the time of the Vowel Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, in each case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Consonant in this Section 4.29 with respect to statements made or incorporated by reference in the Filings based on information supplied by Vowel and its Subsidiaries for inclusion or incorporation by reference therein.
     Section 4.30. State Takeover Statutes and Rights Plans. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to Consonant is applicable to the Reorganization or the other transactions contemplated by this Agreement. The Consonant Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to Consonant or Holdco, including the execution, delivery or performance of this Agreement and the consummation of the Reorganization and the other transactions contemplated hereby.
     Section 4.31. Bank Accounts. Section 4.31 of the Consonant Disclosure Schedule sets forth: (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Consonant and each Subsidiary of Consonant has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, safe deposit box and relationship, including in each case the account number and the names of the respective officers, Employees, agents or other similar representatives of Consonant and its Subsidiaries having signatory power with respect thereto.
     Section 4.32. Transaction Expenses. Set forth in Section 4.32 of the Consonant Disclosure Schedule is a list as of the date hereof of the consultants, financial advisors, attorneys, accountants and other similar agents and representatives retained by Holdco, Consonant or any of their respective Subsidiaries that have provided or are providing services in connection with the transactions contemplated by this Agreement and the Transaction Documents. The fees, costs and expenses of such consultants, financial advisors, attorneys, accountants and other similar agents and representatives, whether accrued, incurred or paid as of the date hereof or hereafter, but in each case, only to the extent for services that are performed or rendered since November 1, 2008 and are reasonably related to the transactions contemplated by this Agreement and the Transaction Documents, are referred to herein as the “Consonant Transaction Expenses”. With respect to the fees and expenses of Consonant’s attorneys and accountants, the term “Consonant Transaction Expenses” shall be based solely on such advisors’ hours actually worked and regular hourly rates, and shall not include any premiums, bonus or other fees based on successful completion of any of the transactions contemplated by this Agreement or the Transaction Documents.
ARTICLE IV-A
REPRESENTATIONS AND WARRANTIES OF HOLDCO
     Holdco hereby represents and warrants as of the date hereof and as of the Effective Time, to Consonant and Vowel as follows:
     Section 4A.1 General. Holdco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the Effective Time, Holdco shall have conducted its operations only for the purpose of consummating the transactions contemplated by this Agreement, and will have incurred no liabilities or obligations other than as contemplated herein or for such purpose. From and after the date hereof through the Effective Time, Holdco shall directly own all of the equity securities of the Merger Subsidiaries.
     Section 4A.2 Corporate Organization. Holdco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to carry on its business as now being conducted. Holdco has delivered or made available to Vowel a copy of its certificate of incorporation and by-laws (the “Holdco By-Laws”), and each such copy is true, correct and complete and such instrument is in full force and effect as of the date hereof.
     Section 4A.3 Capitalization.
          (a) On the date hereof the authorized capital stock of Holdco consists of 1,000 shares of Common Stock, all of which are issued and outstanding. On the Closing Date, in accordance with the Holdco Certificate of Incorporation, the authorized capital stock of Holdco will consist of 150,000,000 shares of Holdco Common Stock and 15,000,000 shares of preferred stock, $0.001 par value per share (“Holdco Preferred Stock”). No shares of Holdco Preferred Stock will be issued and outstanding as of the Effective Time. All outstanding shares of Holdco Common Stock are duly authorized, validly issued, fully-paid and non-assessable, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or any Contract to which Holdco is a party or otherwise bound.
          (b) There are no bonds, debentures, notes or other indebtedness of Holdco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Holdco Common Stock may vote (“Voting Holdco Debt”). Except as provided in this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance, commitments, Contracts, arrangements or undertakings of any kind to which Holdco is a party or by which Holdco is bound (i) obligating Holdco to issue, deliver or sell, or cause to be issued, delivered or sold, additional Holdco Common Stock, Holdco Preferred Stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any Holdco Common Stock, Holdco Preferred Stock or other equity interest in, Holdco or any Voting Holdco Debt or (ii) obligating Holdco to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking. There are no outstanding contractual obligations of Holdco to repurchase, redeem or otherwise acquire any Holdco Common Stock, Holdco Preferred Stock or other equity interests of Holdco. Except as provided in this Agreement, there are no stockholders agreements, voting trusts, Contracts or other commitments, arrangements or undertakings relating to the voting or disposition of any Holdco Common Stock, Holdco Preferred Stock or granting any Person or group of Persons the right to elect or to designate or nominate for election a director to the Holdco Board.
     Section 4A.4 Authority.
          (a) Holdco has requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The Holdco Board has validly approved the execution, delivery and performance of this Agreement, the other Transaction Documents to which Holdco is a party and the consummation of the transactions contemplated hereby and thereby including the Mergers. This Agreement and the other Transaction Documents to which Holdco is a party have been duly and validly executed and delivered by Holdco and constitute the valid and binding agreements of Holdco enforceable against Holdco in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (b) The execution, delivery and performance by Holdco of this Agreement and the other Transaction Documents to which it is a party do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Certificates of Merger, (ii) compliance with the applicable requirements of the HSR Act, (iii) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing of the Proxy Statement/Prospectus, (iv) to the extent provided in Section 5.15 hereof, filing and approval of a listing application with a national securities exchange, and (v) compliance with any applicable foreign or state securities or blue sky laws and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) individually or in the aggregate have a material adverse effect on Holdco or (B) prevent or delay the consummation of the Mergers.
     Section 4A.5 No Conflicts. The execution, delivery and performance by Holdco of this Agreement and the other Transaction Documents to which Holdco is a party and the consummation by Holdco or its Subsidiaries of the Mergers and the other transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the organizational or governing documents of Holdco or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Holdco or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) or an event of default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, any loan, guarantee of indebtedness or credit agreement or Contract binding upon Holdco or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Holdco or any of its Subsidiaries, except in the case of clauses (ii) and (iii), for such matters as would not, (A) individually or in the aggregate, reasonably be expected to have a material adverse effect on Holdco or (B) prevent or delay the consummation of the Mergers.
     Section 4A.6 Disclosure Documents. None of the information supplied or to be supplied by Holdco for inclusion or incorporation by reference in the Filings will, at the respective times filed with the SEC or any other regulatory agency and, in addition, (A) in the case of the Proxy Statement/Prospectus, at the date it is first mailed to Vowel’s stockholders, at the time of the Vowel Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, in each case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Holdco in this Section 4A.6 with respect to statements made or incorporated by reference in the Filings based on information supplied by Vowel or its Subsidiaries for inclusion or incorporation by reference therein.
ARTICLE V
COVENANTS
     Section 5.1. Conduct of Business by Consonant, Holdco and Vowel.
          (a) From and after the date hereof through and including the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Consonant or Vowel (which agreement by either Party shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly required or permitted by this

Agreement or the other Transaction Documents, including without limitation pursuant to Sections 2.4, 2.5 and 5.21, (iv) solely with respect to Vowel and its Subsidiaries, as set forth in Section 5.1(a) of the Vowel Disclosure Schedule or (v) solely with respect to Consonant and its Subsidiaries, as set forth in Section 5.1(a) of the Consonant Disclosure Schedule, each of Vowel and Consonant covenants and agrees with the other and Holdco that the business of such Party and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice in all material respects and such Party shall use its reasonable best efforts to maintain and preserve its business organization (and the business organization of its Subsidiaries) and to retain the services of its (and its Subsidiaries’) officers and key employees and maintain its (and its Subsidiaries’) relationships with customers, suppliers, lessees, licensees and other third parties to the end that its goodwill and ongoing business shall not be impaired in any material respect. From and after the date hereof through and including the Effective Time or the earlier Termination Date, as applicable, Holdco shall not amend its certificate of incorporation or by-laws as in effect on the date hereof, have any operations, incur or suffer any material Liabilities, or enter into any transactions or agreements with any Person (including transactions involving the incurrence of indebtedness or issuance of equity securities) except: (u) as set forth in Section 5.1(a) of the Consonant Disclosure Schedule; (v) Holdco may amend and restate its Certificate of Incorporation in its entirety in the form of the Amended and Restated Certificate of Incorporation attached hereto as Exhibit H (the “Holdco Certificate of Incorporation”) which amendment and restatement shall be effective prior to the Effective Time; (w) Holdco may issue a note to VSS-Consonant Holdings III in the form attached hereto as Exhibit Q (the “Holdco Note”) to the extent VSS—Consonant Holdings III loans Holdco the funds to pay the Vowel Transaction Expenses pursuant to Section 7.3(a) or the Vowel Expense Reimbursement Amount pursuant to Section 2.3(a) hereof, (x) as may be required by applicable Law, (y) as may be agreed in writing by Consonant and Vowel (which agreement by either Party shall not be unreasonably withheld, conditioned or delayed) and (z) as expressly contemplated by this Agreement or the Transaction Documents.
          (b) Subject to the exceptions contained in clauses (i) through (v) of Section 5.1(a), each of Vowel and Consonant agrees with the other that from and after the date hereof and through and including the Effective Time or the earlier Termination Date, if applicable, without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), it:
               (i) shall not, and shall not permit (subject to legal or contractual obligations) any of its Subsidiaries, to, directly or indirectly, authorize, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of such Party or its Subsidiaries), except dividends and distributions paid or made by such Subsidiaries to either Vowel, Consonant or Holdco (or any of their respective Subsidiaries), as the case may be;
               (ii) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of such Party which remains a wholly owned Subsidiary after consummation of such transaction;

               (iii) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except in each case (i) in connection with any Benefit Plan, and/or (ii) pursuant to the terms of any Vowel Stock Options;
               (iv) except as required by (x) written agreements in effect on the date hereof or (y) any Benefit Plan or as otherwise required by applicable Law (including Section 409A of the Code), shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (A) increase the compensation or other benefits payable or provided to its executive officers and/or directors or those of any of its Subsidiaries; (B) increase the compensation or other benefits payable or provided to its other employees or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, but in no event shall the sum of all such increases for a Party and its Subsidiaries exceed an aggregate of $100,000; (C) enter into or amend in any material respect any employment, change of control, severance or retention agreement (or any other terms of employment) with any of its employees, directors or officers or those of its Subsidiaries, except for severance agreements entered into with employees (other than executive officers) in the ordinary course of business in connection with terminations of employment providing severance payments of no more than two weeks salary plus an additional one week salary for each year of employment with such Party or its Subsidiaries; or (D) except as permitted pursuant to clause (C) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any of its current or former directors, officers or employees or those of any of its Subsidiaries, or any of their respective beneficiaries, except as is required to comply with Section 409A of the Code;
               (v) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or make any loans to any of its employees, officers or directors or those of its Subsidiaries (other than routine advances for business expenses in the ordinary course of business consistent with past practice) or make any material change in its existing borrowing or lending arrangements for or on behalf of any of such Persons;
               (vi) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;
               (vii) except for transactions among such Party and its wholly owned Subsidiaries or among such Party’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in such Party or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than in the case of Vowel, (x) issuances of shares of Vowel Common Stock in respect of any exercise of Vowel Stock Options or in respect of the settlement of any Vowel Stock-Based Awards, in each case, outstanding on the date hereof or as may be granted after the date hereof as required by written agreements in effect on the date hereof or Vowel Benefit Plans and set forth in Section 5.1(b)(vii) of the Vowel Disclosure Schedule, or (y)

the acquisition of shares of Vowel Common Stock from a holder of a Vowel Stock Option or Vowel Stock-Based Award in satisfaction of withholding obligations or in payment of the exercise price;
               (viii) except for transactions among such Party and its wholly owned Subsidiaries or among such Party’s wholly owned Subsidiaries, and except in the ordinary course of business consistent with past practice, it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its or any Subsidiary’s capital stock or any rights, warrants or options to acquire any such shares;
               (ix) except for transactions among such Party and its wholly owned Subsidiaries or among such Party’s wholly owned Subsidiaries, shall not, directly or indirectly, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject or suffer to exist to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, including the capital stock of Subsidiaries, except (A) pursuant to agreements in effect prior to the date hereof; or (B) as may be required by applicable Law or any Governmental Authority in order to permit or facilitate the consummation of the transactions contemplated hereby;
               (x) shall not and shall not permit any of its Subsidiaries to, directly or indirectly, incur any Liability for any capital expenditure which is not paid, discharged or satisfied in full prior to the Closing Date or which such Party or any of its Subsidiaries is otherwise required to pay, discharge or satisfy after the Closing Date, other than those capital expenditures set forth in such Party’s budget attached to Section 5.1(b)(x) of the Vowel Disclosure Schedule and attached to Section 5.1(b)(x) of the Consonant Disclosure Schedule, as applicable;
               (xi) except for transactions among such Party and its wholly owned Subsidiaries or among such Party’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, acquire by merger or consolidation, make an investment in or loan, advance or extension of credit to, or, directly or indirectly, by any other means, any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;
               (xii) shall not, directly or indirectly, incur, assume, guarantee, or become obligated with respect to any indebtedness for borrowed money except for (A) transactions among such Party and its wholly owned Subsidiaries or among such Party’s wholly owned Subsidiaries; (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness, and in any such case, on materially no less favorable terms and in principal amount no greater than the outstanding principal amount of the indebtedness being replaced, renewed, extended, refinanced or refunded; and (C) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the date hereof and described in the Vowel Disclosure Schedule or the Consonant Disclosure, as the case may be;
               (xiii) shall not, directly or indirectly, enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding between (A) the Party or any of its Subsidiaries, on the one hand; and (B) any affiliate of the Party (other than any of the Party’s Subsidiaries), on the other hand, of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (treating Consonant as if it were subject to such disclosure requirements), except that the foregoing prohibitions shall not apply to any transactions or agreements expressly set forth on Section 5.1(b)(xiii) of the Consonant Disclosure Schedule attached hereto that are entered into between or among Consonant and (x) its Subsidiaries or (y) the VSS Funds and their Affiliates;
               (xiv) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, or materially amend, modify or fail to renew, any Vowel Material Contract or Consonant Material Contract, as the case may be, or waive, release, grant, assign or transfer any of its material rights or claims thereunder, except (x) any such actions taken in the ordinary course of business consistent with past practice (provided that any action consisting of entering into a Multi-Year Contract between the date hereof and the earlier of the Effective Time or the Termination Date shall not be covered by this clause (x) but shall be permitted without consent if permitted by clause (y)) or (y) in the case of entering into any Multi-Year Contract, to the extent such Multi-Year Contract’s discounts and gross profitability (measured on an accounting basis consistent with GAAP) are consistent in all material respects with other similarly sized single-year and multi-year transactions entered into by Vowel prior to the date hereof;
               (xv) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (A) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of such Party or its Subsidiaries other than the payment of monetary damages not in excess of $2,500,000 in the aggregate since the date hereof (excluding amounts to be paid under existing insurance policies or renewals thereof or any amounts reflected or reserved against in such Party’s consolidated audited balance sheet as of the Balance Sheet Date), or (B) otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount;
               (xvi) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any material change in any method of financial accounting or make any material Tax election other than changes required by GAAP or applicable Law;
               (xvii) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (A) enter into any agreement to purchase or sell any interest in real property or grant a security interest in any real property, or (B) enter into any material lease, sublease or other occupancy agreement with respect to any real property or materially alter, amend, modify or terminate the terms of any lease for real property;
               (xviii) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other corporate reorganization;
               (xix) in the case of Consonant, shall not, and shall not permit any of its Subsidiaries to, modify, amend or obtain a waiver of any of the material terms of the Credit Agreements or take (or omit to take) any other action under the Credit Agreements, to the extent (i) set forth in Section 5.1(b)(xix) of the Consonant Disclosure Schedule, or (ii) any such modification, amendment, waiver, act or omission would be reasonably likely to result in a Consonant Material Adverse Effect;
               (xx) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, knowingly take any action that will likely result in the representations and warranties set forth in (A) with respect to Vowel, Article III and (B) with respect to Consonant, Article IV, becoming false or inaccurate in any material respect; and
               (xxi) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, agree, in writing or otherwise, to take any of the foregoing actions.
     Section 5.2. Access.
          (a) Each of Consonant and Vowel shall afford to the officers, directors, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of the other Party and its Subsidiaries (collectively, “Representatives”) reasonable access during normal business hours upon reasonable notice and as coordinated through such Party’s General Counsel, Chief Financial Officer or other authorized representative throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries properties, contracts, commitments, books and records. In addition, Consonant, Holdco and Vowel shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other Party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its business, finances, operations, properties, assets and personnel as the requesting Party may reasonably request. The foregoing notwithstanding, neither Consonant nor Vowel shall be required to afford such access if it determines in good faith that such access would constitute a violation of any applicable Law.
          (b) Each of Vowel and Consonant agree that all information provided to the other Party or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Material,” as such term is used in, and shall be treated in accordance with, the Confidentiality Agreements.
     Section 5.3. Vowel No Solicitation.
          (a) Subject to Section 5.3(b), Vowel agrees that neither it nor any Subsidiary of Vowel shall, and that it shall cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries, proposals or offers (including any proposal from or offer to Vowel’s stockholders) that will lead to or would constitute a Vowel Alternative Proposal or any inquiry, proposal or offer (including any proposal from or offer to Vowel’s stockholders) that is reasonably likely to lead to a Vowel Alternative Proposal; (ii) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any information or data relating to Vowel or any of its Subsidiaries in connection with, or have any discussions with any Person relating to, or that is reasonably likely to lead to, a Vowel Alternative Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Vowel Alternative

Proposal or a Vowel Superior Proposal; or (iv) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Vowel Alternative Proposal or a Vowel Superior Proposal; provided, however, it is understood and agreed that any determination or action by the Vowel Board permitted under Section 5.3(b) or (c), shall not, in and of itself, be deemed to be a breach or violation of this Section 5.3(a) or, in the case of Section 5.3(b), give Consonant a right to terminate this Agreement pursuant to Section 7.1(h). Vowel shall, and shall cause its Representatives to, cease immediately all discussions and negotiations with any Person conducted heretofore regarding any proposal that constitutes, or may reasonably be expected to lead to, a Vowel Alternative Proposal or a Vowel Superior Proposal, and immediately after the public announcement of this Agreement shall request the prompt return or destruction of all confidential information previously furnished to such Person(s) within the last three months for the purpose of evaluating a possible Vowel Alternative Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.3(a) by any Representative or Affiliate of Vowel or any Subsidiary, whether or not such Person is purporting to act on behalf of Vowel or any Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.3(a) by Vowel.
          (b) Notwithstanding anything to the contrary in Section 5.3(a), at any time prior to the Vowel Stockholder Approval, Vowel may, in response to an unsolicited written Vowel Alternative Proposal received after the date hereof (so long as such Vowel Alternative Proposal did not result from a breach of Section 5.3(a) by Vowel, any of its Subsidiaries or any of their respective Representatives or Affiliates), if the Vowel Board determines, in good faith, after consultation with its financial advisors, that such Vowel Alternative Proposal constitutes or is reasonably expected to lead to a Vowel Superior Proposal and with respect to which the Vowel Board determines in good faith, after consulting with its outside legal counsel, that such action is required in order for the Vowel Board to comply with its fiduciary obligations to the Vowel stockholders under applicable Law, (A) furnish non-public information with respect to Vowel and its Subsidiaries to the Person making such Vowel Alternative Proposal and its Representatives and potential debt and equity financing sources pursuant to a customary confidentiality agreement (in accordance with the provisions of Section 5.3(e)), and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Vowel Alternative Proposal; provided, however, that (i) Vowel shall contemporaneously provide or make available to Consonant (subject to the Vowel Confidentiality Agreement) any non-public information concerning Vowel or any of its Subsidiaries that is provided to the Person making such Vowel Alternative Proposal or its Representatives which was not previously provided or made available to Consonant (in which case, Vowel shall so advise Consonant that such was previously provided), and (ii) the Person making such Vowel Alternative Proposal becomes party to a confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such Person on Vowel’s behalf that is no less favorable to Vowel than the Vowel Confidentiality Agreement.
          (c) Except as set forth in this Section 5.3(c), neither the Vowel Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Consonant or publicly propose to withdraw or modify in a manner adverse to Consonant, the Vowel Recommendation, (ii) approve, recommend or take any position other than to recommend rejection (including modifying any recommendation of rejection) of, any Vowel Alternative Proposal, (iii) cause or permit Vowel or any of its Subsidiaries to enter into (or publicly propose that Vowel or any of its Subsidiaries enter into) approve or recommend any letter of intent, agreement in principle, acquisition agreement, option agreement or similar agreement constituting or relating to, or that is intended to be or would reasonably be likely to result in, any Vowel Alternative Proposal or Vowel Superior Proposal or (iv) approve or recommend, or publicly propose to approve, endorse or recommend any Vowel Alternative Proposal or Vowel Superior Proposal or any agreement, understanding or arrangement relating to any Vowel Alternative Proposal or Vowel Superior Proposal, except for a confidentiality agreement referred to in Section 5.3(b) entered into in the circumstances referred to in Section 5.3(b). Notwithstanding anything to the contrary contained herein, prior to receipt of the Vowel Stockholder Approval, the Vowel Board shall be permitted (i) not to recommend to Vowel’s stockholders approval and adoption of this Agreement and the Vowel Merger, (ii) to withdraw or modify (in a manner adverse to Consonant) the Vowel Recommendation (a “Change of Vowel Recommendation”), (iii) to approve or recommend any Vowel Superior Proposal and/or (iv) take any other actions that would otherwise be prohibited under the first sentence of this Section 5.3(c), but only if (A) Vowel, its Subsidiaries and their respective Representatives and Affiliates have complied with the terms of this Section 5.3, (B) Vowel has received an unsolicited Vowel Alternative Proposal which the Vowel Board (or any committee thereof) determines in good faith, after consultation with its financial advisors, constitutes a Vowel Superior Proposal, (C) the Vowel Board (or any committee thereof) determines in good faith, after consultation with its outside legal counsel, that such action is required in order for the Vowel Board to comply with its fiduciary obligations to the Vowel stockholders under applicable Law, (D) Vowel has delivered a prior written notice advising Consonant and Holdco that it intends to take such action (which notice shall include a copy of any materials and terms and conditions provided to Vowel by the Person making the Vowel Superior Proposal, including the identity of such Person) and (E) during the four (4) Business Day period following receipt by Consonant and Holdco of such written notice, Vowel and its Representatives shall negotiate in good faith with Consonant and/or Holdco and their respective Representatives to make such adjustments to the terms and conditions of this Agreement so that such Vowel Superior Proposal ceases to constitute a Vowel Superior Proposal or does not require the Vowel Board to make a Change of Vowel Recommendation in order to comply with its fiduciary obligations to the Vowel stockholders under applicable Law and (F) following the end of such four (4) Business Day period, the Vowel Board shall have determined in good faith after consultation with its financial advisors, taking into account any adjustments proposed by Consonant and/or Holdco to Vowel to the terms of this Agreement, that the Vowel Superior Proposal giving rise to such notice continues to constitute a Vowel Superior Proposal. Vowel acknowledges and agrees that each successive modification to the financial terms or other material terms of a Vowel Alternative Proposal that is determined to be a Vowel Superior Proposal shall be deemed to constitute a new Vowel Superior Proposal for purposes of this Section 5.3(c) and shall require a new compliance with the second sentence of this Section 5.3(c) (and, for the avoidance of doubt, shall require a new four (4) Business Day notice period following Consonant’s receipt of notice of, and all materials relating to, such modified Vowel Alternative Proposal th at is determined to be a Vowel Superior Proposal).
          (d) Nothing contained in Section 5.3 shall be deemed to prohibit Vowel from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012 of Regulation M-A promulgated under the Exchange Act or from making any disclosure to Vowel’s stockholders if, in the good faith judgment of the

Vowel Board, after consultation with its outside legal counsel, the making of such disclosure is required to comply with such rules and regulations; provided, however, in no event shall Vowel, the Vowel Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c). Nothing in this Section 5.3 shall prohibit Vowel or the Vowel Board from making any “stop, look and listen” communications to the stockholders of Vowel as limited by and pursuant to Rule 14d-9(f) of the Exchange Act and such communication shall not constitute a Change of Vowel Recommendation under this Agreement (including Article VII); provided, however, that in no event shall Vowel, the Vowel Board or any committee thereof take, or agree or resolve to take, any action prohibited by Sections 5.3(a) or (c).
          (e) Vowel promptly (and in any event within 24 hours) shall advise Consonant orally and in writing of (i) any inquiries, proposals or offers reasonably expected to lead to a Vowel Alternative Proposal, (ii) any request for information relating to Vowel or its Subsidiaries reasonably expected (in the good faith judgment of the Vowel Board) to lead to a Vowel Alternative Proposal and (iii) any inquiry or request for discussion or negotiation that would reasonably be expected to result in a Vowel Alternative Proposal, including in each case a copy of the materials (including, without limitation, any written inquiry, term sheet, letter of intent, proposal, offer or other indication of interest) provided to Vowel by such Person, the identity of the Person making any such Vowel Alternative Proposal, indication, inquiry, offer or request reasonably expected to lead to a Vowel Alternative Proposal and the material terms and conditions of any such Vowel Alternative Proposal or indication, inquiry or offer reasonably likely to lead to a Vowel Alternative Proposal. Vowel shall keep Consonant and Holdco reasonably informed on a reasonably current basis of the status and details (including any material changes to the terms thereof) and material discussions or negotiations regarding any such Vowel Alternative Proposal, indication, inquiry or offer reasonably likely to lead to a Vowel Alternative Proposal or any material developments relating thereto and promptly provide Consonant and Holdco with all copies of all written material communications and other material documents that reflect the terms of such Vowel Alternative Proposal, indication, inquiry or offer reasonably likely to lead to a Vowel Alternative Proposal (Vowel agreeing that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits Vowel from providing such information to Consonant).
     Section 5.4. Filings; Other Actions.
          (a) As promptly as reasonably practicable following the date of this Agreement, each of Vowel, Consonant and Holdco shall cooperate in preparing the Registration Statement and Holdco shall cause the Registration Statement to be filed with the SEC upon approval thereof by Vowel and Consonant, such approval not to be unreasonably withheld, delayed or conditioned. The Proxy Statement/Prospectus will be included in the Registration Statement as a prospectus and will constitute a part of the Registration Statement. Subject to Section 5.3(c), the Proxy Statement/Prospectus shall contain the Vowel Recommendation. Each of Vowel, Consonant and Holdco shall use commercially reasonable efforts to respond to any comments of the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to cause the Proxy Statement/Prospectus in definitive form to be mailed to Vowel’s stockholders as promptly as practicable after the

Registration Statement is declared effective under the Securities Act. Each of Vowel, Consonant and Holdco will notify the other parties, as promptly as practicable after the receipt thereof, of any written comments, and advise each other of any oral comments, from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Filings or for additional information, and will supply the other parties with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other Governmental Authority, on the other hand, with respect to the Filings, the transactions contemplated by this Agreement or the shares of Holdco Common Stock issuable pursuant to the Mergers. Vowel, Consonant and Holdco shall cooperate and provide the other Parties with a reasonable opportunity to review and comment on any amendment or supplement to the Filings prior to filing such with the SEC, and each will provide each other with a copy of all such filings made with the SEC. No amendment or supplement to any Filing will be made by Vowel or Consonant without the prior approval of Holdco (not to be unreasonably withheld or delayed), except as required by Law and then only to the extent necessary, or without providing the other parties the opportunity to review and comment thereon; provided, however, that Vowel, in connection with a Change of Vowel Recommendation, may amend or supplement the Filings (including by incorporation by reference) to effect such a Change of Vowel Recommendation. Holdco shall advise Consonant and Vowel promptly after it receives notice thereof, of the time when the Registration Statement has been declared effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of Holdco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction. If, at any time prior to the Effective Time, any information relating to the Parties, or any of their respective Subsidiaries, Affiliates, officers or directors should be discovered by the Parties which should be set forth in an amendment or supplement to the Filings so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or an event occurs which is required to be set forth in an amendment or supplement to the Filings, the Party that discovers such information shall promptly notify the other Party and an amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Vowel’s stockholders. Holdco, Consonant and Vowel shall furnish Lowenstein Sandler PC and/or McDermott Will & Emery LLP, as applicable, with executed representation letters in form and substance reasonably acceptable to such counsel to support opinions by each of Lowenstein Sandler PC and McDermott Will & Emery LLP addressed to Holdco to be filed as Exhibits 8.1 and 8.2 to the Registration Statement.
          (b) As promptly as practicable after the date of this Agreement, the Parties shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities Law relating to the Mergers and the other transactions contemplated by this Agreement.
          (c) Subject to the other provisions of this Agreement, including without limitation Section 5.3(c) and Section 7.1 (and for avoidance of doubt, subject to termination of this Agreement pursuant to Section 7.1(f)), as soon as is reasonably practicable following the date (the “SEC Effective Date”) upon which the Registration Statement becomes effective with the SEC, (i) Vowel shall, regardless of any Change of Vowel Recommendation, take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement/Prospectus for the purpose of obtaining the Vowel Stockholder Approval (the “Vowel Meeting”), it being understood that Vowel shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed not more than ten (10) calendar days after the SEC Effective Date, and (ii) subject to a Change of Vowel Recommendation in accordance with Section 5.3(c), the Vowel Board shall make the Vowel Recommendation (a statement to such effect shall be contained in the Proxy Statement/Prospectus) and Vowel shall use its commercially reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the transactions contemplated hereby, provided, the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change of Vowel Recommendation) of factual information regarding the business, financial condition or results of operations of Consonant or Vowel or the fact that a Vowel Alternative Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (but not in the Proxy Statement/Prospectus), to the extent Vowel’s Board, in good faith after consultation with its outside legal counsel, determines that such information, facts, identity or terms is required to comply with its fiduciary obligations to the Vowel stockholders under applicable Law and, provided, further, that the Vowel Board may only make a Change of Vowel Recommendation in accordance with Section 5.3(c).
          (d) Notwithstanding Sections 5.4(a) or (c), if on a date for which the Vowel Meeting is scheduled (the “Vowel Meeting Original Date”), Vowel has not received proxies representing a sufficient number of shares of Vowel Common Stock to adopt this Agreement, Vowel shall have the right to postpone or adjourn the Vowel Meeting to a date which shall not be more than 45 days after the Vowel Meeting Original Date. If Vowel continues not to receive proxies representing a sufficient number of shares of Vowel Common Stock to adopt this Agreement, Vowel may make one or more successive postponements or adjournments of the Vowel Meeting as long as the date of the Vowel Meeting is not postponed or adjourned more than an aggregate of 45 days from the Vowel Meeting Original Date in reliance on this subsection. In the event that the Vowel Meeting is adjourned or postponed as a result of applicable Law, including the need to supplement the Proxy Statement/Prospectus, any days resulting from such adjournment or postponement shall not be included for purposes of the calculations of numbers of days pursuant to this Section 5.4.
     Section 5.5. Efforts.
          (a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use all commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Vowel Specified Approvals and the Consonant Specified Approvals, from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any

Governmental Authority, (ii) obtaining all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that, except as otherwise expressly provided in this Agreement, in no event shall Vowel or any of its Subsidiaries, or Consonant or any of its Subsidiaries or Holdco be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement in excess of $500,000.
          (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Parties shall (i) promptly, but in no event later than fifteen (15) Business Days after the date hereof (or such later date as may be mutually agreed in writing by the Parties), file any and all required Notification and Report Forms under the HSR Act with respect to the Mergers and the other transactions contemplated by this Agreement, and use commercially reasonable efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act; (ii) use commercially reasonable efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking to obtain all such consents, permits, authorizations or approvals; (iii) supply to any Governmental Authorities as reasonably promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Authority; and (iv) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary promptly to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date); provided, however, that nothing contained in this Agreement shall be deemed to require any Party or any Subsidiary or Affiliate thereof to agree to any Action of Divesture.
          (c) Subject to applicable legal limitations and the instructions of any Governmental Authority and the Confidentiality Agreements, Vowel and Consonant shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by Vowel or Consonant or any of their respective Affiliates, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority with respect to such transactions. Vowel and Consonant shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority. Each of Vowel and Consonant agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by a Governmental Authority, gives the other party the opportunity to attend and participate.
          (d) In furtherance and not in limitation of the covenants of the Parties contained in Section 5.5(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of Vowel and Consonant shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Mergers and the other transactions contemplated by this Agreement.
          (e) Notwithstanding the provisions of Sections 5.5(a)-(d), to the extent that a Party or its Affiliates has confidential information contained in any filing with or correspondence to a Governmental Authority, such Party shall not be required to share such portion of such filing or correspondence with the other Party. A Party may request entry into a joint defense agreement as a condition to providing any materials to another Party in connection with the matters covered by Sections 5.5(a)-(d) and, upon receipt of that request, the Parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and in substance mutually acceptable to the Parties.
     Section 5.6. Takeover Statute. Subject to the provisions of this Agreement, if any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby after the date hereof, each of Vowel and Consonant and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on transactions contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Mergers and the other transactions contemplated hereby.
     Section 5.7. Public Announcements. Subject to Section 5.4(a) of this Agreement and except in connection with a Change of Vowel Recommendation, Holdco, Vowel and Consonant will consult with and provide each other the opportunity to review and comment upon any press release or other public statement, comment or filing and will obtain the approval of the other, such approval not to be unreasonably withheld, conditioned or delayed, prior to the issuance of such press release or other public statement or comment or the making of any filing relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment, or make any such filing, prior to such consultation and approval except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Parties will use their reasonable best efforts to consult with the other Parties in advance of any such press release or other public statement, comment or filing. The executive officers of Holdco, Consonant and Vowel will cause their respective employees, Representatives and Subsidiaries to comply with this Section 5.7. Holdco, Consonant and Vowel agree to issue a joint press release announcing this Agreement in form and substance mutually agreeable to Holdco, Consonant and Vowel.
     Section 5.8. Indemnification and Insurance.
          (a) Prior to the Effective Time, Vowel shall purchase a six-year extended reporting period (“tail”) to report claims under its then existing directors’ and officers’ (“D&O”) insurance policies (“D&O Program”) and its fiduciary liability insurance policies (“Fiduciary Program”) arising out of or pertaining to any action or omission occurring on or prior to the Effective Time (including any which arise out of or relate to the transaction contemplated by this Agreement and the Transaction Documents), all on terms no less favorable than such insurance then maintained in effect by Vowel or its Subsidiaries, including, without limitation, in terms of coverage and amount, except that the tail for the D&O Program, at Vowel’s option, shall provide coverage solely on a Side-A basis (the “D&O Tail Insurance”). Further, the excess insurance policies on the D&O Program, at Vowel’s option, each shall specify that they will drop down to provide coverage in place of any insolvent underlying insurer. After the Effective Time, neither Holdco nor Vowel shall amend, modify, replace or terminate the D&O Tail Insurance or any related policies or agreements that are in effect at or immediately before the Effective Time.
          (b) Holdco shall indemnify and hold harmless each present and former director and officer of Vowel and its Subsidiaries (the “Indemnified Persons”) against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether asserted or commenced prior to or after the Effective Time (but only to the extent relating to acts or omissions occurring on or prior to the Effective Time) (an “Indemnifiable Claim”), to the full extent permitted under the DGCL and Vowel’s and its Subsidiaries’ respective certificates of incorporation and by-laws, in each case as in effect on the date hereof or as expanded subsequent to the Effective Time. Holdco and Consonant acknowledge and accept as contract rights (and agree to cause Holdco’s and Consonant’s Subsidiaries (whether existing as of the date hereof or later formed or acquired, but excluding Consonant Learning and its Subsidiaries) to honor in accordance with their terms) the provisions of Vowel’s and its Subsidiaries’ (treating LAZEL as if it were a Subsidiary of Vowel as of the date hereof) respective certificates of incorporation and by-laws as in effect on the date hereof (or, in the case of LAZEL, as of the Closing) with respect to exculpation from liability and indemnification of officers, directors, employees and agents of Vowel and the Subsidiaries (including provisions relating to contributions, advancement of expenses and the like), and agree such rights shall not be modified or amended except as required by Law, unless such modification or amendment expands the rights of the Indemnified Persons to indemnification (including with respect to contribution, advancement of expenses and the like); provided, however, that, notwithstanding the foregoing, the above-described contract rights acknowledged and agreed by Holdco and Consonant (and their respective Subsidiaries, other than Consonant Learning and its Subsidiaries) under this Section 5.8(b), and any and all obligations with respect thereto, shall only be applicable to, and shall only include those rights set forth in the respective certificates of incorporation and by-laws (in each case, as in effect on the date hereof or as of the Effective Time in the case of LAZEL) of, each of Vowel and any Subsidiary of Vowel that remains in existence and a Subsidiary of Vowel at the Effective Time. If any Subsidiary of Vowel, other than LAZEL, is sold to, or merged or consolidated with, any Person other than Holdco or a Subsidiary thereof then such Subsidiary’s obligations under this Section 5.8(b) shall thereupon, automatically without further action or deed, be extinguished and void ab initio, other than with respect to any Indemnifiable Claim for which Holdco or any of its Subsidiaries shall have received written notice prior to the closing of any such sale, merger or consolidation. Holdco shall advance expenses (including attorneys’ fees) to each such Indemnified Person to the full extent permitted by law; provided, that, the Indemnified Person must provide a written undertaking to repay all expenses if it is finally judicially determined that such Indemnified Person is not entitled to indemnification. Any Indemnified Person seeking to claim indemnification or advancement of expenses under this Section 5.8(b), upon learning of any Indemnifiable Claim, shall promptly provide written notice to Holdco specifying in reasonable detail the Indemnifiable Claim, the basis for such indemnification or advancement of expenses and the undertaking contemplated by the preceding proviso if advancement of expenses is desired; provided, however, that the failure of an Indemnified Person to give such notice shall only relieve Holdco of its indemnification or advancement obligation to the extent of actual prejudice resulting therefrom. Notwithstanding anything in this Section 5.8(b) to the contrary, Holdco’s and its Subsidiaries’ obligations under this Section 5.8(b) shall terminate with respect to any Indemnifiable Claim for which Holdco or any of its Subsidiaries shall not have received written notice prior to the expiration of the applicable statute of limitations with respect to such Indemnifiable Claim (subject to any tolling agreements).
     Section 5.9. Employee Relations and Benefits.
          (a) Holdco shall not, and shall cause each of its Subsidiaries not to, make any material modifications, effective during the period beginning on the Closing Date and ending on the first anniversary thereof, to (i) the base compensation and incentive compensation program as in effect immediately prior to the Effective Time with respect to the Vowel Employees who are active employees of Vowel or any of its Subsidiaries as of the Effective Time (the “Vowel Active Employees”) or (ii) the employee benefit plans, programs and arrangements provided to Vowel Employees as in effect immediately prior to the Effective Time, unless, in case of clauses (i) or (ii) (other than with respect to 2009 incentive compensation payable in 2009 or 2010 pursuant to the plans or arrangements described in Section 5.9(a) of the Vowel Disclosure Schedules (the “2009 Incentive Plans”)), any such modification is applicable to similarly situated employees of Consonant Learning; provided, however, nothing in this Section 5.9 shall prevent Holdco or any Subsidiary from making any modification (other than with respect to 2009 Incentive Plans) (x) to the extent required to comply with applicable Law, or (y) that is approved by the Special Majority of the Holdco Board. Neither Vowel nor any of its Subsidiaries shall amend or otherwise modify the 2009 Incentive Plans prior to the Effective Time without the prior written consent of Holdco, and after the Effective Time, none of Holdco, Vowel or any of their respective Subsidiaries shall amend or otherwise modify or terminate the 2009 Incentive Plans without the consent of the Stockholders’ Representative. During the period beginning on the Closing Date and ending on the first anniversary thereof, any Vowel Active Employees who are terminated without cause (as reasonably determined by the applicable employer) shall be entitled to a severance amount no less than they would have received as severance under the Vowel Benefits Plans in effective immediately before the Effective Time.
          (b) Holdco and Consonant shall, and shall cause Vowel and the Subsidiaries of Holdco to, recognize all service of the Vowel Active Employees (consistent with Vowel’s service recognition policies) prior to the Closing Date as service in connection with any 401(k) savings plans, welfare benefit plans and employment policies (including any vacation and holiday policies) that are made available following the Closing Date by any of Holdco, Consonant or their respective Subsidiaries or Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding pension plan accruals).
          (c) Following the Closing Date, Holdco and Consonant shall, and shall cause the Subsidiaries of Holdco to, waive, or cause their insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Vowel Active Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) that is made available to Vowel Active Employees following the Closing Date.
          (d) Nothing herein, express or implied, shall confer upon any Vowel Employee or Consonant Employee any right to employment or continued employment for any specified period of any nature or kind whatsoever, under or by reason of this Agreement.
     Section 5.10. Holdco Stock Options. At or prior to the Effective Time the Holdco Board shall adopt the Holdco Equity Incentive Plan and within twenty (20) Business Days after the Effective Time, Holdco shall file with the SEC a registration statement on Form S-8 (or any successor or, including if Form S-8 is not available, other appropriate forms) with respect to the Holdco Common Stock authorized for issuance under the Holdco Equity Incentive Plan.
     Section 5.11. Control of Operations. Nothing contained in this Agreement (including without limitation Section 5.1) shall give any of Holdco, Consonant or Vowel, directly or indirectly, the right to control or direct any other Party’s operations prior to the Effective Time. Prior to the Effective Time, each of Holdco, Consonant and Vowel shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations and the operations of their respective Subsidiaries. If and to the extent that compliance with any covenant by a Party in Section 5.1 of this Agreement would result in, or would be reasonably likely to result in, a violation of any applicable Law relating to antitrust or competition matters, in each case in the reasonable, good faith judgment of the affected Party after consultation with outside counsel, then each of the Parties shall refrain from enforcing any such covenant and shall cooperate in good faith to structure an arrangement that effectuates the purpose of this Agreement without violation of applicable Law.
     Section 5.12. Notification of Certain Matters. Vowel shall give prompt notice to Consonant, and Consonant shall give prompt notice to Vowel, of (i) any notice or other communication received by such party (or any of its Affiliates) from any Governmental Authority in connection with the Mergers or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Vowel, the Surviving Corporations, or Consonant (or, following the Effective Time, Holdco); (ii) any Proceedings commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Mergers or the other transactions contemplated hereby; (iii) any representation or warranty made by it or Holdco in this Agreement or any Transaction Document becoming inaccurate or untrue in any material respect; or (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Mergers set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; and, provided, further, that the failure to give prompt notice hereunder pursuant to clause (iv) shall not constitute a failure of a condition to the Mergers set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.
     Section 5.13. Rule 16b-3. Prior to the Effective Time, Vowel will take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Vowel equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Vowel to be exempt under Rule 16b-3 promulgated under the Exchange Act. Prior to the Effective Time, Holdco will take such steps as may be reasonably necessary or advisable hereto to cause acquisitions of Holdco equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is or will become a director or officer of Holdco to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 5.14. Agreement to Defend; Stockholder Litigation. In the event any Proceeding by any Governmental Authority or other Person is commenced that questions the validity or legality of the Mergers, the other transactions contemplated by this Agreement or seeks damages in connection therewith, the Parties agree to cooperate and use their reasonable best efforts to promptly take or cause to be taken all actions necessary, proper or advisable to defend against and respond thereto; provided, that nothing in this Section 5.14 shall limit the Parties’ obligations under Section 5.5 hereof. Vowel shall give Consonant and Holdco a reasonable opportunity to participate (at Consonant’s or Holdco’s sole expense) in the defense or settlement of any stockholder litigation against Vowel and its directors relating to the Mergers; provided, that no such settlement shall be agreed to without Holdco’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless such settlement does not create any obligations for Vowel or its Subsidiaries other than the payment of monetary damages not in excess of $2,500,000 and Vowel, its Subsidiaries or other defendants, as applicable, receives a general release in its favor.

     Section 5.15. Nasdaq Listing. Each of Consonant, Vowel and Holdco shall use its reasonable best efforts to cause the shares of Holdco Common Stock to be issued as part of the Merger Consideration and any other shares to be reserved for issuance in connection with the Mergers to be approved for listing on the Nasdaq Global Market or such other national securities exchange as Holdco may determine; provided, however, that the failure of Holdco Common Stock to be so listed shall in no event provide any Party with the right to terminate this Agreement.
     Section 5.16. Directors of Holdco. As contemplated in the Holdco Stockholders Agreement by and among Holdco, VSS-Consonant Holdings III and the Stockholders’ Representative attached hereto as Exhibit G (the “Holdco Stockholders Agreement”) and on the terms and conditions contained therein, at the Effective Time, the Vowel Designees and the Consonant Designees shall be the directors of Holdco until their successors shall be duly elected and qualified or their earlier death, resignation or removal. Subject to the Holdco Stockholders Agreement, effective as of the Effective Time, the majority of the members of the Holdco Board (including the chairperson) shall be designated by the VSS Funds.
     Section 5.17. Tax-Free Qualification.
          (a) Each of Consonant, Vowel, Holdco and the Merger Subsidiaries shall use its respective reasonable best efforts to, and shall use its reasonable best efforts to cause each of its Subsidiaries to, cause the Mergers, taken together, to be treated as a transaction described in Section 351 of the Code. Each of Consonant, Vowel, Holdco and the Merger Subsidiaries shall use its respective reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its respective Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.17) that would prevent or impede the Mergers, taken together, from being treated as a transaction described in Section 351 of the Code.
          (b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of the Parties shall report the Mergers for U.S. federal income tax purposes collectively as a transaction within the meaning of Section 351 of the Code.
     Section 5.18. Tax Representation Letters. Vowel shall use its reasonable best efforts to deliver to Lowenstein Sandler PC and McDermott Will & Emery LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Vowel, containing representations of Vowel, and Consonant shall use its reasonable best efforts to deliver to Lowenstein Sandler PC and McDermott Will & Emery LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Consonant, containing representations of Consonant, in each case as shall be reasonably necessary or appropriate to enable Lowenstein Sandler PC to render the opinion described in Section 6.3(e) of this Agreement and McDermott Will & Emery LLP to render the opinion described in Section 6.2(f) of this Agreement.

     Section 5.19. Transfer Restrictions. Vowel agrees, with respect to each stockholder that is a party to any Vowel Voting Agreement, that if any such stockholder attempts to Transfer (as defined in the Vowel Voting Agreement), vote or provide any other person with the authority to vote any of the shares of Vowel Common Stock owned by such stockholder other than in compliance with the Vowel Voting Agreement, Vowel shall not (a) permit any such Transfer on the Vowel’s books and records, (b) issue a new certificate representing any of the shares of Vowel Common Stock or permit any book entries for any such Transfer with respect to any shares of Vowel Common Stock that are in uncertificated form or (c) record such vote, in each case, unless and until such stockholder shall have complied with the terms of the Vowel Voting Agreement.
     Section 5.20. Closing Deliveries. At or prior to the Effective Time, (i) Holdco and Consonant shall have delivered, or caused the delivery of, the duly executed documents, instruments and agreements required to be delivered by them as set forth on Schedule 5.20 and (ii) Vowel and its Subsidiaries shall have delivered, or caused the delivery of, the duly executed documents, instruments and agreements required to be delivered by them as set forth on Schedule 5.20.
     Section 5.21. Credit Agreements Provisions.
          (a) Holdco or Consonant shall provide to Vowel: (i) prompt written notice upon the occurrence of any “Default” or an “Event of Default” (as those terms are defined in the Credit Agreements as in effect on the date hereof) (in each case, a “Credit Agreement Default”), (ii) a copy of any written correspondence with, and a summary (oral or written) of any discussions with, the agent or lender under the Credit Agreements relating to an Event of Default promptly after receipt thereof, and (iii) copies of any compliance certificates and financial statements delivered by Consonant or any Subsidiary to any agent or other lender under the Credit Agreements promptly after receipt thereof.
          (b) From the date hereof through the earlier of the Effective Time or the Termination Date, if a Credit Agreement Default occurs under Section 6.10 of the Senior Credit Agreement or Section 8.3 of the Mezzanine Credit Agreement (each, a “Financial Default”) that may be cured (or, if permitted by the lenders thereunder, waived) under Section 8.04 of the Senior Credit Agreement or Section 9.6 of the Mezzanine Credit Agreement (each, a “Consonant Equity Cure”), then Consonant shall, subject to the limitation in the succeeding proviso, use commercially reasonable efforts to effect such Consonant Equity Cure within the time period permitted to do so under such Section 8.04 and Section 9.6, as applicable, by issuing equity securities (as permitted under the Credit Agreements, as in effect on the date hereof except for such amendments or modifications as are permitted under Schedule 5.1(b)(xix) of the Consonant Disclosure Schedule) or taking such other action (other than the issuance of any debt securities) as is permitted by, and has the effect of curing such Financial Default under, the applicable Credit Agreement (as in effect on the date hereof except for such amendments or modifications as are permitted under Schedule 5.1(b)(xix) of the Consonant Disclosure Schedule); provided, that, in no event shall Consonant be obligated to effect the Consonant Equity Cure if the amount required to be invested or paid directly to the agent and/or lenders exceeds $3,000,000 (less any

Equity Cure Payment Amount funded between the date hereof and the Effective Time) (the amount funded by Consonant prior to the Effective Time as described above, the “Equity Cure Payment Amount”); provided, further, however, Consonant shall have no obligation to effect the Consonant Equity Cure if, at the time such Consonant Equity Cure is consummated (or required to be consummated), a Credit Agreement Default other than a Financial Default (a “General Default”) does or would then exist after consummation of the Consonant Equity Cure (a “General Cure Failure”) or there is any other event or circumstance (related or unrelated to the Credit Agreements) that gives rise to a failure of any condition in Section 6.2, unless Vowel has validly and irrevocably waived the conditions set forth in Section 6.2 (relating to each and every then pending Credit Agreement Default and any other then existing non–Credit Agreement event or circumstance that gives rise to a failure of any such condition), it being understood that any such waiver shall not apply with respect to any General Default or other events or circumstances that are not in existence, or that were not fully disclosed by Consonant to Vowel, at the time of the consummation (or required consummation) of the Consonant Equity Cure. If a General Default occurs under either of the Credit Agreements, Consonant shall use its commercially reasonable efforts to cure or obtain a waiver of such General Default prior to the expiration of the Cure Period; provided, however, that in no event shall Consonant be required to pay any penalties, fees or other amounts to the applicable agent or lender to cure or obtain a waiver of a General Default; provided, further, however, the failure to cure or obtain a waiver of a General Default shall not give rise to the payment of the Consonant Ordinary Termination Fee, the Consonant Enhanced Termination Fee or Consonant Breach Termination Fee under this Agreement.
          (c) If (i) a Financial Default occurs, (ii) Consonant becomes obligated to effect the Consonant Equity Cure with respect to such Financial Default under Section 5.21(b), (iii) Consonant fails to do so in accordance with Section 5.21(b), and (iv) all of the conditions in Section 6.3 are satisfied as of the date that Consonant becomes obligated to effect such Consonant Equity Cure assuming that the Closing were to occur on such date (other than the conditions contained in Sections 6.3(e), (f) and (j)) (the occurrence of such events, an “Equity Cure Failure”), then Vowel may exercise its right to terminate this Agreement pursuant to Section 7.1(j) and shall upon such termination be entitled to receive the Consonant Enhanced Termination Fee.
          (d) If either the Equity Cure Payment Amount or the Consonant Acquired Debt Payment is greater than zero, or any other amount (up to but not exceeding $1,000,000) is paid by any of the Consonant Holders to the agent or lenders under the Credit Agreements after the date hereof through and including the Effective Time, if any, to cure or obtain a waiver of a Credit Agreement Default, then, in consideration of any such payment, at the Effective Time, Holdco shall issue to VSS-Consonant Holdings III, a Holdco Warrant, which shall be exercisable for a number of shares of Holdco Common Stock equal to the quotient (rounded down to the nearest whole number) of (x) the aggregate amount paid, divided by (y) the Vowel Per Share Cash Consideration. The Holdco Warrant shall be subject to customary registration rights in favor of the holder thereof and its permitted successors and assigns.
          (e) Notwithstanding anything to the contrary herein, neither VSS-Consonant Holdings III nor any of its Affiliates shall receive a Holdco Warrant with respect to: (a) any indebtedness under the Credit Agreements, unless such indebtedness is retired or contributed to Holdco and extinguished on or before the Effective Time; or (b) for the avoidance of doubt, any indebtedness issued after the date hereof by Consonant or VSS-Consonant Holdings or any Subsidiary thereof, the proceeds of which are used to acquire any, or which otherwise would be a, Consonant Acquired Debt Payment.
     Section 5.22. Vowel Tax Holdback Amounts; Tax Refund Escrow.
          (a) On or prior to the Effective Time, Vowel shall deposit with the Escrow Agent cash in immediately available funds equal to (x) the Vowel Tax Refund Holdback Amount, if any, to be held pursuant to the Escrow Agreement, which amount shall be deposited in the “CVR Escrow Account” (as that term is defined in the Escrow Agreement) and (y) unless covered by insurance at the Effective Time, the Vowel Closing Liability identified as number 7 on Schedule 5.24, which amount shall be deposited in the “280G Escrow Account” (as that term is defined in the Escrow Agreement).
          (b) Until the sooner of (x) payment in full of all amounts due (or which may become due) under the CVRs (other than the payment of the 280G Returned Amount) in accordance with their terms and (y) the eighteen (18) month anniversary of the Closing Date, Holdco shall cause Vowel and its Subsidiaries to, and Vowel and its Subsidiaries shall, deposit any and all Vowel Tax Refunds received by Vowel, any of its Subsidiaries or Holdco (on behalf of Vowel) on or after the Closing Date, promptly after receipt thereof, with the Escrow Agent in the CVR Escrow Account, to be held pursuant to the Escrow Agreement. Holdco shall cause Vowel and its Subsidiaries to, and Vowel and its Subsidiaries shall, use commercially reasonable efforts to recover such Vowel Tax Refunds during the period specified in the preceding sentence. Any and all funds deposited in the CVR Escrow Account (including interest thereon) shall be applied to the payment of the Contingent Value Rights in accordance with the Contingent Value Right Agreement; provided, however, Holdco shall be entitled to obtain the release from the CVR Escrow Account, in accordance with the terms of the Escrow Agreement, of an amount equal to (x) the portion of Agreed Contingencies for which Vowel is responsible pursuant to Section 5.23 and (y) the Vowel Tax Refund Documented Costs. The Stockholders’ Representative shall be entitled to obtain the release from the CVR Escrow Account in accordance with the terms of the Escrow Agreement of any fees, expenses or charges incurred or paid by the Stockholders’ Representative as contemplated in Section 8.2.
          (c) So long as funds remain in the CVR Escrow Account, Holdco and Vowel shall promptly provide to the Stockholders’ Representative and the Stockholders’ Representative shall promptly provide to Holdco and Vowel, all written statements and other correspondence received by such Person or any of such Person’s Subsidiaries from the Escrow Agent (or delivered by such Person or any of such Person’s Subsidiaries to the Escrow Agent) with respect to activity in the Escrow Account. In addition, Holdco shall deliver to the Stockholders’ Representative (1) within ten (10) days after receipt by the Escrow Agent, with respect to each calendar quarter while there are funds held in the CVR Escrow Account, a written statement setting forth each of the following: (a) the balance of the CVR Escrow Account as of the opening of business on the first day of such quarter (or on the Closing Date, in the case of the first quarter ended after the Closing Date); (b) any deposits and withdrawals made in the CVR Escrow Account during the quarter and (c) the balance of the CVR Escrow Account as of the last day of the quarter; and (2) within ten (10) days after the end of each calendar quarter while there are funds held under the CVR Escrow Account, a written statement setting forth each of the following: (a) the status of all unpaid Vowel Tax Refunds listed on Section 9.15(ii) of the Vowel Disclosure Schedule and (b) whether any dispute with a Governmental Authority exists with respect to any refund listed on Section 9.15(ii) of the Vowel Disclosure Schedule.
          (d) In order to secure their obligations to direct the Vowel Tax Refunds into the Escrow Account, at the Closing, Holdco and Vowel shall execute and deliver a security agreement in the form attached as Exhibit J hereto (the “Security Agreement”), under which each of Holdco and Vowel grants to the Stockholders’ Representative (on behalf of the Vowel Stockholders) a valid security interest in and to the Vowel Tax Refunds and all proceeds thereof with such proceeds to be distributed in accordance with the Escrow Agreement, together with such other ancillary agreements, instruments or certificates to be executed by either of them as are reasonably necessary or appropriate to perfect such security interest. In addition, notwithstanding anything to the contrary herein (including the covenants in Section 5.1), Vowel may at any time prior to the Closing notify the appropriate taxing authorities and direct payment of the Vowel Tax Refunds to the CVR Escrow Account or to a segregated Vowel account subject to a control agreement or similar arrangement that is mutually acceptable to the Parties, and, until the sooner of (x) payment of all Vowel Tax Refunds to the Escrow Agent in accordance with the Escrow Agreement and (y) the eighteen (18) month anniversary of the Closing Date, Holdco hereby agrees that it will cause such payment direction to be continuously effective and will not (and will not permit Vowel to) modify or revoke such payment direction, unless with the express written consent of the Stockholders’ Representative (which consent may be withheld or granted in its sole discretion).
     Section 5.23. Agreed Contingencies.
          (a) Vowel and Consonant have identified the Agreed Contingencies, and, provided that the Closing shall have occurred, agreed to a financial sharing arrangement with respect to such liabilities as set forth in this Section 5.23. If any of the Agreed Contingencies have been paid on or before the Closing Date, no adjustment shall be made pursuant to this Section 5.23 with respect to such Agreed Contingencies. If any of the Agreed Contingencies are assessed, levied or become subject to a notice of deficiency before the Closing Date, Vowel shall pay, settle or object to any such Agreed Contingencies in a manner consistent with its past practices.
          (b) After the Closing Date until the eighteen (18) month anniversary of the Closing Date, with respect to any Agreed Contingencies that are assessed, levied or become subject to a notice of deficiency, Holdco shall cause Vowel to, and Vowel shall, pay, settle or object to any such Agreed Contingencies in a commercially reasonable manner.
          (c) To the extent any of the Agreed Contingencies are paid by Holdco or its Subsidiaries after the Closing Date and on or before the eighteen (18) month anniversary of the Closing Date, an amount equal to 50% of the aggregate amount by which such Agreed Contingencies (except in the case of the Designated Tax Liability, then an amount not to exceed $1,400,000, and whether paid to a Governmental Authority or to the Designated Person) so paid or which are otherwise due and payable exceeds an aggregate deductible of $250,000 (such

$250,000 deductible to be reduced dollar for dollar to the extent such deductible previously mitigated a reduction of the CVR), shall dollar for dollar reduce the aggregate amount payable pursuant to the CVRs (but not below zero) in accordance with the terms thereof. Notwithstanding the foregoing, in the case of the Designated Tax Liability, to the extent the amount paid on or before the eighteen (18) month anniversary of the Closing Date in respect of the Designated Tax Liability exceeds the sum of $1,400,000 plus the then unused portion of the $250,000 deductible set forth in the immediately preceding sentence, whether paid to any Governmental Authority or to the Designated Person, such excess shall dollar for dollar reduce the aggregate amount payable pursuant to the CVRs (but not below zero) in accordance with the terms thereof. Holdco shall be entitled to obtain the release from the CVR Escrow Account in accordance with the terms of the Escrow Agreement of the amount by which the CVR is reduced pursuant to the two immediately preceding sentences. With respect to each Agreed Contingency paid on or before the eighteen (18) month anniversary of the Closing Date and the corresponding Vowel Shared Tax Offset Amount, Holdco shall, and shall cause Vowel, and Vowel shall, use commercially reasonable efforts to: (i) provided that a reduction is not prohibited under applicable Law, negotiate with the Governmental Authority to whom such Agreed Contingency is due, to have such Agreed Contingency reduced by such Vowel Shared Tax Offset Amount; and (ii) to the extent such Agreed Contingency is not so reduced under clause (i), include such Vowel Shared Tax Offset Amount in a refund claim, Tax Return or amended Tax Return, as applicable, in each case which shall be filed as soon as reasonably practicable. On or before the eighteen (18) month anniversary of the Closing Date, except as provided in the immediately succeeding sentence, Holdco shall and shall cause Vowel to, and Vowel shall, promptly deposit into the CVR Escrow Account an amount equal to the product of (x) the Applicable Refund Percentage multiplied by (y) the cash amount realized by Vowel, any of its Subsidiaries or Holdco (on behalf of Vowel) from any Vowel Shared Tax Offset Amounts on or before the eighteen (18) month anniversary of the Closing Date (but only to the extent not previously used to avoid a reduction in the CVR). Notwithstanding the immediately preceding sentence to the contrary, if any reduction of the CVR under this Agreement would have reduced the CVR below zero but for the limitations on reducing the CVR below zero in this Agreement, then any deposit into the CVR Escrow Account pursuant to the immediately preceding sentence shall be reduced, dollar for dollar, by the lesser of (x) the amount of such deposit, and (y) the amount by which the CVR would have been reduced below zero but for the limitations on such reductions in this Agreement, and this calculation shall be made on a cumulative basis.
     Section 5.24. Vowel Closing Liabilities. At or prior to the Effective Time, Vowel or its Subsidiaries shall (a) pay in cash to the recipients named in the Liability Contracts (as defined below) the Vowel Closing Funding Amount identified in numbers 5, 6, 14, 17 and 24 on Schedule 5.24, (b) retain in cash the Vowel Closing Funding Amount identified in numbers 13, 26, 27, 28, 29, 30 and, unless insurance is purchased prior to the Effective Time with respect to such Vowel Closing Liability number 31 on Schedule 5.24, (c) fund to the extent not already funded into a rabbi trust(s), the Vowel Closing Funding Amount identified in numbers 1, 2, 3, 4, 8, 9, 10, 11, 12, 15, 16, 18, 19, 20, 21, 22, 23, 25, 32 and 33 on Schedule 5.24, and (d) fund into the 280G Escrow Fund (as defined in the Escrow Agreement), the Vowel Closing Funding Amount identified as number 7 on Schedule 5.24 (unless insurance is purchased prior to the Effective Time with respect to such Vowel Closing Liability), in each case to the extent such Vowel Closing Liability remains a liability of Vowel or its Subsidiaries on such date (it being understood that Vowel or its Subsidiaries may pay such liabilities in cash on or prior to the

Effective Time, but only (i) to the extent required to be paid prior to the Effective Time by the terms of the Contract governing such payment, benefit or other liabilities, as such Contract is in effect on the date hereof (the “Liability Contracts”) or (ii) with respect to the Vowel Closing Liability identified as number 14 on Schedule 5.24). Forms of each of the agreements and other documents establishing each such trust, fund escrow account or arrangement (the “Liability Funding Documents”) shall be substantially in the form attached to Section 5.24 of the Vowel Disclosure Schedule. Following the Effective Time and until each of the respective Vowel Closing Liabilities is satisfied (whether satisfied by payment, provision of benefit, expiration of obligation, and/or forfeiture of the right to payment or benefit in accordance with the applicable Liability Contract), and unless otherwise required by applicable Law, Holdco shall cause Vowel and Vowel’s then Subsidiaries (but only so long as such Subsidiary remains a Subsidiary of Vowel) to: (i) refrain from pledging or acting to impose (or omitting to take any action which would have the effect of imposing) any lien, security interest or encumbrance on, whether directly or indirectly, the assets of Vowel and the amounts in such rabbi trusts, escrows, or cash set aside for the future satisfaction of the respective Vowel Closing Liability; (ii) to the extent the Vowel Closing Funding Amounts are funded by Vowel or its Subsidiaries in accordance with this Section 5.24, make the payments or refrain from preventing the Escrow Agent or the trustee for the applicable rabbi trust from making the payments as required to satisfy the respective Vowel Closing Liability as it comes due as provided for under the Liability Contracts and subject to the Liability Funding Documents; (iii) except as required by applicable Law, refrain from amending the terms governing a Liability Contract without the prior written consent of the Person or Persons party to such Vowel Closing Liability; (iv) except as otherwise provided in the last sentence of this Section 5.24, not prevent the Escrow Agent from paying to the CVR Rights Agent, for distribution pursuant to the CVRs, the amount, if any, that is retained in the CVR Escrow Account with respect to Vowel Closing Liability identified as number 7 on Schedule 5.24 (the “280G Returned Amount”) on or as of October 15, 2013 or such other time provided in the Escrow Agreement; and (v) not prevent the trustee of the rabbi trust(s) from paying to the Escrow Agent, for distribution to the CVR holders pursuant to the Escrow Agreement and the CVR Agreement, the amount, if any, that remains in the rabbi trust(s) with respect to each of the Vowel Closing Liabilities identified as numbers 8, 9, 10, 11, 12, 20, 21, 22, 23, 25 and 33 after the respective Vowel Closing Liability is satisfied (collectively, the “Excess Employee Payment Amounts”); and (vi) with respect to the Vowel Closing Liabilities identified as numbers 28, 29, 30, and 31 for which insurance has not been purchased, provide the same or substantially equivalent health benefits coverage as in effect immediately prior to the Closing Date, for the duration specified in the Liability Contract governing each such Vowel Closing Liability, at the same cost to the former employee as in effect immediately prior to the Closing Date, provided that to the extent Holdco, Vowel and Vowel’s Subsidiaries provide the benefits contemplated under this clause (vi), they may reduce the amounts set aside for such Vowel Closing Liability pro rata in equal installments, on a monthly basis, over the applicable period during which the applicable benefit is provided. Notwithstanding the foregoing, or any provision of any Liability Contract or Liability Funding Document to the contrary, to the extent any amount remains in the rabbi trust(s) with respect to any of the Vowel Closing Liabilities identified as numbers 15, 16, 18 or 19 after satisfaction in full of such liabilities, the trustee of the rabbi trust(s) shall promptly return such amount to Holdco. Notwithstanding anything in this Agreement or in the Escrow Agreement to the contrary, if the 280G Excess Amount is greater than zero, then, the 280G Returned Amount shall be reduced by such 280G Excess Amount and such 280G Excess

Amount shall be paid by the Escrow Agent to Holdco instead of the CVR Rights Agent, concurrent with the payment of the remaining portion 280G Returned Amount to the CVR Rights Agent. Following the Effective Time and until each of the respective Vowel Closing Liabilities is satisfied (whether satisfied by payment, provision of benefit, expiration of obligation, and/or forfeiture of the right to payment or benefit in accordance with the applicable Liability Contract), Holdco shall guarantee, pursuant to a guaranty in the form of Exhibit R hereto (the “Holdco Vowel Liability Guaranty”), the satisfaction in full of each Vowel Closing Liability identified as numbers 1, 2, 26, 27, 29, 30, and 31 on Schedule 5.24 (provided that, with respect to each such liability, if the dollar amount set forth on Schedule 5.24 in respect of such liability is not funded in full on or before the Effective Time in accordance with this Section 5.24, then the Holdco Vowel Liability Guaranty with respect to such liability (and only such liability) shall be limited to the amount so funded and such guaranteed obligations shall be reduced dollar for dollar to the extent such liability is paid to its intended recipient from the amounts funded prior to or at the Effective Time pursuant to this Section 5.24 as set forth on Schedule 5.24).
     Section 5.25. LAZEL Spinoff.
          (a) To be effective immediately prior to the Effective Time, Vowel shall, and shall cause its Subsidiaries to, effect the transfer of the businesses described as LearningA-Z.com and ExploreLearning from Vowel Expanded Learning to LAZEL (the “LAZEL Spinoff Transaction”) pursuant to the LAZEL Spinoff Documents. Vowel shall, and shall cause its Subsidiaries to, perform their respective obligations under the LAZEL Spinoff Documents. Unless this Agreement shall be terminated in accordance with its terms, Vowel shall not, and shall not cause or permit any of its Subsidiaries to: (x) terminate, amend or in any way modify any of the LAZEL Spinoff Documents or any provisions therein; or (y) except as expressly contemplated in this Agreement (including without limitation Section 5.1 or any corresponding schedule), enter into any Contract which has the effect of impeding, delaying or diminishing in any material respect the practical benefits to Holdco or any of its Subsidiaries of, the LAZEL Spinoff Transaction, unless, in the case of (x) or (y), Holdco shall have consented in writing prior thereto (which consent shall not be unreasonably withheld, conditioned or delayed).
          (b) After the Effective Time and the consummation of the LAZEL Spinoff Transaction, other than sales of inventory and services in the ordinary course of business, none of the equity interests, material assets, rights or material properties of LAZEL shall be transferred, sold, assigned, pledged, or disposed of, whether directly or indirectly, with or without consideration, or in any transaction or series of transactions, to Holdco or any Subsidiary of Holdco (such transaction being referred to as the “LAZEL Drop-Down Transaction”), unless and until all of the following conditions are satisfied: (i) Holdco determines in its reasonable good faith judgment that the LAZEL Drop-Down Transaction complies with the Credit Agreements (and any ancillary documents thereto) or the requisite lenders under the applicable Credit Agreements have consented to the LAZEL Drop-Down Transaction, (ii) all Vowel Transaction Expenses (including, without duplication, the Vowel Expense Reimbursement Amount) have been paid in full, (iii) Holdco shall have received a solvency opinion from a reputable valuation firm in form and substance reasonably satisfactory to the Special Majority of the Holdco Board, and (iv) Holdco shall provide an unconditional guaranty of payment (not collection) with respect to the remaining Vowel Closing Liabilities.
          (c) Prior to the LAZEL Drop-Down Transaction, LAZEL shall provide an unconditional guaranty of payment (not collection), in the form of Exhibit K attached hereto (the “LAZEL Guaranty”), of the Vowel Tax Refunds to the Escrow Agent in accordance with the Escrow Agreement, provided that such guaranty shall terminate automatically upon the consummation of the LAZEL Drop-Down Transaction, provided that all of the conditions precedent to the LAZEL Drop-Down Transaction set forth in clauses (i) through (iv) of Section 5.25(b) have been satisfied.
     Section 5.26. VEL Drop-Down Transaction and Related Agreements.
          (a) To be effective promptly following the Effective Time, unless and to the extent the Holdco Board determines otherwise, Vowel shall, and shall cause its Subsidiaries to, effect the transfer of 100% of the equity of Vowel Expanded Learning from Vowel to Consonant Learning (the “VEL Drop-Down Transaction”) pursuant to the VEL Drop-Down Documents. Vowel shall, and shall cause its Subsidiaries to, perform their respective obligations under the VEL Drop-Down Documents in accordance with the terms and conditions thereof. Unless this Agreement shall be terminated in accordance with its terms, Vowel shall not, and shall not cause or permit any of its Subsidiaries to: (x) terminate, amend or in any way modify any of the VEL Drop-Down Documents or any provisions therein; or (y) except as expressly contemplated in this Agreement (including Section 5.1 or any corresponding schedule), enter into any Contract which has the effect of impeding, delaying or diminishing in any material respect the practical benefits to Holdco or any of its Subsidiaries of, the VEL Drop-Down Transaction, unless, in the case of clause (x) or (y), Holdco shall have approved thereof (which approval shall not be unreasonably withheld, conditioned or delayed).
          (b) After the Closing until the Vowel Closing Liabilities are paid or discharged in full, whether in accordance with the terms of the plans or agreements governing the Vowel Closing Liabilities as in effect on the date hereof, or pursuant to amendments or modifications thereto that are agreed upon by each of the recipients or participants in such plans, Vowel shall not conduct any material business operations or incur any material Liabilities other than as are reasonably necessary to pay or discharge such then remaining Vowel Closing Liabilities or to fulfill any obligations expressly set forth in this Agreement or any Transaction Document and shall not transfer, pledge, encumber or otherwise dispose of any of Vowel’s assets, rights or privileges as of the Effective Time (other than as expressly contemplated pursuant to this Agreement); provided, however, nothing in this Section 5.26 shall prevent or prohibit Vowel from defending its assets, properties or rights in any Proceedings or otherwise from enforcing its rights and pursuing its remedies; provided, further, that nothing in this Section 5.26 shall prohibit Vowel from consummating (x) the VEL Drop-Down Transaction, (y) the transfer, sale, assignment or other disposition of any of its equity interests of VSS-Consonant Holdings which it shall have received as provided in the VEL Drop-Down Documents or (z) the LAZEL Drop-Down Transaction (so long as all of the conditions precedent to the LAZEL Drop-Down Transaction set forth in clauses (i) through (iv) of Section 5.25(b) have been satisfied prior to the consummation of the LAZEL Drop-Down Transaction).

     Section 5.27. Working Capital.
          (a) Except as expressly contemplated or permitted by, or disclosed pursuant to, this Agreement, Vowel shall, and shall cause its Subsidiaries to, during the period beginning on the date hereof through the Effective Time, manage working capital in the ordinary course of business consistent with past practices, in order to maintain a level of working capital consistent with past practice, including without limitation: (i) purchasing inventory at times and in amounts consistent with past practices; (ii) paying accounts payable in amounts and within time periods in the ordinary course of business consistent with past practices; (iii) not discounting sales, except to the extent doing so would be in the ordinary course of business consistent with past practice, (iv) failing to make investments or capital expenditures in accordance with the capital expenditure budget set forth in Section 5.1(b)(x) of the Vowel Disclosure Schedule, except to the extent doing so would be consistent with past practice, and (v) not accelerating collection of accounts receivable or discounting accounts receivable, except to the extent consistent with past practice.
          (b) Holdco has the right, for a period of thirty (30) calendar days after the Closing Date, to assert a breach by Vowel of any obligation in Section 5.27(a) by delivery of written notice (the “Working Capital Dispute Notice”) to the Stockholders’ Representative setting forth in reasonable detail the nature of the alleged breach and the amount by which the CVR should be reduced in accordance with the formula set forth in Section 5.27(d) (a “Working Capital Dispute”). The failure to timely deliver a Working Capital Dispute notice in accordance with the preceding sentence shall constitute a waiver of any dispute rights under this Section 5.27. If Holdco delivers a timely Working Capital Dispute Notice to the Stockholders’ Representative, Holdco and the Stockholders’ Representative shall negotiate in good faith to resolve the Working Capital Dispute and, if not resolved through negotiations within (10) Business Days after Holdco’s delivery of its Working Capital Dispute Notice, then Holdco and the Stockholders’ Representative shall jointly engage the Independent Accountant to resolve such Working Capital Dispute. To the extent Holdco and the Stockholders’ Representative resolve any portion of such Working Capital Dispute, they shall jointly deliver a written notice of such resolution to the Escrow Agent, who shall disburse to Holdco the amount set forth therein.
          (c) The Independent Accountant may, at its discretion, conduct a conference concerning the Working Capital Dispute, at which conference Holdco and the Stockholders’ Representative shall have the right to present additional documents, materials and other information and to have present their respective advisors, experts, counsel and accountants. In connection with the resolution of the Working Capital Dispute, there shall be no other hearings or oral examinations, testimony, depositions, discovery or other similar proceedings, unless the Independent Accountant shall so determine. Holdco shall make available to the Stockholders’ Representative and the Independent Accountant such documents, books, records, work papers, facilities, personnel and other information as the Stockholders’ Representative or the Independent Accountant may reasonably request to resolve the Working Capital Dispute. The Independent Accountant shall as promptly as possible, and in any event within thirty (30) days after the date of its appointment, render its decision on the dispute in writing to Holdco and the Stockholders’ Representative and shall set forth the amount of any adjustment to the CVR, if any, pursuant to Section 5.27(d) as is reflected in its decision (the “Working Capital Award”). The Independent Accountant (i) shall be bound to follow the provisions of this Agreement,

(ii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value claimed for such item by the Stockholders’ Representative or Holdco, as the case may be, (iii) shall limit its decision to such items as are in dispute, (iv) shall only have the power to determine (A) whether a breach of Section 5.27(a) has occurred and whether and the extent to which such breach increased or decreased the Available Vowel Cash for Cash Election, and (B) whether any change in the CVR should be made under Section 5.27(d) as a result of such breach, but in each case, the Independent Accountant’s determination must be in accordance with GAAP, (v) shall determine the party entitled to an award of fees and expenses pursuant to Section 5.27(e) and shall set forth such determination in the Working Capital Award, and (vi) shall not be deemed an arbitrator but only an independent party retained by the Parties for the purpose of making accounting and mathematical determinations in accordance with this Agreement. The determination of the Independent Accountant in accordance with this Section 5.27 shall be final and binding upon the parties.
          (d) If the Independent Accountant determines, in accordance with the procedures set forth in Section 5.27(c), that a breach of Section 5.27(a) has occurred, then the aggregate amount payable under the CVR shall be reduced, dollar for dollar, by the amount, if any, by which (i) the increase in the Available Vowel Cash for Cash Election directly resulting from such breach, exceeds (ii) $400,000.
          (e) If the Independent Accountant determines that the Stockholders’ Representative is the substantially prevailing party in any dispute determined in accordance with this Section 5.27, then Holdco shall pay the reasonable documented out-of-pocket fees and expenses of the Stockholders’ Representative incurred in such dispute (including without limitation the fees and expenses of its representatives, agents, attorneys and accountants), as well as the fees and expenses of the Independent Accountant. If the Independent Accountant determines that Holdco is the substantially prevailing party in any dispute determined in accordance with this Section 5.27, then, notwithstanding anything in this Agreement to the contrary, any amounts to be deposited with the Escrow Agent by Holdco or any Subsidiary pursuant to this Agreement after such Independent Accountant’s determination shall be reduced, and Holdco shall be permitted (or such Subsidiary shall be permitted to distribute to Holdco) to retain for its own account, dollar for dollar, an amount equal to the reasonable documented out-of-pocket fees and expenses of Holdco incurred in such dispute (including without limitation the fees and expenses of its representatives, agents, attorneys and accountants), as well as the fees and expenses of the Independent Accountant. If the Independent Accountant determines that neither party is the substantially prevailing party, then each party shall pay its own out-of-pocket fees and expense incurred in such dispute and one-half of the fees and expenses of the Independent Accountant.

ARTICLE VI
CLOSING CONDITIONS
     Section 6.1. Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the fulfillment (or written waiver by Consonant and Vowel) at or prior to the Effective Time of the following conditions:
          (a) The Vowel Stockholder Approval shall have been obtained.
          (b) No Law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority shall be in effect (a “Restraint”), in each case which has the effect of making any of the Holdings III Merger Transactions or the Mergers illegal or otherwise enjoining or prohibiting the consummation of any of the Holdings III Merger Transactions or the Mergers.
          (c) Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Mergers shall have expired or been earlier terminated and any waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under any other applicable antitrust or competition laws and regulations shall have expired or been earlier terminated.
          (d) The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no Proceedings for that purpose shall have been initiated or threatened in writing by the SEC.
     Section 6.2. Conditions to Obligation of Vowel to Effect the Vowel Merger. The obligation of Vowel to effect the Vowel Merger is further subject to the fulfillment (or written waiver by Vowel in its discretion) of the following conditions:
          (a) The representations and warranties of Holdco and Consonant shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date (except (A) to the extent a representation is by its express provisions made as of a specified date, in which case, it shall be true and correct in all material respects as of the specified date, and (B) to the extent a representation is by its express provisions qualified by materiality, Consonant Material Adverse Effect or a similar qualification, in which case, it shall be true and correct in all respects), except where the failure of the representations and warranties in the aggregate to be true and correct in all (or all material, as the case may be) respects would not have a Consonant Material Adverse Effect; provided, however, any event or circumstance under the Credit Agreements shall not give rise to a failure of condition under this Section 6.2(a).
          (b) Holdco, Consonant and their respective Subsidiaries shall have in all material respects performed all obligations and complied with all covenants required by this

Agreement and the Transaction Documents to be performed or complied with by them at or prior to the Effective Time.
          (c) No event has occurred or circumstance shall have come into existence, either individually or in the aggregate, that has or is reasonably expected to have a Consonant Material Adverse Effect; provided, however, any event or circumstance under the Credit Agreements shall not give rise to a failure of condition under this Section 6.2(c).
          (d) No Credit Agreement Default shall then be continuing under any of the Credit Agreements.
          (e) Holdco and Consonant shall have delivered to Vowel a certificate, dated as of the Closing Date and signed by a senior executive officer, certifying to the effect that the conditions set forth in Sections 6.2(a), 6.2(b), 6.2(c) and 6.2(d) have been satisfied.
          (f) Vowel shall have received from McDermott Will & Emery LLP, special tax counsel to Vowel (or other reputable tax counsel), a written opinion dated the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code. In rendering such opinion, counsel to Vowel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Tax Representation Letters described in Section 5.18 of this Agreement.
          (g) Holdco or Consonant shall have deposited all amounts required to be deposited with the Exchange Agent pursuant to Section 2.3 and Section 7.3(a).
          (h) The Holdings III Merger Transactions shall have been consummated in accordance with the terms of the Holdings III Merger Agreements.
          (i) Holdco, Consonant and/or the VSS Funds, as applicable, have executed and delivered the Transaction Documents to which they are a party at or prior to the Closing Date.
     Section 6.3. Conditions to Obligations of Consonant to Effect the Consonant Merger. The obligation of Consonant to effect the Consonant Merger is further subject to the fulfillment (or written waiver by Consonant in its discretion) of the following conditions:
          (a) The representations and warranties of Vowel shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date (except (A) to the extent a representation is by its express provisions made as of a specified date, in which case, it shall be true and correct in all material respects as of the specified date, and (B) to the extent a representation is by its express provisions qualified by materiality, Vowel Material Adverse Effect or a similar qualification, in which case, it shall be true and correct in all respects), except where the failure of the representations and warranties in the aggregate to be true and correct in all (or all material, as the case may be) respects would not have a Vowel Material Adverse Effect.

          (b) Vowel and its Subsidiaries shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Transaction Documents to be performed or complied with by it at or prior to the Effective Time.
          (c) No event has occurred or circumstance shall have come into existence, either individually or in the aggregate, that has or is reasonably expected to have a Vowel Material Adverse Effect.
          (d) Vowel shall have delivered to Consonant a certificate, dated as of the Closing Date and signed by an officer, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.
          (e) Consonant shall have received from Lowenstein Sandler PC, counsel to Consonant (or other reputable tax counsel), a written opinion dated the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code. In rendering such opinion, counsel to Consonant shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Tax Representation Letters described in Section 5.18 of this Agreement.
          (f) Each of the LAZEL Spinoff Transactions shall have been consummated in accordance with the LAZEL Spinoff Documents.
          (g) The Available Vowel Cash for Cash Election shall be greater than Twelve Million Dollars ($12,000,000).
          (h) The number of Vowel Dissenting Shares shall at any time not exceed 7.5000% of the total number of shares of Vowel Common Stock then outstanding.
          (i) After giving effect to the Mergers, the Persons included in the definition of “Permitted Holders” in the Senior Credit Agreement shall, directly or indirectly, own not less than fifty-one percent (51%) of the outstanding shares of Holdco Common Stock (taking into account the shares of Holdco Common Stock reserved for issuance under the Holdco Equity Incentive Plan).
          (j) Vowel or its Subsidiaries, as applicable, have executed and delivered the Transaction Documents to which they are a party at or prior to the Closing Date.
     Section 6.4. Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Mergers or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use all commercially reasonable efforts to consummate the Mergers and the other transactions contemplated hereby, as required by and subject to Section 5.5.
ARTICLE VII

TERMINATION
     Section 7.1. Termination or Abandonment. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or, subject to the terms hereof, after any approval by the stockholders of Vowel or Consonant of the matters presented in connection with the Mergers:
          (a) by the mutual written consent of Vowel and Consonant;
          (b) by either Vowel or Consonant, upon written notice to the other Parties, if (i) the Effective Time shall not have occurred on or before December 31, 2009 (the “Outside Date”) or (ii) the Registration Statement shall not have been filed on or before September 9, 2009 (the “Registration Statement Filing Date”) solely as a result of the failure of either Vowel or Consonant to obtain audited financial statements that are required for inclusion in the Registration Statement (including the respective independent auditors report and any consent required by the applicable auditor) (collectively, the “Required Financial Statements”); provided, that, the Party seeking to terminate this Agreement under any provision of this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date or the failure to obtain the Required Financial Statements on or before the Registration Statement Filing Date, as the case may be;
          (c) by either Vowel or Consonant, upon written notice to the other Parties, if any Restraint permanently enjoining or otherwise prohibiting the consummation of any of the Holdings III Merger Transactions or the Mergers has become final and non-appealable, provided, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used such efforts as may be required by Section 5.5 to prevent, oppose and remove such Restraint;
          (d) by either Vowel or Consonant, upon written notice to the other Parties, if the Vowel Meeting (including any adjournments or postponements thereof) shall have concluded and the Vowel Stockholder Approval contemplated by this Agreement shall not have been obtained;
          (e) by Vowel, upon written notice to the other Parties, if: (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Consonant or Holdco set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied; (ii) Vowel shall have delivered to Consonant written notice of such breach or failure; and (iii) such breach or failure is incapable of being cured (or has not been cured) in all material respects by the Outside Date; provided, however, that Vowel shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if it is then in material breach of any of its obligations, representations or warranties under this Agreement;
          (f) by Vowel, upon written notice to the other Parties, which notice may only be given after the SEC Effective Date until the Business Day immediately preceding the Vowel Stockholder Approval, in order to enable Vowel to enter into a definitive agreement providing for a transaction that is a Vowel Superior Proposal concurrently with such termination, if (i) Vowel has complied with Section 5.3(c), (ii) prior to or concurrently with such termination, Vowel pays the Vowel Termination Fee and (iii) such Vowel Superior Proposal was first received after the SEC Effective Date;
          (g) by Consonant, upon written notice to the other Parties, if: (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Vowel set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied; (ii) Consonant shall have delivered to Vowel written notice of such breach or failure; and (iii) such breach or failure is incapable of being cured (or has not been cured) in all material respects by the Outside Date; provided, however, that Consonant shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if it is then in material breach of any of its obligations, representations or warranties under this Agreement;
          (h) by Consonant, upon written notice to the other Parties, if, (A) whether or not permitted to do so, the Vowel Board or any committee thereof shall have withdrawn or modified (in a manner adverse to Consonant) its Vowel Recommendation, or approved or recommended any Vowel Alternative Proposal or Vowel Superior Proposal, (B) Vowel shall have failed to include in the Prospectus/Proxy Statement the Vowel Recommendation, (C) a tender or exchange offer relating to the Vowel Common Stock has been commenced and Vowel fails to send to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that Vowel’s Board recommends the rejection of such tender or exchange offer, (D) a Vowel Alternative Proposal or Vowel Superior Proposal is publicly announced, and Vowel fails to issue, within ten (10) Business Days after such Vowel Alternative Proposal or Vowel Superior Proposal is announced, a press release that reaffirms the Vowel Recommendation that the stockholders of Vowel vote in favor of the adoption of this Agreement, (E) the Vowel Board or any committee thereof fails to reject a Vowel Alternative Proposal and deliver written notice thereof to the other Parties, in each case, within ten (10) Business Days after the receipt thereof or shall have approved or publicly recommended a Vowel Alternative Proposal, (F) Vowel shall have entered into any letter of intent or similar document or any agreement, contract or commitment (except for a confidentiality agreement referred to in Section 5.3(b) entered into in the circumstances referred to in Section 5.3(b)) accepting any Vowel Superior Proposal or (G) Vowel is in material breach of any of its obligations set forth in Section 5.3, Section 5.4(a), Section 5.4(c), or Section 5.19;
          (i) by (A) Vowel, upon written notice to the other Parties, if the Closing has not occurred within eleven (11) Business Days following the satisfaction or waiver of all the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that, by their nature, cannot be satisfied until the Closing Date or Effective Time, as applicable, but which conditions would be satisfied if the Closing Date or Effective Time, as applicable, were the date of such notice), including, without limitation, due to the failure of Holdco to fund to the Exchange Agent either $25,000,000 pursuant to Section 2.3(a), the Vowel Expense Reimbursement Amount pursuant to Section 2.3(a), or to pay the Vowel Transaction Expenses (excluding the Vowel Expense Reimbursement Amount) pursuant to Section 7.3(a); provided, however, that Vowel may not exercise such right of termination until the earlier to occur of (i)

the Outside Date and (ii) the date that Vowel provided written notice to Consonant that the conditions set forth in Section 6.1 and Section 6.2 are satisfied or waived (other than those conditions set forth in Section 6.2(f), Section 6.2(g) and Section 6.2(h)) or (B) Consonant, upon written notice to the other Parties, if, whether or not the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived, Consonant elects to terminate this Agreement prior to the Effective Time other than pursuant to Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d), 7.1(g), 7.1(h) or 7.1(k);
          (j) by Vowel, upon written notice to the other Parties, if Vowel is entitled to terminate this Agreement under Section 5.21(c);
          (k) by Consonant, upon written notice to the other Parties, if the number of Vowel Dissenting Shares is equal to or exceeds 7.5000% of the total number of shares of Vowel Common Stock outstanding at the Effective Time; or
          (l) by Vowel, upon written notice to the other Parties, if, on the Closing Date, the Holdings III Merger Transactions shall not have been consummated in accordance with the terms of this Agreement.
     Section 7.2. Effect of Termination; Sole and Exclusive Remedy. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void and have no further effect and there shall be no liability or obligation on the part of the Parties or their respective Subsidiaries or Affiliates, except that the provisions of Section 5.2(b), Section 7.2, Section 7.3, and Article IX will survive the termination hereof; provided, however, that, in the event of a termination solely pursuant to Sections 7.1(e) or Section 7.1(g): (x) no such termination shall relieve any Party from liability for fraud; and (y) in the event that such termination results from (I) any “material and willful” breach of any representations and warranties contained in Article III or IV made and measured only as of the date hereof or (II) the failure by such Party to perform its material covenants or obligations hereunder, the Party committing such breach or failure to perform shall be liable for damages resulting from such breach or failure to perform but only to the extent permitted in this Section 7.2. The aggregate liability of Vowel, on the one hand, or Consonant and Holdco, on the other hand, for any “material and willful” breaches of representations or warranties made (and measured only) as of the date hereof, shall be based on actual damages suffered and shall not exceed, in the aggregate, $4,500,000 minus the amount which Vowel, on the one hand, or Consonant and Holdco, on the other hand, are obligated to pay pursuant to Section 7.3. If this Agreement is terminated by Vowel pursuant to Section 7.1(e) as a result of a failure by Holdco and/or Consonant (or any of their respective Affiliates) to perform material covenants or obligations to be performed at or prior to the Effective Time, except for any of the covenants or obligations to be performed under Section 5.21, then Consonant shall pay, or cause to be paid, to Vowel a fee of $4,500,000 (less any amounts to be paid by Consonant pursuant to Section 7.3) (the “Consonant Breach Termination Fee”). The Consonant Breach Termination Fee shall be paid by Consonant to Vowel in immediately available funds (to an account designated by Vowel) promptly upon termination of this Agreement by Vowel pursuant to Section 7.1(e). If this Agreement is terminated by Consonant pursuant to Section 7.1(g) as a result of a failure by Vowel (or any of its Affiliates) to perform material covenants or obligations to be performed at or prior to the Effective Time, then

Vowel shall pay, or cause to be paid, to Consonant a fee of $4,500,000 (less any amounts to be paid by Vowel pursuant to Section 7.3) (the “Vowel Breach Termination Fee”). The Vowel Breach Termination Fee shall be paid by Vowel to Consonant in immediately available funds (to an account designated by Consonant) promptly upon termination of this Agreement by Consonant pursuant to Section 7.1(g). The Parties acknowledge and agree that (A) the limitations contained herein with respect to covenants to be performed at or prior to Closing (“Pre-Closing Covenants”) shall not apply to any Post-Closing Covenants; (B) the limitations contained in this Section 7.2 shall not be interpreted such that Consonant and Holdco become liable under this Section 7.2 for more than an aggregate of $4,500,000 (and not a combined total of $9,000,000), and (C) the limitations set forth in this Section 7.2 shall in no respect limit the right of Holdco and/or Consonant to enforce specifically the terms and provisions of this Agreement pursuant to Section 9.9. The Parties acknowledge and agree that the damages for failure to perform material covenants and obligations to be performed prior to Closing resulting in a termination of this Agreement under Section 7.1(e) or Section 7.1(g) (the “Pre-Closing Liabilities”) are impractical to predict or forecast and the amount of the Consonant Breach Termination Fee and Vowel Breach Termination Fee represent a freely bargained for and reasonable estimate of such damages. The Parties agree that this Section 7.2 and the payments contemplated thereby are an integral part of the Mergers and the other transactions contemplated hereby and constitute liquidated damages and not a penalty for failure to perform material covenants and obligations to be performed prior to Closing resulting in a termination of this Agreement under Section 7.1(e) or Section 7.1(g), as applicable. For purposes of this Agreement, a “material and willful” breach shall mean, with respect to a representation or warranty set forth in Article III or IV, such representation or warranty was not, to the Knowledge of such Party, true and correct in all material respects when made as of the date hereof. For the avoidance of doubt, if any representation or warranty was true and correct in all material respects when made on the date hereof, but at any time thereafter, whether or not to such Party’s Knowledge, ceased to be true and correct, such failure to thereafter be or remain true and correct shall not give rise to a “material and willful” breach. For avoidance of doubt, the failure of Consonant to cure any Credit Agreement Default, shall not give rise to damages under this Section 7.2. It is understood and agreed that the remedies and liquidated damages provided in this Article VII, Section 9.9 and/or the VSS Limited Guarantee, as the case may be, shall be the sole and exclusive remedy for any act or omission resulting in or from the termination of this Agreement or other claim (regardless of whether accompanied by termination of this Agreement) arising out of any representation or warranty in Article III or IV of this Agreement or any covenant or obligation to be performed or satisfied at or prior to the Closing, and, except for such remedies and liquidated damages, no Party shall have, and each Party does hereby knowingly, intentionally, voluntarily and irrevocably waive, any other claim or right of recovery against any other Person with respect to such provisions of this Agreement. Holdco and Consonant acknowledge and agree that they shall not be entitled to assert any defense to the enforcement of any of their respective representations, warranties and covenants in this Agreement that are made with respect to, or to be performed by the Subsidiaries (as defined herein) of Consonant on the grounds that Consonant does not own or control such Subsidiaries as of the date hereof and/or that the Holdings III Merger Transactions have not yet occurred as of the date hereof.

     Section 7.3. Expenses and Other Payments.
          (a) Except as set forth in this Section 7.3, (i) if the Mergers are not consummated, all costs and expenses incurred in connection with the Mergers, this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the Party incurring or required to incur such expenses and (ii) if the Mergers are consummated, then all Vowel Transaction Expenses and Consonant Transaction Expenses incurred in connection with the Mergers, this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (including without limitation the premiums and commissions for the D&O Tail Insurance), other than the Vowel Expense Reimbursement Amount deposited with the Exchange Agent in accordance with Section 2.3, shall be paid in full by Vowel (but only to the extent of Vowel Excess Cash, if any) and Holdco (to the extent such Vowel Transaction Expenses and Consonant Transaction Expenses are in excess of Vowel Excess Cash) on the Closing Date to the appropriate vendors or other parties to whom such expenses are owed by wire transfer of immediately available funds; provided, however, all fees paid (x) in respect of any HSR Act or other regulatory filing and (y) to ghSmart & Company, Inc., shall be borne equally by Vowel and Consonant prior to the Effective Time. For the avoidance of doubt and notwithstanding anything to the contrary herein (express or implied), in no event shall the Available Vowel Cash for Cash Election, Available Cash for Tax Refund Consideration or any other amounts to be paid to Vowel Stockholders hereunder (whether before or after Closing) or to be applied to the Vowel Closing Liabilities be reduced by the amount of any Vowel Transaction Expenses (except with respect to any amount in excess of the D&O Maximum Amount) or Consonant Transaction Expenses, but, if Vowel Excess Cash is greater than zero, Vowel shall contribute to the Closing Date payment of Vowel Transaction Expenses an amount in cash equal to the lesser of (x) Vowel Excess Cash, and (y) Vowel Transaction Expenses. The Parties hereto agree that the Consonant Transaction Expenses may be paid by Holdco or its Subsidiaries at or after the Effective Time (subject to the restrictions set forth in the definition of Consonant Transaction Expenses in Section 4.32), but no such Consonant Transaction Expenses shall be paid by Holdco, Consonant or any of its Subsidiaries unless and until all Vowel Transaction Expenses are paid in full in cash.
          (b) Vowel shall pay, or cause to be paid, to Consonant a fee equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Vowel Termination Fee”), less any amounts paid pursuant to Section 7.3(c) below, if: (1)(x) this Agreement is terminated by Consonant or Vowel pursuant to Section 7.1(d) (or if this Agreement is terminable pursuant to Section 7.1(d) and Vowel terminates this Agreement for another reason other than pursuant to Section 7.1(e) or Section 7.1(j)), (y) at any time after the date hereof a Vowel Alternative Proposal or a Vowel Superior Proposal shall have been publicly announced or otherwise communicated to the Vowel Board and (z) within twelve (12) months of the termination of this Agreement by any Party, Vowel enters into a definitive agreement with any third party with respect to a Vowel Alternative Proposal or a Vowel Superior Proposal, or any such transaction is consummated; (2) this Agreement is terminated by Consonant pursuant to Section 7.1(h), provided that Consonant has terminated the Agreement within seven (7) Business Days after receipt of written notice from Vowel that any of the events set forth in Section 7.1(h) have occurred; or (3) this Agreement is terminated by Vowel pursuant to Section 7.1(f). Any Vowel Termination Fee shall be paid by wire transfer in immediately available funds to an account designated by Consonant and: (A) if paid pursuant to Section 7.3(b)(1) within two (2) Business

Days of Vowel entering into a definitive agreement with a third party with respect to a Vowel Alternative Proposal or a Vowel Superior Proposal, or the consummation of any such transaction; (B) if paid pursuant to Section 7.3(b)(2), within two (2) Business Days following termination of this Agreement by Consonant; or (C) if paid pursuant to Section 7.3(b)(3) prior to or concurrently with the termination of this Agreement by Vowel.
          (c) In the event that this Agreement is terminated pursuant to Section 7.1(d) (or if this Agreement is terminable pursuant to Section 7.1(d) and Vowel terminates this Agreement for another reason other than pursuant to Sections 7.1(e) or Section 7.1(j)) under circumstances in which no Vowel Termination Fee is then payable upon such termination (regardless if it subsequently becomes payable under Section 7.3(b)(1)), then Vowel shall promptly, but in no event later than five (5) Business Days after being notified of such by Consonant, pay all of the reasonable, documented out-of-pocket expenses incurred by Consonant in connection with this Agreement and the transactions contemplated by this Agreement, up to a maximum of Three Million Dollars ($3,000,000), by wire transfer in immediately available funds to an account designated by Consonant (the “Consonant Expense Reimbursement Amount”). In the event that a Vowel Termination Fee becomes payable pursuant to Section 7.3(b)(1) after the payment of the Consonant Expense Reimbursement Amount, the Vowel Termination Fee Amount then payable shall be reduced by the amount of the Consonant Expense Reimbursement Amount so paid. By way of example, in the event Vowel shall have paid to Consonant a Consonant Expense Reimbursement Amount of Three Million Dollars ($3,000,000) any Vowel Termination Fee Amount thereafter payable shall be equal to Four Million Five Hundred Thousand Dollars ($4,500,000). For avoidance of doubt, no Consonant Expense Reimbursement Amount shall be payable if the Vowel Termination Fee has bee paid pursuant to Section 7.3(b)(2) or Section 7.3(b)(3) or the Vowel Breach Termination Fee has been paid pursuant to Section 7.2.
          (d) Consonant shall pay, or cause to be paid, to Vowel: (i) a fee equal to Four Million Five Hundred Dollars ($4,500,000) (the “Consonant Ordinary Termination Fee”), if this Agreement is terminated by Vowel or Consonant pursuant to Sections 7.1(i); (ii) the Consonant Ordinary Termination Fee if this Agreement is terminated by Vowel pursuant to Section 7.1(l), unless the Agreement may then be terminated under Section 7.1(c) or Section 7.1(k); or (iii) a fee equal to Nine Million Dollars ($9,000,000) (the “Consonant Enhanced Termination Fee”), if this Agreement is terminated by Vowel pursuant to Section 7.1(j) in the event of an Equity Cure Failure. In the event this Agreement is terminated by Vowel pursuant to Section 7.1(j) or Section 7.1(e) in the event of a General Cure Failure which has not been waived by Vowel as contemplated in Section 5.21(b), Vowel shall not be entitled to receive any Consonant Termination Fee. Any Consonant Termination Fee shall be paid by wire transfer in immediately available funds to an account designated by Vowel within two (2) Business Days following any termination of this Agreement by Vowel or Consonant in circumstances set forth in this Section 7.3(d). For avoidance of doubt, under no circumstances shall Consonant be required to pay to Vowel more than one of the following: the Consonant Ordinary Termination Fee, the Consonant Enhanced Termination Fee or the Consonant Breach Termination Fee.
          (e) The Parties agree that this Section 7.3 and the payments contemplated thereby are an integral part of the Mergers and the other transactions contemplated hereby and constitute liquidated damages and not a penalty. Except as otherwise provided in this Section

7.3(e), following the receipt by Consonant of the Vowel Termination Fee pursuant to Section 7.3(b), Vowel shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Consonant or Holdco (except as otherwise expressly provided herein). Except as otherwise provided in this Section 7.3(e), following the receipt by Vowel of the applicable Consonant Termination Fee pursuant to Section 7.3(d), Consonant shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Vowel (except as otherwise expressly provided herein). Without limiting the provisions of Section 7.2, the obligations of Vowel to pay any Vowel Termination Fee, in each case as applicable pursuant to the provisions of this Section 7.3 or any other amount pursuant to this Article VII, shall continue notwithstanding the termination of this Agreement or the occurrence of the Outside Date. Notwithstanding anything to the contrary contained in Section 7.2 or this Section 7.3, if Vowel fails to pay promptly to Consonant the Vowel Breach Termination Fee if due and owing under Section 7.2 or any amounts due and owing by Vowel under Section 7.3(b) and Section 7.3(c), in addition to such amounts, Vowel shall pay Consonant’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented legal fees and expenses) in connection with any action, including the filing of any lawsuit or legal action, taken to collect payment, together with interest on the amount of any such unpaid amounts from the date such amounts were required to be paid at the prime lending rate as reported in the Wall Street Journal, plus 2%, on the date such amounts were required to be paid, provided, however, in no event shall Vowel’s liability pursuant to this sentence with respect to the payment of Consonant’s out-of-pocket costs, expenses and interest on the amount of any such unpaid amounts exceed $625,000 in the aggregate. Without limiting the foregoing provisions of Section 7.2, the obligations of Consonant to pay any Consonant Termination Fee pursuant to the provisions of this Section 7.3 or any other amount pursuant to this Article VII shall continue notwithstanding the termination of this Agreement or the occurrence of the Outside Date. Notwithstanding anything to the contrary contained in Section 7.2 or this Section 7.3, if Consonant fails to pay promptly to Vowel the Consonant Breach Termination Fee if due and owing under Section 7.2 or any amounts due and owing by Consonant under Section 7.3(d), in addition to such amounts, Consonant shall pay Vowel’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented legal fees and expenses) in connection with any action, including the filing of any lawsuit or legal action, taken to collect payment, together with interest on the amount of any such unpaid amounts from the date such amounts were required to be paid at the prime lending rate as reported in the Wall Street Journal, plus 2%, on the date such amounts were required to be paid, provided, however, that in no event shall Consonant’s liability pursuant to this sentence with respect to the payment of Vowel’s out-of-pocket costs, expenses and interest on the amount of any such unpaid amounts exceed $625,000 in the aggregate.
ARTICLE VIII
STOCKHOLDERS’ REPRESENTATIVE
     Section 8.1. Appointment of Stockholders’ Representative. By approval of this Agreement at the Vowel Meeting, and pursuant to the terms of the letter of transmittal contemplated by Article II hereof, the Vowel Stockholders shall irrevocably make, constitute and appoint the Stockholders’ Representative as their agent, attorney-in-fact and representative and authorize and empower it to fulfill the role of the Stockholders’ Representative contemplated hereunder. This power is irrevocable and coupled with an interest. The Parties acknowledge and agree that the member and/or manager of the Stockholders’ Representative may be removed, replaced and/or substituted by the Vowel Board at any time or from time to time prior to the Effective Time without any consent or approval by, any Party hereto. The Stockholders’ Representative shall promptly notify Holdco in writing by the Stockholders’ Representative of any removal, replacement or substitution of the member and/or manager of the Stockholder’s Representative. If the Stockholders’ Representative liquidates, dissolves or winds up its affairs, without appointing a successor under this Section 8.1, then, the Audit Committee of the Holdco Board shall be deemed the Stockholders’ Representative for purposes of discharging all of its powers and authority under this Agreement and each of the other Transaction Documents, and all Persons shall be entitled to rely on the action of the Audit Committee as though it were the Stockholders’ Representative.
     Section 8.2. Authority. By approval of this Agreement at the Vowel Meeting, and pursuant to the terms of the letter of transmittal contemplated by Article II hereof, each of the Vowel Stockholders hereby irrevocably grants the Stockholders’ Representative full power and authority on their behalf to take the actions after the Closing set forth immediately below:
          (a) to enforce (1) any Post-Closing Obligations of Holdco, Consonant or their respective Subsidiaries pursuant to this Agreement and (2) any obligations under the Escrow Agreement, the Contingent Value Right Agreement, the Security Agreement, the VSS Limited Guarantee or any other Transaction Documents to the extent such other Transaction Documents expressly provide rights or benefits to the Stockholders’ Representative or to any Vowel Stockholder after the Closing;
          (b) to negotiate and compromise, on behalf of such Vowel Stockholder, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, the agreements and obligations contemplated in Section 8.2(a), and to execute, on behalf of such Vowel Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy;
          (c) to engage attorneys, accountants and agents at the expense of and on behalf of the Vowel Stockholders;
          (d) to give and receive notice or other communications on behalf of the Vowel Stockholders;
          (e) to receive all or any portion of amounts in the Escrow Funds (as defined in the Escrow Agreement) to fund: (1) the payment of reasonable costs and expenses (including without limitation any insurance contemplated by clause (e)(2)) of the Stockholders’ Representative incurred or reasonably expected to be incurred in connection with the performance of its duties or the taking of any action contemplated in this Section 8.2; (2) the purchase of any insurance or similar products that are reasonably necessary to provide indemnification to the Stockholders’ Representative as contemplated in Section 8.4; and/or (3) any reasonable compensation payable to the Stockholders’ Representative for performing its services in accordance with this Agreement and any applicable Transaction Document; and/or
          (f) to take any and all other actions incidental to, or as are otherwise necessary or appropriate to, carry out the duties of the Stockholders’ Representative contemplated herein or of the secured party as contemplated by the Security Agreement.

Notwithstanding the foregoing, the Stockholders’ Representative shall have no authority to enforce the rights of any employee or other Person in such Person’s capacity as a beneficiary of any of the plans or amounts set forth in Schedule 5.24.
     Section 8.3. Reliance. By approval of this Agreement at the Vowel Meeting, and pursuant to the terms of the letter of transmittal contemplated by Article II hereof, each Vowel Stockholder irrevocably agrees that:
          (a) in all matters in which action by the Stockholders’ Representative is required or permitted, the Stockholders’ Representative is authorized to act on behalf of such Vowel Stockholder, notwithstanding any dispute or disagreement among Vowel Stockholders or between any Vowel Stockholder and the Stockholders’ Representative, and Holdco and its Subsidiaries, and the VSS Funds, shall be entitled to rely on any and all action taken by the Stockholders’ Representative under this Agreement without any liability to, or obligation to inquire of, any of the Vowel Stockholders, notwithstanding any knowledge on the part of Holdco or Consonant of any such dispute or disagreement;
          (b) any notice to the Stockholders’ Representative must be given to the Stockholders’ Representative in the manner provided in Section 9.3, and such notice shall be deemed to be notice to all the Vowel Stockholders for the purposes of this Agreement;
          (c) the power and authority of the Stockholders’ Representative, as described in this Agreement, shall continue in force until all rights of the Vowel Stockholders under the agreements contemplated in Section 8.2(a) shall have terminated, expired or been fully performed; and
          (d) after the Effective Time, a majority in interest of the Holders (as defined in the CVR Agreement) shall have the right, exercisable from time to time upon written notice delivered to the Stockholders’ Representative and Holdco, as applicable: (1) to remove the Stockholders’ Representative, with or without cause, and (2) to appoint a Stockholders’ Representative to fill a vacancy caused by the resignation or removal of the Stockholders’ Representative.
     Section 8.4. Indemnification of Stockholders’ Representative. The letter of transmittal contemplated by Article II hereof shall provide that each Vowel Stockholder shall severally indemnify the Stockholders’ Representative and each of its members or managers against any Liabilities of any kind or nature whatsoever (except such as result from willful misconduct by such person) that the Stockholders’ Representative may suffer or incur in connection with any action or omission of such member as a member of the Stockholders’ Representative. The Liabilities contemplated in this Section 8.4 shall be satisfied exclusively out of the Escrow Account, net of any insurance proceeds actually received by the Stockholders’ Representative (after taking into account any deductibles, retention amounts and/or any costs or expenses incurred in obtaining such insurance proceeds). The Stockholders’ Representative shall not be liable to any Vowel Stockholder for any Liabilities (except such Liabilities as result from the Stockholders’ Representative’s gross negligence or willful misconduct) with respect to any action or omission taken or omitted to be taken by the Stockholders’ Representative pursuant to this ARTICLE VIII.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1. No Survival of Representations and Warranties; Limitations of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time but shall survive the termination of this Agreement if the Mergers are not consummated. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES TO EACH OTHER, EXCEPT AS CONTAINED IN THIS AGREEMENT, AND ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY OR ITS REPRESENTATIVES, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.
     Section 9.2. Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
     Section 9.3. Notices. All notices, waivers, consents, approvals and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, sent by a nationally recognized courier, mailed by registered or certified mail (postage prepaid, return receipt requested), to the Parties at the following addresses (or at such other address as a Party may hereafter specify in writing to the other Parties in accordance with this section) or sent by electronic transmission to the fax number specified below:
(a)	If to Holdco:

Cambium Holdings, Inc. c/o Veronis Suhler Stevenson LLC 350 Park Avenue

New York, New York 10022 Facsimile: (212) 381-8168 Attention: Scott J. Troeller
With a copy to (which shall not constitute notice):

Lowenstein Sandler PC 1251 Avenue of the Americas New York, NY 10020 Facsimile: (973) 597-2507 Attention: Steven E. Siesser, Esq.

(b)	If to Consonant:

VSS-Cambium Holdings II Corp. c/o Veronis Suhler Stevenson LLC 350 Park Avenue New York, New York 10022 Facsimile: (212) 381-8168 Attention: Scott J. Troeller

With a copy to (which shall not constitute notice):

Lowenstein Sandler PC 1251 Avenue of the Americas New York, NY 10020 Facsimile: (973) 597-2507 Attention: Steven E. Siesser, Esq.

(c)	If to Vowel:

Voyager Learning Company 789 Eisenhower Parkway Ann Arbor, MI 48108 Facsimile: (734) 663-5692 Attention: Todd Buchardt

With a copy to (which shall not constitute notice):

Perkins Coie LLP 131 South Dearborn Street Suite 1700 Chicago, Illinois 60603 Facsimile: (312) 324-9400 Attention: Phil Gordon, Esq.

(d)	If to the Stockholders’ Representative:

Vowel Representative, LLC c/o Perkins Coie LLP 131 South Dearborn Street, Suite 1700 Chicago, Illinois 60603 Facsimile: 312.324.9400 Attention: Phil Gordon, Esq.

with a copy (which will not constitute notice) to:

Perkins Coie LLP 131 South Dearborn Street, Suite 1700 Chicago, Illinois 60603 Facsimile: 312.324.9400 Attention: Phil Gordon, Esq.
     Section 9.4. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 9.5. Severability. If any term or other provision (or portion thereof) of this Agreement, or the application of any such term or other provision (or portion thereof) to any Person, is finally determined by a court of competent jurisdiction (and such determination has become non-appealable) to be invalid, illegal or incapable of being enforced by any applicable Law, or public policy, such circumstances shall not have the effect of rendering such term or provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other term or provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon such final determination, to the extent not reformed by such court, that any term or other provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
     Section 9.6. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Consonant and/or Holdco may assign this Agreement to a wholly owned Subsidiary without the prior written consent of any other Party so long as Consonant or Holdco, as the case may be, remains bound as a Party hereto notwithstanding such assignment. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns; provided, further, however, upon prior written notice thereof to Vowel, Consonant may assign its rights to any payment under Article VII of this Agreement to any of its Affiliates without the prior written consent of any other Party, and Vowel shall remit such payments, if any, to such Affiliate instead of Consonant as and when due.

     Section 9.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) taken together with the other Transaction Documents and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements, representations and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 5.8 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Persons) and Article VIII (which, from and after the Effective Time, shall be for the benefit of the Stockholders’ Representative), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement, express or implied, including without limitation Section 5.9 and Section 5.24 hereof, shall confer upon any current or former employee of Vowel or any of its Subsidiaries or any legal representative thereof any rights or remedies of any kind or nature whatsoever under or by reason of this Agreement (including any right to employment, continued employment with any of the Parties or benefits for any specified period).
     Section 9.8. Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that after receipt of the Vowel Stockholder Approval or adoption of this Agreement by the stockholders of Consonant but prior to the Effective Time, if any such amendment or waiver shall by applicable Law require further approval of the stockholders of Vowel or Consonant, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of Vowel or Consonant, as applicable. After the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Holdco and the Stockholders’ Representative, or in the case of a waiver, by the party against whom the waiver is to be effective.
     Section 9.9. Failure or Indulgence Not Waiver; Specific Performance. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or covenant in any Transaction Document, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Vowel agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached by Vowel or its Subsidiaries. Vowel accordingly agrees that Holdco and/or Consonant shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Vowel and its Subsidiaries and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, New Castle County, or in a federal court sitting in Wilmington, Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity. Vowel and its Subsidiaries acknowledge that neither Vowel nor its Subsidiaries is entitled to an injunction or injunctions to prevent breaches of this Agreement by Consonant and/or Holdco or to enforce specifically the terms of this Agreement and that Vowel and its Subsidiaries sole and exclusive remedy with respect to any such breach shall be the remedies set forth in Section 7.2 and Section 7.3(d) (and the VSS Limited Guarantee); provided, that if and only if the Mergers are consummated and the Effective

Time occurs, the Parties agree (i) that irreparable damage would occur in the event that any Post-Closing Obligations are not performed by such parties in accordance with their specific terms or are otherwise breached by such parties and (ii) that the Stockholders’ Representative, acting on behalf of the holders of Vowel Common Stock, shall be entitled, after the Effective Time, to an injunction or injunctions to prevent a breach or failure to perform any Post-Closing Obligations by Consonant, Holdco, Vowel or its Subsidiaries and, after the Effective Time, to enforce specifically the terms and provisions of such Post-Closing Obligations in the Court of Chancery of the State of Delaware, New Castle County, or in a federal court sitting in Wilmington, Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity. For the avoidance of doubt, Vowel shall not have the right to specific performance or any injunctions if the Mergers are not consummated.
     Section 9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts to be wholly performed within such State.
     Section 9.11. Jurisdiction, Etc.
          (a) Each of the Parties agrees that any Proceeding, directly or indirectly, arising out of, or relating to, the Transaction Documents or any of the transactions contemplated thereby (whether based on contract, tort or any other theory) or any counterclaim related thereto or any judgment entered by any court in respect thereof may be brought in the Court of Chancery of the State of Delaware, New Castle County, or if that court does not have jurisdiction a federal court sitting in Wilmington, Delaware, and the Parties hereby irrevocably accept the personal jurisdiction of such court for the purpose of any such Proceeding.
          (b) Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Proceeding, directly or indirectly, arising out of, or relating to, the Transaction Documents or any of the transactions contemplated thereby (whether based on contract, tort or any other theory) or any counterclaim related thereto in such state or federal court in Wilmington, Delaware. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of any such Proceeding in such court.
          (c) Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth in Section 9.3 shall be effective service of process for any Proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 9.11 or otherwise. As an alternative method of service, each such party also irrevocably consents to the service of any and all process in any manner permitted by or under the laws of the State of Delaware.
     Section 9.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT

IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO, ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) OR ANY COUNTERCLAIM RELATED THERETO. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.
     Section 9.13. Interpretive Provisions. Unless the express context otherwise requires: (a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean United States Dollars; (d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement; (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) references herein to any gender shall include each other gender; (g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; (h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (i) references herein to any contract or agreement (including this Agreement) means such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (k) references herein to any Law or any Permit mean such Law or Permit as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (l) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.
     Section 9.14. Provisions Regarding Legal Representation. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Perkins Coie LLP or any of its successors or assigns is serving as counsel to Vowel in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that following Closing, neither Vowel nor Holdco nor any of its Subsidiaries shall be considered a current client of Perkins Coie LLP or any of its successors or assigns. Following the Closing, and despite Perkins Coie LLP’s prior representation of Vowel and each of its Subsidiaries, each of the Parties hereto consent to Perkins Coie LLP or any of its successors or assigns serving as counsel to the Stockholders Representative, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or any Transaction

Document or the transactions contemplated by this Agreement or any Transaction Document notwithstanding such representation of Vowel and its Subsidiaries. Each of the Parties hereby consents thereto to the representation by Perkins Coie LLP of the Stockholders’ Representative directly adverse to Vowel, Holdco, any of its subsidiaries, or to any of the Parties to this Agreement or any Transaction Document in any litigation, claim or obligation arising out of or related to this Agreement or any other Transaction Document or the transactions contemplated by this Agreement or any of the other Transaction Document and waives any conflict of interest arising therefrom, and each of the Parties shall cause any Affiliate thereof to waive any conflict of interest arising from such representations; provided, however, that Perkins Coie LLP shall not also be representing Holdco or any of its Subsidiaries at such time.
     Section 9.15. Certain Definitions. For the purposes of this Agreement:
          “2006 Financial Statements” has the meaning assigned thereto in Section 4.6(a).
          “2008 Financial Statements” has the meaning assigned thereto in Section 4.6(a).
          “280G Excess Amount” means the amount, if any, by which the sum of (x) $1,133,000, plus (y) the Available Vowel Cash for Cash Election, exceeds $42,500,000.
          “280G Returned Amount” has the meaning assigned thereto in Section 5.24.
          “Action of Divesture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of any Party, its Subsidiaries or Affiliates that are material to such Party, its Subsidiaries or Affiliates, (ii) the imposition of any material limitation on the ability of any Party, its Subsidiaries or Affiliates to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses or (iii) the imposition of any material impediment on any Party, its Subsidiaries or Affiliates under any Law governing competition, monopolies or restrictive trade practices.
          “Additional Shares” has the meaning assigned thereto in Section 2.7.
          “Affiliate” has the meaning assigned thereto in Rule 12b-2 under the Exchange Act.
          “Aggregate Vowel Closing Funding Amount” means the sum of all amounts set forth on Schedule 5.24 with respect to Vowel Closing Liabilities.
          “Agreed Contingencies” means those Taxes set forth on Section 9.15(i) of the Vowel Disclosure Schedule, plus the reasonable documented out-of-pocket expenses incurred after the Closing Date that reasonably relate to such tax liabilities and Tax Returns contemplated by the last sentence of Section 5.23(c).

          “Agreement” has the meaning assigned thereto in the Preamble.
          “Allen & Co.” has the meaning assigned thereto in Section 3.18.
          “Annual Financial Statements” means the 2006 Financial Statements, the Consonant Learning Financial Statements and the VSS-Consonant Financial Statements.
          “Applicable Refund Percentage” equals: (i) in the case of Vowel Shared Tax Offset Amounts (other than the allocable portion thereof attributable to the amounts in excess of $1,400,000 (plus any remaining portion of the $250,000 deductible) paid after the Effective Time with respect to the Designated Tax Liability), fifty percent (50%); and (ii) in the case of Vowel Shared Tax Offset Amounts relating to the allocable portion thereof paid after the Effective Time and attributable to the Designated Tax Liability in excess of $1,400,000 plus any remaining portion of the $250,000 deductible, one hundred percent (100%).
          “Available Cash Election Shares” means the quotient (rounded down to the nearest whole number) of (x) the Total Cash for Cash Election, divided by (y) the Vowel Per Share Cash Consideration.
          “Available Vowel Cash for Tax Refund Consideration” means the sum of all Vowel Tax Refunds received prior to the Closing (including the Pre-Signing Tax Refunds), less the Vowel Tax Refund Holdback Amount.
          “Available Vowel Cash for Cash Election” means the lesser of: (x) the sum of all cash and cash equivalents held by Vowel and its Subsidiaries as of the close of business on the Business Day immediately preceding the Closing Date (including, without duplication, the Vowel Tax Refunds received prior to Closing (including the Pre-Signing Tax Refunds) and all cash then held in rabbi trusts that are funded by Vowel and its Subsidiaries as of or prior to the close of business on the Business Day immediately preceding the Closing Date) plus, without duplication, the Vowel Expense Reimbursement Amount, minus (i) the Aggregate Vowel Closing Funding Amount (excluding amounts paid on or before the Business Day immediately preceding the Closing Date by Vowel or its Subsidiaries in accordance with the Liability Contracts in effect on the date hereof, other than amounts then held in the rabbi trusts that are included in the calculations in the first parenthetical in this clause (x)), minus (ii) the D&O Excess Amount, minus (iii) the Vowel Tax Refunds received prior to the Closing (including the Pre-Signing Tax Refunds, minus (iv) $1,000,000, minus (v) the Out-year Excess Amount, if any; and (y) $42,500,000.
          “Balance Sheet Date” means December 31, 2008.
          “Benefit Plan(s)” means the Vowel Benefit Plans and the Consonant Benefit Plans.
          “Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
          “Cancelled Consonant Shares” has the meaning assigned thereto in Section 2.2(c).
          “Cancelled Vowel Shares” has the meaning assigned thereto in Section 2.1(c).
          “Cash Election Shares” has the meaning assigned thereto in Section 2.1(e)(ii).

          “Certificates” has the meaning assigned thereto in Section 2.3(a).
          “Certificates of Merger” has the meaning assigned thereto in Section 1.3.
          “Change of Vowel Recommendation” has the meaning assigned thereto in Section 5.3(c).
          “Closing” has the meaning assigned thereto in Section 1.2(a).
          “Closing Date” has the meaning assigned thereto in Section 1.2(a).
          “COBRA” has the meaning assigned thereto in Section 3.14(c).
          “Code” means the Internal Revenue Code of 1986, as amended, including any successor provisions and transition rules, whether or not codified.
          “Confidentiality Agreements” means the Consonant Confidentiality Agreement and the Vowel Confidentiality Agreement.
          “Consonant” means VSS-Cambium Holdings II Corp., a Delaware corporation.
          “Consonant Acquired Debt Payment” means: (a) the aggregate principal amount of any indebtedness outstanding on the date hereof under any Credit Agreement acquired (by purchase, participation, assignment or otherwise) by any Consonant Holder, VSS or any Affiliate, but only to the extent such indebtedness is retired and extinguished at or before the Effective Time; or (b) the aggregate amount of any cash contributions to Holdco, Consonant or its Subsidiaries from the Consonant Holder or VSS Funds to the extent such cash contributions made between the date hereof and the Effective Time retire or extinguish outstanding indebtedness under any of the Credit Agreements at or before the Effective Time; provided, however, the acquisition of any such indebtedness shall not, after giving effect to the Holdings III Merger Transactions, result in Consonant, directly or indirectly, owning less than 100% of its Subsidiaries. Notwithstanding the foregoing, to avoid double counting, in no event shall any amount treated as an Equity Cure Payment Amount also be treated as a Consonant Acquired Debt Payment.
          “Consonant Assets” has the meaning assigned thereto in Section 4.11.
          “Consonant Benefit Plan” has the meaning assigned thereto in Section 4.14(a).
          “Consonant Board” means the then board of directors of Consonant.
          “Consonant Certificate” has the meaning assigned thereto in Section 2.3(a).
          “Consonant Certificate of Merger” has the meaning assigned thereto in Section 1.3.
          “Consonant Common Stock” has the meaning assigned thereto in the Recitals.
          “Consonant Confidentiality Agreement” means the confidentiality agreement, dated December 8, 2008, by and between Vowel and Consonant.
          “Consonant Consideration” has the meaning assigned thereto in Section 2.2(a).

          “Consonant Designees” means the five individuals to be named or appointed by Consonant as directors of Holdco at any time prior to the filing of the Registration Statement one of which shall (i) be independent as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules; (ii) meet the criteria for independence set forth under Rule 10A-3(b) of the Exchange Act; (iii) not have participated in the preparation of the financial statements of Holdco, Vowel or any of their respective Subsidiaries during the past three years; and (iv) be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.
          “Consonant Disclosure Schedule” has the meaning assigned thereto in Article IV.
          “Consonant Employees” has the meaning assigned thereto in Section 4.14(a).
          “Consonant Enhanced Termination Fee” has the meaning assigned thereto in Section 7.3(d).
          “Consonant Equity Cure” has the meaning assigned thereto in Section 5.21(b).
          “Consonant ERISA Affiliate” has the meaning assigned thereto in Section 4.14(b).
          “Consonant Exchange Ratio” means 0.8448961.
          “Consonant Expense Reimbursement Amount” has the meaning assigned thereto in Section 7.3(c).
          “Consonant Financial Statements” has the meaning assigned thereto in Section 4.6(a).
          “Consonant Holders” means prior to consummation of the Holdings III Merger Transactions, the holders of memberships interests of VSS-Consonant Holdings and, after the Holdings III Merger Transactions, the holders of membership interests of VSS-Consonant Holdings III.
          “Consonant Intellectual Property” means Intellectual Property, other than Consonant Third Party Intellectual Property, that is (i) used internally in the business of Consonant or any of its Subsidiaries, or (ii) incorporated in or used in connection with any product or service offered for sale by Consonant or any of its Subsidiaries any time within the six (6) years preceding the date of this Agreement, or currently under development.
          “Consonant Learning” means Cambium Learning, Inc., a Delaware corporation and wholly owned subsidiary of VSS-Consonant Holdings IV.
          “Consonant Learning Financial Statements” has the meaning assigned thereto in Section 4.6(a).

          “Consonant Material Adverse Effect” means any change, effect, event, occurrence, state of facts, non-occurrence or omission (or any development that has had or is reasonably likely to have any effect) that, (A) is materially adverse to the business, financial condition or results of operations of Consonant and its Subsidiaries, taken as a whole, or (B) which would prevent or materially delay the consummation of the Consonant Merger; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Consonant Material Adverse Effect: (i) a disruption in financial, credit, banking or securities markets or any interest rate or exchange rate changes, generally which does not disproportionately affect Consonant and its Subsidiaries, taken as a whole, as compared to other companies with similar Indebtedness as Consonant and its Subsidiaries; (ii) any material downturn in general business or economic conditions to the extent it does not disproportionately affect Consonant and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which Consonant and its Subsidiaries operate; (iii) any change attributable to the announcement or pendency of the Reorganization (including any cancellations of or delays in customer agreements, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), or resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (iv) any change arising from or relating to any change after the date of this Agreement in GAAP as consistently applied by Consonant; (v) any change resulting from or relating to political or economic conditions, including acts of terrorism or war which to the extent it does not disproportionately affect Consonant and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which Consonant and its Subsidiaries operate; (vi) any change arising from or relating to Laws issued by any Governmental Authority after the date of this Agreement applicable to the Parties to the extent it does not disproportionately affect Consonant and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which Consonant and its Subsidiaries operate; (vii) the failure, in and of itself, by Consonant to meet or exceed any internal projections, forecasts or earnings predictions, provided that this clause (vii) shall not exclude any event or occurrence which caused such failure; and (viii) the taking of any action, or failure to take action, to which Vowel, has expressly consented or approved in writing.
          “Consonant Material Contracts” has the meaning assigned thereto in Section 4.13(a).
          “Consonant Material Customers” has the meaning assigned thereto in Section 4.21(a).
          “Consonant Material Vendors” has the meaning assigned thereto in Section 4.21(b).
          “Consonant Merger” has the meaning assigned thereto in the Recitals.
          “Consonant Merger Sub” means Consonant Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Holdco.
          “Consonant Ordinary Termination Fee” has the meaning assigned thereto in Section 7.3(d).

          “Consonant Related Person” has the meaning assigned thereto in Section 4.20.
          “Consonant Share” has the meaning assigned thereto in Section 2.2(a).
          “Consonant Specified Approvals” has the meaning assigned thereto in Section 4.4(b).
          “Consonant Specified Asset Recoupment Amount” means an amount equal to the product (rounded down to the nearest whole dollar), of: (x) 0.45; multiplied by (y) the quotient of (A) the Net Windle Proceeds, divided by (B) the Vowel Per Share Cash Consideration.
          “Consonant Stock Consideration” has the meaning assigned thereto in Section 2.2(a).
          “Consonant Surviving Corporation” has the meaning assigned thereto in Section 1.1.
          “Consonant Termination Fee” means either the Consonant Ordinary Termination Fee or the Consonant Enhanced Termination Fee, as applicable.
          “Consonant Third Party Intellectual Property” means all Intellectual Property owned by Persons not party to this Agreement that is (i) used internally in the business of Consonant or any of its Subsidiaries, or (ii) incorporated in or used in connection with any product or service offered for sale by Consonant any time within the six (6) years preceding the date hereof or any of its Subsidiaries, or currently under development.
          “Consonant Transaction Expenses” has the meaning assigned thereto in Section 4.32.
          “Consonant Voting Agreements” has the meaning assigned thereto in the Recitals.
          “Contingent Value Right Agreement” or “CVR Agreement” shall mean that certain agreement governing the Contingent Value Rights, in substantially the form attached hereto as Exhibit L.
          “Contingent Value Right” or “CVR” means a right to receive the quotient of: (x) the aggregate proceeds, if any, payable under the Contingent Value Right Agreement to be issued in the Vowel Merger as part of the Vowel Consideration, which represents the right to receive certain Vowel Tax Refunds received after the Effective Time, the Vowel Tax Refund Holdback Amount, the 280G Returned Amount and certain other amounts contemplated in the Escrow Agreement, in each case net of certain agreed upon liabilities, all as further described in the Contingent Value Right Agreement and the Escrow Agreement divided by (y) the aggregate number of shares of Vowel Common Stock outstanding as of the Effective Time (excluding any shares of Vowel Common Stock to be cancelled pursuant to Section 2.1(c)).
          “Contract” means any note, bond, mortgage, agreement, indenture, contract, lease, license, permit, franchise or other instrument or obligation.

          “Control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          “Court Order” means any judgment, order, writ, injunction, award, decree, stipulation or determination of any foreign, federal, state or local Governmental Authority, and any award in any arbitration proceeding.
          “Credit Agreements” means the Senior Credit Agreement and the Mezzanine Credit Agreement.
          “Credit Agreement Default” has the meaning assigned thereto in Section 5.21(a).
          “Cure Period” means the period commencing on the earlier of (a) the date upon which Consonant or any of its Subsidiaries receives written notice from the agent under the applicable Credit Agreement of a General Default or (b) the date upon which Consonant obtains Knowledge of the occurrence of a General Default, and, in each case, ending on the earlier of (x) seventy five (75) calendar days after the earlier of the dates set forth in item (a) or (b) immediately above (as applicable) and (y) the Outside Date.
          “Cutback Number” means the difference of (x) the aggregate number of Cash Election Shares reflected in all of the properly completed Election Forms submitted on or before the Election Deadline in accordance with this Agreement, minus (y) the number of Available Cash Election Shares.
          “CVR” or “CVRs” see definition of Contingent Value Right.
          “CVR Rights Agent” means Wells Fargo, N.A.
          “Designated Person” means the Person set forth in the first line of Section 2 of Section 9.15(i) of the Vowel Disclosure Schedule.
          “Designated Tax Liability” means the Agreed Contingency identified in Line 2(f) of Section 9.15(i) of the Vowel Disclosure Schedule.
          “DGCL” has the meaning assigned thereto in the Recitals.
          “DOL” has the meaning assigned thereto in Section 3.14(a).
          “D&O” has the meaning assigned thereto in Section 5.8(a).
          “D&O Excess Amount” means the amount by which all premiums and brokerage commissions directly paid, payable or credited with respect to the insurance coverage contemplated by Section 5.8(a), regardless of when it is actually paid, exceeds $650,000.
          “D&O Maximum Amount” means $650,000.

          “D&O Program” has the meaning assigned thereto in Section 5.8(a).
          “D&O Tail Insurance” has the meaning assigned thereto in Section 5.8(a).
          “Effective Time” has the meaning assigned thereto in Section 1.3.
          “Election Deadline” has the meaning assigned thereto in Section 2.1(e)(ii).
          “Election Form” has the meaning assigned thereto in Section 2.1(e)(i).
          “Eligible Cutback Person” means any holder of Vowel Shares who submits a properly completed Election Form on or before the Election Deadline in accordance with this Agreement, and elects therein to receive a number of Cash Election Shares in excess of such holder’s Maximum Pro Rata Election Amount.
          “Employee” means any employee, officer, consultant or independent contractor.
          “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended as of the Closing; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended as of the Closing; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended as of the Closing; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended as of the Closing; and any other Law, in each case in existence as of the Closing, imposing Liability or establishing standards of conduct with respect to the release of Hazardous Substances into the environment.
          “Equity Cure Failure” has the meaning assigned thereto in Section 5.21(c).
          “Equity Cure Payment Amount” has the meaning assigned thereto in Section 5.21(b).
          “ERISA” means the Employee Retirement Income Security Act of 1974.
          “Escrow Agent” means Wells Fargo, N.A.
          “Escrow Agreement” means that certain escrow agreement, by and among Vowel, the Stockholders’ Representative, Holdco and the Escrow Agent in the form attached hereto as Exhibit M.
          “Excess Employee Payment Amount” has the meaning assigned thereto in Section 5.24.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Exchange Agent” has the meaning assigned thereto in Section 2.3(a).
          “Exchange Fund” has the meaning assigned thereto in Section 2.3(a).
          “Export Approvals” has the meaning assigned thereto in Section 3.26.

          “FCPA” has the meaning assigned thereto in Section 3.25.
          “Fiduciary Program” has the meaning assigned thereto in Section 5.8(a).
          “Filings” has the meaning assigned thereto in Section 3.31.
          “Financial Default” has the meaning assigned thereto in Section 5.21(b).
          “GAAP” means U.S. generally accepted accounting principles consistently applied throughout the periods involved.
          “General Cure Failure” has the meaning assigned thereto in Section 5.21(c).
          “General Default” has the meaning assigned thereto in Section 5.21(b).
          “Governmental Authority” means any government, state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United State of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrators of competent jurisdiction, and any governmental or non governmental self regulatory organization, agency or authority.
          “Hazardous Substances” shall mean any substances, materials or wastes, whether liquid, gaseous or solid, and any pollutant or contaminant, that is infectious, toxic, hazardous, explosive, corrosive, flammable or radioactive, or that is regulated under, defined, listed or included in any Environmental Laws, including without limitation, petroleum, chlorinated hydrocarbons, polychlorinated biphenyls, asbestos and asbestos containing materials and urea formaldehyde.
          “Holdco” has the meaning assigned thereto in the Preamble.
          “Holdco Board” means the then board of directors of Holdco.
          “Holdco By-Laws” means the by-laws of Holdco in the form attached hereto as Exhibit I.
          “Holdco Certificate of Incorporation” has the meaning assigned thereto in Section 5.1(a).
          “Holdco Common Stock” has the meaning assigned thereto in the Recitals.
          “Holdco Equity Incentive Plan” means the Holdco 2009 Equity Incentive Plan, substantially in the form attached hereto as Exhibit N.
          “Holdco Preferred Stock” has the meaning assigned thereto in Section 4A.3(a).
          “Holdco Share” means a share of Holdco Common Stock.

          “Holdco Stockholders Agreement” has the meaning assigned thereto in Section 5.16.
          “Holdco Warrant(s)” has the meaning assigned thereto in Section 2.2(a).
          “Holdings III Certificate of Merger” means the certificate of merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the Delaware Limited Liability Company Act and the Holdings III Merger Agreement.
          “Holding III Contribution Agreement” means the Contribution Agreement by and between VSS-Consonant Holdings III, LLC, and VSS-Consonant Holdings II Corp. attached as Exhibit A-2 hereto.
          “Holdings III Merger” means the merger, pursuant to Section 18-209 of the Delaware Limited Liability Company Act and the VSS-Consonant Holdings LLC Amended and Restated Limited Liability Company Agreement, dated as of April 12, 2007, of VSS-Consonant Holdings III Acquisition, LLC a Delaware limited liability company and a wholly-owned subsidiary of VSS-Consonant Holdings III with and into VSS-Consonant Holdings, LLC, a Delaware limited liability company, with VSS-Consonant Holdings, LLC as the surviving entity thereof pursuant to the Holdings III Merger Agreement, and resulting in each of the members of VSS-Consonant Holdings, LLC, including VSS-Consonant Management LLC, ceasing to be members of VSS-Consonant Holdings, LLC and thereupon becoming members of VSS-Consonant Holdings III.
          “Holdings III Merger Transactions” means the consummation of each of the following: (a) the contribution by VSS-Consonant Holdings of all of the issued and outstanding shares of capital stock of Consonant Learning to VSS-Consonant Holdings IV , it wholly-owned subsidiary, pursuant to the Holdings IV Contribution Agreement, (b) the Holdings III Merger and (c) immediately after giving effect to the Holdings III Merger, the contribution by VSS-Consonant Holdings III of all of its membership interests of VSS-Consonant Holdings to Consonant in exchange for 24,208,264 shares of Consonant Common Stock pursuant to the Holdings III Contribution Agreement. It being understood that the purpose of the foregoing transactions is to result in (i) VSS-Consonant Holdings III becoming the sole stockholder of Consonant, (ii) Consonant becoming the sole member of VSS-Consonant Holdings and (iii) VSS-Consonant Holdings continuing to own, directly or indirectly, through VSS-Consonant Holdings IV (its wholly-owned subsidiary), 100% of the outstanding capital stock of Consonant Learning and its Subsidiaries.
          “Holdings III Merger Agreement” means the Agreement and Plan of Merger by and among VSS-Consonant Holdings III, VSS-Cambium Holdings III Acquisition, LLC and VSS-Consonant Holdings attached as Exhibit A-1 hereto.
          “Holdings IV Contribution Agreement” means the Contribution Agreement by and between VSS-Consonant Holdings IV and VSS-Consonant Holdings attached as Exhibit A-3 hereto.

          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of assets, property or services, (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, inclusive of outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses, related thereto, (d) all obligations under capital leases (which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP), (e) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, bankers’ acceptances or similar facilities (but only to the extent drawn or called), (f) all obligations under any interest rate, currency or similar hedging agreement, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or equity interest of such Person or any options, rights or warrants to acquire the foregoing, and (h) all direct or indirect guarantee, support or keep well obligations of such Person with respect to obligations of the kind referred to in clauses (a) through (g) of this definition.
          “Indemnifiable Claim” has the meaning assigned thereto in Section 5.8(b).
          “Indemnified Persons” has the meaning assigned thereto in Section 5.8(b).
          “Independent Accountant” means an accounting firm mutually acceptable to Holdco, Vowel (or, after the Effective Time, the Stockholders’ Representative) and Consonant.
          “Intellectual Property” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (1) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (2) all trade secrets and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (3) all copyrights, copyrights registrations and applications therefor (“Copyrights”); (4) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor (“URLs”); (5) all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (6) rights of publicity; (7) moral rights and rights of attribution; (8) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials relating to the foregoing (“Software”); and (9) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
          “Interim Financial Statements” has the meaning assigned thereto in Section 4.6(a).

          “IRS” means the U.S. Internal Revenue Service.
          “Knowledge” means actual knowledge after due inquiry.
          “Knowledge of Consonant” means the Knowledge of David Cappellucci, David Caron, Alex Saltonstall, George Logue, Scott Troeller, Eric VanErt or Ankeet Kansupada.
          “Knowledge of Vowel” means the Knowledge of Richard Surratt, Bradley Almond, Ronald Klausner, Todd Buchardt or John Campbell.
          “Law” means any U.S. federal, state or local or foreign law, statute, ordinance, rule, regulation, permit, order, judgment or decree.
          “LAZEL” means a newly formed, Delaware corporation wholly-owned by Vowel, and formed for solely the purpose of effecting the LAZEL Spinoff Transaction, as the purchaser therein.
          “LAZEL Drop-Down Transaction” has the meaning set forth in Section 5.25.
          “LAZEL Spinoff Transaction” has the meaning set forth in Section 5.25.
          “LAZEL Spinoff Documents” means the Services Agreement, Subscription Agreement and the Subscription Agreement attached hereto as Exhibit O-1, Exhibit O-2, and Exhibit O-3, respectively.
          “Liabilities” means all debts, liabilities, guarantees, assurances, commitments, obligations, claims, losses, damages, indemnities, sureties and deferred compensation and all other amounts owing (including reasonable attorneys’ fees), whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract, Law, other regulatory requirement, Court Order or injunction or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
          “Liability Contracts” has the meaning assigned thereto in Section 5.24.
          “Liability Funding Documents” has the meaning assigned thereto in Section 5.24.
          “Lien” means any lien, security interest, charge, pledge or other similar encumbrance.
          “Mailing Date” has the meaning assigned thereto in Section 2.1(e)(i).
          “Maximum Cash Election Factor” means a fraction (expressed as a decimal carried out to the fourth place), the numerator of which is the number of Available Cash Election Shares, and the denominator of which is the aggregate number of Vowel Shares issued and outstanding immediately before the Effective Time.

          “Maximum Pro Rata Election Amount” means, with respect to a given holder of Vowel Shares, the product (rounded down to the nearest whole number) of (x) the total number of Vowel Shares held by such holder immediately before the Effective Time, multiplied by (y) Maximum Cash Election Factor.
          “Merger Subsidiaries” has the meaning assigned thereto in the Preamble.
          “Merger Consideration” has the meaning assigned thereto in Section 2.2(a).
          “Mergers” has the meaning assigned thereto in the Recitals; for purposes of clarification, does not include the Holdings III Merger.
          “Mezzanine Credit Agreement” means the Note Purchase Agreement, dated as of April 12, 2007, among VSS-Consonant Merger Corp. (currently Consonant Learning), as Company, VSS-Consonant Holdings, as Guarantor, TCW/Crescent Mezzanine Partners IV, L.P., TCW/Crescent Mezzanine Partners II, LP, NYLIM Mezzanine Partners II Parallel Fund, LP, Goldentree Capital Solutions Fund Financing, Goldentree Capital Opportunities, LP and the other Purchasers from time to time party thereto, as Purchasers, and TCW/Crescent Mezzanine Partners IV, as Administrative Agent, as amended from time to time.
          “Multiemployer Plan” has the meaning assigned thereto in Section 3.14(b).
          “Multi-Year Contract” means any Contract with a School Authority entered into after the date of this Agreement but prior to the Effective Date pursuant to which the School Authority purchases products or services for a period in excess of one (1) school year and makes an advance payment for products or services to be delivered or performed after the 2009-2010 school year.
          “Net Windle Proceeds” means the difference between: (i) the cash proceeds received by Consonant or any of its Subsidiaries from and after June 1, 2009 from any indemnity payment, insurance payment or any other payment or recovery (including, without limitation, recoveries from Jeffrey S. Windle’s estate) arising from or related to any judgment, arbitration, order, decree, settlement negotiation or other proceeding, whether criminal or civil in nature, in connection with the theft, fraud, malfeasance and other conduct committed by Jeffrey S. Windle or any other person involved in such conduct of Jeffrey S. Windle against Consonant or any of its Subsidiaries, but only to the extent such cash proceeds are used to retire or extinguish indebtedness under the Credit Agreements, minus (ii) and any out-of-pocket costs and expenses and/or tax liabilities directly incurred from and after the Closing Date in connection with the collection or recovery of the amounts described in the preceding clause, including without limitation any attorneys, accountants, investigator and other professional fees.
          “No Election Shares” has the meaning assigned thereto in Section 2.1(e)(ii).
          “Outside Date” has the meaning assigned thereto in Section 7.1(b).
          “Out-year Excess Amount” means the product of: (x) the excess of the aggregate amounts paid to Vowel prior to the Effective Time by or on behalf of each School Authority under all Multi-Year Contracts over $4,500,000; multiplied by (y) 0.30.

          “Party” or “Parties” means any of Holdco, Vowel, Consonant, Vowel Merger Sub or Consonant Merger Sub.
          “Permit” means, with respect to any Person, all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is currently being conducted.
          “Permitted Liens” means: (A) statutory liens for Taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; and (C) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or suppliers and other like liens.
          “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, or other entity or any Governmental Authority.
          “Post-Closing Covenants” means, with respect to any Person, any covenants or obligations of any Person to be performed or satisfied after the Effective Time pursuant to this Agreement or any Transaction Document.
          “Post-Signing Tax Refunds” means the aggregate amount of any Vowel Tax Refunds received after the date of this Agreement and on or prior to the Closing Date.
          “PQBS Agreement” shall mean the Stock and Asset Purchase Agreement, dated as of October 20, 2006, by and between ProQuest Company and Snap-On Incorporated, as amended.
          “PQIL Agreement” shall mean the Subscription Agreement and Plan of Merger, by and among ProQuest Company, ProQuest Information and Learning Company, I&L Holdings, Inc., I&L Operating LLC and Cambridge Scientific Abstracts, Limited Partnership, dated December 14, 2006.
          “Pre-Closing Covenants” has the meaning assigned thereto in Section 7.2.
          “Pre-Closing Covenant Cap” has the meaning assigned thereto in Section 7.2.
          “Pre-Signing Tax Refunds” means those Vowel Tax Refunds set forth on Section 9.13(ii) of the Vowel Disclosure Schedules annexed hereto and made a part hereof, to the extent they are received on or prior to the date of this Agreement.
          “Proceedings” means any action, suit, investigation, hearing, proceeding, examination, review, audit, inspection, inquiry, claim or similar process, whether or not judicial, administrative, arbitral, regulatory or administrative, by or before a Governmental Authority, other than a School Authority.
          “Proxy Statement/Prospectus” has the meaning assigned thereto in Section 3.31.
          “Public Intellectual Property” has the meaning assigned thereto in Section 3.10(i).

          “Re-Designated Shares” has the meaning assigned thereto in Section 2.1(e)(v).
          “Registration Statement” has the meaning assigned thereto in Section 3.31.
          “Registration Statement Filing Date” has the meaning assigned thereto in Section 7.1(b).
          “Reorganization” has the meaning assigned thereto in the Recitals.
          “Representatives” has the meaning assigned thereto in Section 5.2(a).
          “Required Financial Statements” has the meaning assigned thereto in Section 7.1(b).
          “Restraint” has the meaning assigned thereto in Section 6.1(b).
          “School Authority” means a school, school district, department of education, board of education or other Governmental Authority, solely in its capacity as a party to a School Contract.
          “School Contract” means a Contract with a School Authority pursuant to which such School Authority purchases or licenses any products or services from a Party hereto or their respective Subsidiaries.
          “SEC” means the U.S. Securities and Exchange Commission.
          “SEC Effective Date” has the meaning assigned thereto in Section 5.4(c).
          “Securities Act” means the Securities Act of 1933, as amended.
          “Security Agreement” has the meaning assigned thereto in Section 5.22(d).
          “Senior Credit Agreement” means the Credit Agreement dated as of April 12, 2007 among VSS-Consonant Merger Corp. (currently Consonant Learning), as Borrower, VSS-Consonant Holdings and the other guarantors thereto, as Guarantors, the Lenders party thereto, Credit Suisse Securities (USA) LLC and Barclays Capital, as Co-Lead Arrangers and Joint Bookmanagers, Barclays PLC, as Administrative Agent and Collateral Agent, and Credit Suisse Securities (USA) LLC, as Co-Syndication Agent and BNP Paribas, as Co-Syndication Agent and TD Securities (USA) LLC, as Documentation Agent, as amended from time to time.
          “SOX” has the meaning assigned thereto in Section 3.6(a).
          “Special Majority of the Holdco Board” means, in the case of a determination contemplated by this Agreement, that such determination was approved by the affirmative vote of a number of directors of the Holdco Board constituting a simple majority plus one Vowel Designee.
          “Stock Election Shares” has the meaning assigned thereto in Section 2.1(e)(ii).

          “Stockholders’ Representative” means Vowel Representative, LLC or such other Person that is appointed by the holders of Vowel Common Stock at the Vowel Meeting.
          “Subsidiary” means any corporation, partnership, joint venture or other legal entity of which any Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity. Except for those references to “Consonant Learning and its Subsidiaries” in Section 5.8(b), any and all references to a Subsidiary of Consonant or to Consonant and its Subsidiaries (and words of similar import) shall in all cases be conclusively deemed to include VSS-Consonant Holdings and each of its Subsidiaries, including without limitation, Consonant Learning, Inc., a Delaware corporation, Intellitools, Inc., a California corporation, Consonant Learning (New York), Inc., a Delaware corporation, Sopris West Educational Services, Inc., a Colorado corporation, Kurzweil Educational Systems, Inc., a Delaware corporation, and VSS-Consonant Maritime, LLC, a Delaware limited liability company, all as if the Holdings III Merger Transactions had been consummated prior to the date of this Agreement.
          “Surviving Corporations” has the meaning assigned thereto in Section 1.1.
          “Tax” means any and all taxes payable to any federal, state, local or foreign Taxing Authority or agency, including (a) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment, utility, severance, excise, stamp, windfall profits, transfer or other tax of any kind whatsoever, (b) interest thereon and (c) penalties and additions to tax imposed with respect thereto.
          “Tax Representation Letter” has the meaning assigned thereto in Section 5.18.
          “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any federal, state, local, or foreign government or Taxing Authority.
          “Taxing Authority” means any federal, state, local or foreign Governmental Authority that is charged with the review or collection of Taxes.
          “Termination Date” has the meaning assigned thereto in Section 5.1(a).
          “Total Cash for Cash Election” means the sum of (a) Available Vowel Cash for Cash Election plus (b) $25,000,000.
          “Transaction Documents” mean this Agreement, the Certificates of Merger, the LAZEL Spinoff Documents, Escrow Agreement, the Contingent Value Right Agreement, the Exchange Agent Agreement, the Security Agreement, the Holdco Stockholders Agreement, the LAZEL Guaranty, the Holdco Vowel Liability Guaranty, the Holdings III Contribution Agreement, the Holdings IV Contribution Agreement and the Holdings III Merger Agreement.

          “VEL Drop-Down Documents” means the Stock Purchase Agreement and Subscription Agreement attached hereto as Exhibits P-1 and P-2, respectively.
          “VEL Drop-Down Transaction” has the meaning assigned thereto in Section 5.26(a).
          “Voting Consonant Debt” has the meaning assigned thereto in Section 4.3(b).
          “Voting Holdco Debt” has the meaning assigned thereto in Section 4A.3(b).
          “Voting Vowel Debt” has the meaning assigned thereto in Section 3.3(b).
          “Vowel” means Voyager Learning Company, a Delaware corporation.
          “Vowel 2008 Financial Statements” has the meaning assigned thereto in Section 3.6(b).
          “Vowel Active Employees” has the meaning assigned thereto in Section 5.9(a).
          “Vowel Alternative Proposal” shall mean with respect to Vowel, (A) any proposal or offer made by any Person (i) for a merger, reorganization, share exchange, exchange offer, consolidation, business combination, joint venture, sale of substantially all of the assets, recapitalization, dissolution, liquidation or similar transaction involving Vowel or any of its Subsidiaries, (ii) for the acquisition by any Person, directly or indirectly, of twenty percent (20%) or more of the consolidated total assets (based on fair market value) of Vowel and/or any of its Subsidiaries, in a single transaction or series of related transactions, (iii) for the acquisition by any Person, directly or indirectly, of twenty percent (20%) or more of the outstanding shares of capital stock of Vowel or any of its Subsidiaries, in a single transaction or series of related transactions or (iv) to appoint or replace at least a majority of the Vowel Board or any of its Subsidiaries or (B) any inquiry that might reasonably be expected to lead to any offer described in the foregoing clause (A), in each case, other than the Vowel Merger.
          “Vowel Assets” has the meaning assigned thereto in Section 3.11.
          “Vowel Benefit Plans” has the meaning assigned thereto in Section 3.14(a).
          “Vowel Board” means the then board of directors of Vowel.
          “Vowel Book-Entry Shares” has the meaning assigned thereto in Section 2.3(a).
          “Vowel Certificate” has the meaning assigned thereto in Section 2.3(a).
          “Vowel Certificate of Merger” has the meaning assigned thereto in Section 1.3.
          “Vowel Closing Certificate” has the meaning assigned thereto in Section 1.2(b).
          “Vowel Closing Funding Amount” means, with respect to each Vowel Closing Liability, the amount set forth opposite such Vowel Closing Liability on Schedule 5.24.

          “Vowel Closing Liability” means the obligation or liability of Vowel or its Subsidiaries arising under a contract, agreement or other legally enforceable arrangement, commitment or undertaking, referenced on Schedule 5.24.
          “Vowel Common Stock” has the meaning assigned thereto in the Recitals.
          “Vowel Confidentiality Agreement” means the confidentiality agreement, dated March 11, 2008, by and between Vowel and Consonant, as amended by those certain amendments dated August 22, 2008, September 25, 2008 and December 8, 2008.
          “Vowel Consideration” has the meaning assigned thereto in Section 2.1(a).
          “Vowel Designees” means the four individuals to be named or appointed by Vowel as directors of Holdco at any time prior to filing of the Registration Statement, (A) two of which shall (i) be independent as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules; (ii) meet the criteria for independence set forth under Rule 10A-3(b) of the Exchange Act; (iii) not have participated in the preparation of the financial statements of Holdco, Vowel or any of their respective Subsidiaries during the past three years; and (iv) be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement and (B) all of which of the subject to the approval of Consonant (which approval shall not be unreasonably withheld, conditioned or delayed).
          “Vowel Disclosure Schedule” has the meaning assigned thereto in Article III.
          “Vowel Dissenting Shares” has the meaning assigned thereto in Section 2.1(g).
          “Vowel Employees” has the meaning assigned thereto in Section 3.14(a).
          “Vowel ERISA Affiliate” has the meaning assigned thereto in Section 3.14(b).
          “Vowel Excess Cash” mean the excess of: (x) cash and cash equivalents held by Vowel and its Subsidiaries as of the close of business on the Business Day immediately preceding the Closing Date (excluding cash previously deposited into rabbi trusts), over (y) the sum of (A) the Available Vowel Cash for Cash Election (less the Vowel Expense Reimbursement Amount), plus (B) the Available Vowel Cash for Tax Refund Consideration, plus (C) Vowel Tax Refund Holdback Amount plus (D) the Aggregate Vowel Closing Funding Amount to the extent not funded prior to the Closing Date.
          “Vowel Expense Reimbursement Amount” means the aggregate amount of all Vowel Transaction Expenses paid by Vowel prior to the Closing, including the amount of any prepaid insurance premium that was credited toward the purchase of the D&O Tail Insurance, as set forth on the Vowel Closing Certificate.
          “Vowel Financial Statements” has the meaning assigned thereto in Section 3.6(b).
          “Vowel Intellectual Property” means Intellectual Property, other than Vowel Third Party Intellectual Property, that is (i) used internally in the business of Vowel or any of its Subsidiaries, or (ii) incorporated in or used in connection with any product or service offered for sale by Vowel or any of its Subsidiaries any time within the six (6) years preceding the date of this Agreement, or currently under development.
          “Vowel Material Adverse Effect” means any change, effect, event, occurrence, state of facts, non-occurrence or omission (or any development that has had or is reasonably likely to have any effect) that, (A) is materially adverse to the business, financial condition or results of operations of Vowel and its Subsidiaries, taken as a whole, or (B) which would prevent or materially delay the consummation of the Vowel Merger; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Vowel Material Adverse Effect: (i) a disruption in financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index) or any interest rate or exchange rate changes, generally which does not disproportionately affect Vowel and its Subsidiaries, taken as a whole; (ii) any material downturn in general business or economic condition to the extent it does not disproportionately affect Vowel and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which Vowel and its Subsidiaries operate; (iii) any change attributable to the announcement or pendency of the Reorganization (including any cancellations of or delays in customer agreements, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), or resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (iv) any change arising from or relating to any change after the date of this Agreement in GAAP as consistently applied by Vowel; (v) any change resulting from or relating to political or economic conditions, including acts of terrorism or war to the extent it does not disproportionately affect Vowel and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which Vowel and its Subsidiaries operate; (vi) any change arising from or relating to Laws issued by any Governmental Authority after the date of this Agreement applicable to the Parties to the extent it does not disproportionately affect Vowel and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which Vowel and its Subsidiaries operate; (vii) any change, in and of itself, in the market price or trading volume of the Vowel Common Stock, provided that this clause (vii) shall not exclude the underlying event or occurrence which may have caused such change in market price or trading volume; (viii) the failure, in and of itself, by Vowel to meet or exceed any internal or public projections, forecasts or earnings predictions, provided that this clause (viii) shall not exclude any event or occurrence which caused such failure; and (ix) the taking of any action, or failure to take action, to which Consonant, has expressly consented or approved in writing.
          “Vowel Material Contracts” has the meaning assigned thereto in Section 3.13(a).
          “Vowel Material Customers” has the meaning assigned thereto in Section 3.21(a).
          “Vowel Material Vendors” has the meaning assigned thereto in Section 3.21(b).
          “Vowel Meeting” has the meaning assigned thereto in Section 5.4(c).
          “Vowel Meeting Original Date” has the meaning assigned thereto in Section 5.4(d).

          “Vowel Merger” has the meaning assigned thereto in the Recitals.
          “Vowel Merger Sub” means Vowel Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Holdco.
          “Vowel Per Share Cash Consideration” has the meaning assigned thereto in Section 2.1(a)(i), as such amount may be adjusted from time to time pursuant to Section 2.1(f).
          “Vowel Per Share Stock Consideration” has the meaning assigned thereto in Section 2.1(a)(i).
          “Vowel Per Share Pre-Closing Tax Refund Consideration” means the quotient of: (i) the Available Vowel Cash for Tax Refund Consideration; divided by (ii) the aggregate number of shares of Vowel Common Stock outstanding as of the Effective Time (excluding any shares of Vowel Common Stock to be cancelled pursuant to Section 2.1(c)).
          “Vowel Recommendation” has the meaning assigned thereto in Section 3.4(a).
          “Vowel Record Date” shall mean the date fixed by the Vowel Board for determination of Vowel’s stockholders entitled to notice of and to vote at the Vowel Meeting.
          “Vowel Related Persons” has the meaning assigned thereto in Section 3.20.
          “Vowel SARs” has the meaning assigned thereto in Section 2.5(b).
          “Vowel SEC Financial Statements” has the meaning assigned thereto in Section 3.6(b).
          “Vowel SEC Reports” has the meaning assigned thereto in Section 3.6(a).
          “Vowel Share” has the meaning assigned thereto in Section 2.1(a).
          “Vowel Shared Tax Offset Amounts” means any refunds, credits or reductions in Taxes resulting from the payment of any of the Agreed Contingencies.
          “Vowel Specified Approvals” has the meaning assigned thereto in Section 3.4(b).
          “Vowel Stock Options” has the meaning assigned thereto in Section 2.5(a).
          “Vowel Stock Plans” has the meaning assigned thereto in Section 2.5(a).
          “Vowel Stockholder” means the holder of any Common Stock of Vowel as of the Closing.
          “Vowel Stockholder Approval” has the meaning assigned thereto in Section 3.30.
          “Vowel Superior Proposal” means a Vowel Alternative Proposal that the Vowel Board determines in good faith, after consultation with its financial and legal advisors, and considering such factors as the Vowel Board considers to be appropriate, (i) to be more favorable to Vowel and its stockholders (in their capacities as stockholders) from a financial point of view than the transactions contemplated by this Agreement, (ii) is reasonably capable of being completed on terms proposed, and (iii) the failure to accept such Vowel Alternative Proposal would be a breach of the fiduciary duties of the Vowel Board; provided that for purposes of the definition of “Vowel Superior Proposal”, the references to “20%” in the definition of Vowel Alternative Proposal shall be deemed to be references to “80%.”
          “Vowel Surviving Corporation” has the meaning assigned thereto in Section 1.1.
          “Vowel Tax Refund Holdback Amount” means an amount equal to the lesser of: (x) the Post-Signing Tax Refunds; and (y) $4,000,000.
          “Vowel Tax Refund Documented Costs” means reasonable documented out-of-pocket costs or expenses incurred by Holdco, Vowel or any of their respective Subsidiaries from and after the Effective Time that reasonably relate to obtaining the Vowel Tax Refunds.
          “Vowel Tax Refunds” means, without duplication, all refunds of Taxes which are both (x) received in cash by Vowel, any of its Subsidiaries or Holdco (on behalf of Vowel) from the applicable taxing authorities at any time prior to the 18 month anniversary of the Effective Time and (y) set forth on Section 9.15(ii) of the Vowel Disclosure Schedule annexed hereto and made a part hereof.
          “Vowel Termination Fee” has the meaning assigned thereto in Section 7.3(b).
          “Vowel Third Party Intellectual Property” means all Intellectual Property owned by Persons not party to this Agreement that is (i) used internally in the business of Vowel or any of its Subsidiaries, or (ii) incorporated in or used in connection with any product or service offered for sale by Vowel any time within the six (6) years preceding the date hereof or any of its Subsidiaries, or currently under development.
          “Vowel Transaction Expenses” has the meaning assigned thereto in Section 3.34.
          “Vowel Voting Agreement” has the meaning assigned thereto in the Recitals.
          “VSS” means Veronis Suhler Stevenson LLC.
          “VSS-Consonant Financial Statements” has the meaning assigned thereto in Section 4.6(a).
          “VSS-Consonant Holdings” means VSS-Cambium Holdings, LLC, a Delaware limited liability company.
          “VSS-Consonant Holdings III” has the meaning assigned thereto in the Recitals.
          “VSS-Consonant Holdings IV” means VSS-Cambium Holdings IV, LLC, a Delaware limited liability company and wholly owned subsidiary of VSS-Consonant Holdings.

          “VSS-Consonant Management LLC” means VSS-Cambium Management, LLC, a Delaware limited liability company.
          “VSS Funds” means any funds or entities owned, controlled or managed by VSS, including, with out limitation, VSS-Consonant Holdings III, VSS Communications Partners IV, L.P., VSS Communications Parallel Partners IV, L.P., VSS Communications Parallel II Partners IV, L.P. and VSS SBS IV, LLC.
          “VSS Limited Guarantee” means that Limited Guarantee, dated as of the date hereof, made by the VSS Funds in favor of Vowel.
          “Working Capital Award” has the meaning assigned thereto in Section 5.27(c).
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CAMBIUM HOLDINGS, INC.
By:	/s/ Scott J. Troeller
	Name:	Scott J. Troeller
	Title:	President

VOYAGER LEARNING COMPANY
By:	/s/ Richard Surratt
	Name:	Richard Surratt
	Title:	President and Chief Executive Officer

VSS-CAMBIUM HOLDINGS II CORP.
By:	/s/ Scott J. Troeller
	Name:	Scott J. Troeller
	Title:	President

CONSONANT ACQUISITION CORP.
By:	/s/ Scott J. Troeller
	Name:	Scott J. Troeller
	Title:	President

VOWEL ACQUISITION CORP.
By:	/s/ Scott J. Troeller
	Name:	Scott J. Troeller
	Title:	President

STOCKHOLDERS’ REPRESENTATIVE: VOWEL REPRESENTATIVE, LLC
BY:	SPO ADVISORY CORP., its manager

By:	/s/ William E. Oberndorf
	Name:	William E. Oberndorf
	Title:	Vice President